UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☑	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to Section 240.14a-11c or Section 240.14a-12

AGILYSYS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)

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____________________________________________________

NOTICE OF 2020 ANNUAL MEETING OF SHAREHOLDERS

To be held on November 19, 2020

____________________________________________________

Please join us for the Agilysys, Inc. 2020 Annual Meeting of Shareholders to be held on Thursday, November 19, 2020, at 3:00 p.m., Eastern time. Due to the public health impact of the coronavirus (COVID-19) pandemic and so that we may support the health and well-being of our employees and shareholders, the board of directors has directed that the Annual Meeting be held as a “virtual meeting” via live webcast, as permitted under Ohio law and our Code of Regulations.  You will be able to attend the meeting virtually and to vote and submit questions during the virtual Annual Meeting by visiting http://www.meetingcenter.io/258450262 and entering the control number provided in these proxy materials.

The purposes of the Annual Meeting are:

1.	To elect the director nominees named in the attached Proxy Statement;

2.

To approve the issuance of our common stock and additional Series A Convertible Preferred Stock (the “Convertible Preferred Stock”) issuable pursuant to the terms of the Convertible Preferred Stock to the holders of Convertible Preferred Stock in accordance with NASDAQ Listing Rule 5635(b);

3.	To approve the Agilysys, Inc. 2020 Equity Incentive Plan, as amended and restated;

4.	To approve the Agilysys, Inc. Employee Stock Purchase Plan;

5.	To vote, on a non-binding advisory basis, to approve the compensation of our named executive officers set forth in the Proxy Statement;

6.	To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2021; and

7.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Shareholders of record at the close of business on October 1, 2020, are entitled to vote at the Annual Meeting. It is important to vote your shares at the virtual Annual Meeting, regardless of whether you plan to attend virtually. In addition to voting by mail, you may vote by telephone or internet. Please refer to your enclosed proxy card and the Proxy Statement for information regarding how to vote by telephone or internet, or attend the virtual Annual Meeting and vote electronically. If you choose to vote by mail, please sign, date, and promptly return your proxy card in the enclosed envelope.

By Order of the Board of Directors,

Michael A. Kaufman

Chairman of the Board of Directors

October 23, 2020

Important Notice Regarding the Availability of Proxy Materials

for the Annual Meeting of Shareholders to be held on November 19, 2020.

The Proxy Statement and our Annual Report on Form 10-K for the

fiscal year ended March 31, 2020, are available at www.agilysys.com.

PROXY STATEMENT

2020 ANNUAL MEETING OF SHAREHOLDERS

November 19, 2020

ANNUAL MEETING INFORMATION

General Information

This Proxy Statement and the enclosed proxy card are being provided in connection with the solicitation by the board of directors of Agilysys, Inc., an Ohio corporation (“Agilysys,” the “Company,” “we,” “our,” or “us”), to be used at the Annual Meeting of Shareholders to be held at 3:00 p.m., Eastern time, on November 19, 2020, and any adjournments or postponements of the Annual Meeting. Our board of directors has directed that this year, our Annual Meeting will be a completely virtual meeting, in light of the public health impact of the coronavirus (COVID-19) pandemic. There will be no physical meeting location. To participate in the Annual Meeting, visit http://www.meetingcenter.io/258450262 and enter the control number included on your proxy card, or on the instructions that accompanied your proxy materials. You may begin to log into the meeting platform beginning at 2:30 p.m., Eastern time, on November 19, 2020. The meeting will begin promptly at 3:00 p.m., Eastern time, on November 19, 2020.

Our principal executive office is located at 1000 Windward Concourse, Suite 250, Alpharetta, Georgia 30005. The purposes of the Annual Meeting are stated in the accompanying Notice. This Proxy Statement, the enclosed proxy card, and our Annual Report on Form 10-K for the fiscal year ended March 31, 2020 (“2020 Annual Report”), are first being mailed to shareholders and made available electronically on our website at www.agilysys.com beginning on or about October 23, 2020.

Record Date, Voting Shares, and Quorum

Shareholders of record of our common shares and Convertible Preferred Stock at the close of business on October 1, 2020, the “Record Date,” are entitled to notice of and to vote their shares at the Annual Meeting, or any adjournment or postponement of the Annual Meeting. On the Record Date, there were 23,589,518 common shares and 1,735,457 shares of Convertible Preferred Stock outstanding and entitled to vote. Each common share and each share of Convertible Preferred Stock is entitled to one vote. The presence at the Annual Meeting, virtually or by proxy, of the holders of a majority of the total combined shares outstanding at the close of business on the Record Date will constitute a quorum for the transaction of business at the Annual Meeting. We will include abstentions and broker non-votes in the number of shares present at the Annual Meeting for purposes of determining a quorum. A broker non-vote occurs when a nominee holding shares for a beneficial owner has not received instructions from the beneficial owner and does not have discretionary authority to vote the shares. Our common shares are listed on the NASDAQ Global Select Market under the symbol AGYS. References within this Proxy Statement to our common shares refer to our common shares, without par value, and references within this Proxy Statement to our shares refer to both our common shares and shares of Convertible Preferred Stock, which are the only classes of securities entitled to vote at the Annual Meeting.

How to Vote

If you are the record holder of shares, you or your duly authorized agent may vote by completing and returning the enclosed proxy card in the envelope provided. You may also vote by telephone or internet. Telephone and internet voting information is provided on your proxy card. A control number, located on the proxy card, is designed to verify your identity, allow you to vote your shares, and confirm that your voting instructions have been properly recorded. Please note the deadlines for voting by telephone, internet, and proxy card as set forth on the proxy card. If you vote by telephone or internet, you need not return your proxy card. You may also attend the virtual Annual Meeting and vote by completing a ballot online during the meeting through the virtual shareholder meeting platform at http://www.meetingcenter.io/258450262; however, we encourage you to vote your shares in advance of the Annual Meeting even if you plan on attending virtually. If your common shares are held by a bank, broker or any other nominee, you must follow the voting instructions provided to you by the bank, broker, or nominee. Although most banks and brokers offer voting by mail, telephone, and internet, availability and specific procedures will depend on their voting arrangements.  If you hold your shares in street name and wish to vote at the virtual meeting, please obtain instructions on how to vote electronically at the meeting from your broker, bank or other nominee.

Unless revoked, shares represented by a properly signed and returned proxy card (or other valid form of proxy), or as instructed via telephone or internet, received in time for voting will be voted as instructed. If your proxy card is signed and returned with no instructions given, the persons designated as proxy holders on the proxy card will vote as follows:

•	FOR the election of each director nominee named herein (proposal 1);
•

FOR the approval of the issuance of the Company’s common stock and additional Series A Convertible Preferred Stock (the “Convertible Preferred Stock”) issuable pursuant to the terms of the Convertible Preferred Stock to the holders of Convertible Preferred Stock (the “Holders”) in accordance with NASDAQ Listing Rule 5635(b) (proposal 2);

•	FOR the approval of the Agilysys, Inc. 2020 Equity Incentive Plan, as amended and restated (proposal 3);
•	FOR the approval of the Agilysys, Inc. Employee Stock Purchase Plan (proposal 4);
•	FOR the approval, on a non-binding advisory basis, of the compensation of our named executive officers (proposal 5); and
•	FOR the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm (proposal 6).

The Company knows of no other matters scheduled to come before the Annual Meeting. If any other business is properly brought before the Annual Meeting, your proxy gives discretionary authority to the proxy holders with respect to such business, and the proxy holders intend to vote the proxy as recommended by our board of directors with regard to any such business, or, if no such recommendation is given, the proxy holders will vote in their own discretion.

Revocability of Proxies

You may revoke or change your vote at any time before the final vote on the matter is taken at the Annual Meeting by submitting to our Secretary a notice of revocation or by timely delivery of a valid, later-dated, duly executed proxy by mail, telephone, or internet. You may also revoke or change your vote by attending the virtual Annual Meeting and voting electronically. If your shares are held by a bank, broker, or other nominee, you must contact the bank, broker, or nominee and follow their instructions for revoking or changing your vote.

Vote Required, Abstentions, and Broker Non-Votes

If a quorum is present at the Annual Meeting, the nominees named herein for election as directors in proposal 1 will be elected if they receive the greatest number of votes cast at the Annual Meeting present virtually or represented by proxy and entitled to vote. Abstentions will have no effect on the election of directors.

For each of proposal 2 (approval of the issuance of the Company’s common stock and additional Convertible Preferred Stock issuable pursuant to the terms of the Convertible Preferred Stock to the Holders in accordance with NASDAQ Listing Rule 5635(b)), proposal 3 (approval of the 2020 Equity Incentive Plan), proposal 4 (approval of the Employee Stock Purchase Plan), proposal 5 (advisory vote on named executive officer compensation) and proposal 6 (ratification of independent registered public accounting firm), if a quorum is present at the Annual Meeting, the affirmative vote of the holders of shares representing a majority of the shares present virtually or represented by proxy and entitled to vote will be required to approve each proposal. The effect of an abstention is the same as a vote against each proposal. If you hold your shares in street name and do not give your broker or nominee instruction as to how to vote your shares with respect to proposals 2, 3, 4 and 5, your broker or nominee will not have discretionary authority to vote your shares on proposals 2, 3, 4 or 5. These broker non-votes will have no effect on proposals 2, 3, 4 and 5.

Proposal 6 is considered a “routine proposal” on which your broker or nominee will have discretionary authority to vote your shares if you do not give voting instructions, and accordingly we do not expect any broker non-votes to result from proposal 6.

Cumulative Voting

Each shareholder has the right to vote cumulatively in the election of directors if the shareholder gives written notice to our Chief Executive Officer or Secretary not less than 48 hours before the Annual Meeting that the shareholder wants its voting for the election of directors to be cumulative. In such event, the shareholder giving notice, or a representative of such shareholder, the Chairman, or the Secretary, will announce such notice at the start of the Annual Meeting. Cumulative voting means that the shareholder may cumulate his, her, or its voting power for the election of directors by distributing a number of votes, determined by multiplying the number of directors to be elected at the Annual Meeting times the number of such shareholder’s shares. The shareholder may distribute all of the votes to one individual director nominee or distribute the votes among two or more director nominees, as the shareholder chooses. In the event of cumulative voting, unless contrary instructions are received, the persons named in the enclosed proxy will vote the shares represented by valid proxies on a cumulative basis for the election of the nominees named herein, allocating the votes among the nominees in accordance with their discretion.

Proxy Solicitation

The cost of solicitation of proxies, will be borne by the Company.  Pursuant to rules adopted by the SEC, we have elected to deliver a Notice of Internet Availability of Proxy Materials to shareholders and provide Internet access to those proxy materials. Shareholders may obtain paper copies of the proxy materials free of charge by following the instructions provided in the Notice of Internet Availability of Proxy Materials. In addition to solicitation by mail, arrangements may be made with brokerage houses and other custodians, nominees, and fiduciaries to send proxy materials to their principals, and we may reimburse them for their expenses in so doing. Our officers, directors, and employees may, without additional compensation, personally or by other appropriate means request the return of proxies.

Attending the Virtual Annual Meeting

All holders of our common shares at the close of business on the Record Date, or their duly appointed proxies, are authorized to attend the virtual Annual Meeting. To participate in the Annual Meeting, visit http://www.meetingcenter.io/258450262 and enter the control number included on your proxy card, or on the instructions that accompanied your proxy materials. You may begin to log into the meeting platform beginning at 12:30 p.m., Eastern time, on November 19, 2020. The meeting will begin promptly at 3:00 p.m., Eastern time, on November 19, 2020.

The virtual meeting platform is fully supported across browsers (Internet Explorer, Firefox, Chrome and Safari) and devices (desktops, laptops, tablets and cell phones) running the most updated version of applicable software and plug-ins. Participants should ensure that they have a strong WiFi connection wherever they intend to participate in the meeting. Participants should also give themselves plenty of time to log in and ensure that they can hear streaming audio prior to the start of the meeting.

If you wish to submit a question, during the meeting, log into the virtual meeting platform at http://www.meetingcenter.io/258450262, and follow the instructions in the virtual meeting platform for submitting a question. Questions pertinent to meeting matters will be answered during the meeting, subject to time constraints.

If you encounter any technical difficulties with the virtual meeting platform on the meeting day either during the check-in or meeting time, please call the technical support number that will be posted on the virtual meeting platform log in page.

Voting Results

Preliminary voting results will be announced at the Annual Meeting. Within four business days following the Annual Meeting, final results, or preliminary results if final results are unknown, will be announced on a Form 8-K filed with the Securities and Exchange Commission (“SEC”). If preliminary results are announced, final results will be announced on a Form 8-K filed with the SEC within four business days after the final results are known.

Company Information

Our 2020 Annual Report is being mailed with this Proxy Statement. These documents also are available electronically on our website at www.agilysys.com, under Investor Relations. Our 2020 Annual Report and the other information available on or through our website is not incorporated into this Proxy Statement and is not to be considered proxy solicitation material. If you wish to have additional copies of our 2020 Annual Report, we will mail copies to you without charge. Requests may be sent to our corporate headquarters at: Agilysys, Inc., Attn: Investor Relations, 1000 Windward Concourse, Suite 250, Alpharetta, Georgia 30005, or you may request copies through our website, under Investor Relations. These documents have been filed with the SEC and may be accessed from the SEC’s website at www.sec.gov. If you have any questions about the Annual Meeting or these proxy materials, please contact Investor Relations by telephone at 770-810-7941, or by email at investorrelations@agilysys.com, or through our website under Investor Relations.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Corporate Governance Guidelines (the “Guidelines”) adopted by our board of directors are intended to provide a sound framework to assist the board of directors in fulfilling its responsibilities to shareholders. Under the Guidelines, the board of directors exercises its role in overseeing the Company by electing qualified and competent officers and by monitoring the performance of the Company. The Guidelines state that the board of directors and its committees exercise oversight of executive officer compensation and director compensation, succession planning, director nominations, corporate governance, financial accounting and reporting, internal controls, strategic and operational issues, and compliance with laws and regulations. The Guidelines also state the board of directors’ policy regarding eligibility for the board of directors, including director independence and qualifications for director candidates, events that require resignation from the board of directors, service on other public company boards of directors, and stock ownership guidelines. The Nominating and Corporate Governance Committee annually reviews the Guidelines and makes recommendations for changes to the board of directors. The Guidelines are available on our website at www.agilysys.com, under Investor Relations.

Code of Business Conduct

The Code of Business Conduct adopted by our board of directors applies to all directors, officers, and employees of the Company, as well as certain third parties, and incorporates additional ethics standards applicable to our Chief Executive Officer, Chief Financial Officer, and other senior financial officers of the Company, and any person performing a similar function. The Code of Business Conduct is reviewed annually by the Audit Committee, and recommendations for change are submitted to the board of directors for approval. The Code of Business Conduct is available on our website at www.agilysys.com, under Investor Relations. The Company has in place a reporting hotline and website available for use by all employees and third parties, as described in the Code of Business Conduct. Any employee or third-party can anonymously report potential violations of the Code of Business Conduct through the hotline or website, both of which are managed by an independent third party. Reported violations are promptly reported to and investigated by the Company. Reported violations are addressed by the Company and, if related to accounting, internal accounting controls, or auditing matters, the Audit Committee. In addition, we intend to post on our website all disclosures that are required by law or NASDAQ listing standards concerning any amendments to, or waivers from, any provision of the Code of Business Conduct.

Director Independence

NASDAQ listing standards provide that at least a majority of the members of the board of directors must be independent, meaning free of any material relationship with the Company, other than his or her relationship as a director. The Guidelines state that the board of directors should consist of a substantial majority of independent directors. A director is not independent if he or she fails to satisfy the standards for director independence under NASDAQ listing standards, the rules of the SEC, and any other applicable laws, rules, and regulations. During the board of directors’ annual review of director independence, the board of directors considers transactions, relationships, and arrangements, if any, between each director or a director’s immediate family members and the Company or its management. In May 2020, the board of directors performed its annual director independence review and, as a result, determined that each of Donald Colvin, Dana Jones, Jerry Jones, Michael A. Kaufman, Melvin Keating, and John Mutch qualify as independent directors. Ramesh Srinivasan is not independent because of his service as President and CEO of the Company.

Director Attendance

The board of directors held five meetings during fiscal year 2020, and no director attended less than 75% of the aggregate of the total number of board of director meetings and meetings held by committees of the board of directors on which the director served. Independent directors meet regularly in executive session at board of director and committee meetings, and executive sessions are chaired by the chairman of the board or by the appropriate committee chairman. It is the board of directors’ policy that all its members attend the Annual Meeting of Shareholders absent exceptional cause. All the Directors attended the 2019 Annual Meeting.

Shareholder Communication with Directors

Shareholders and others who wish to communicate with the board of directors as a whole, or with any individual director, may do so by sending a written communication to such director(s) in care of our Secretary at our Alpharetta, Georgia office address, and our Secretary will forward the communication to the specified director(s).

Committees of the Board

During fiscal year 2020, the board of directors had three standing committees: Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee. Mr. Srinivasan is not a member of any committee. At the end of the fiscal year, the members and chairman of each committee were as follows:

Director	Audit	Compensation	Nominating and Corporate Governance
Donald Colvin*	Chairman
Dana Jones	X		X
Jerry Jones		X	X
Michael A. Kaufman		X	Chairman
Melvin Keating		Chairman	X
John Mutch*	X	X

*Qualifies as an Audit Committee Financial Expert.

As of October 1, 2020, the committee membership set forth above remained the same.

Committee Charters.  The board of directors has adopted a charter for each committee, and each committee with a charter is responsible for the annual review of its respective charter. Charters for each committee are available on our website at www.agilysys.com, under Investor Relations.

Audit Committee.  The Audit Committee held eight meetings during fiscal year 2020 The Audit Committee reviews, with our independent registered public accounting firm, the proposed scope of our annual audits and audit results, as well as interim reviews of quarterly reports; reviews the adequacy of internal financial controls; reviews internal audit functions; is directly responsible for the appointment, determination of compensation, retention, and general oversight of our independent registered public accounting firm; reviews related person transactions; oversees the Company’s implementation of its Code of Business Conduct; and reviews any concerns identified by either the internal or external auditors. The board of directors determined that all Audit Committee members are financially literate and independent under NASDAQ listing standards for audit committee members. The board of directors also determined that Ms. Jones and Messrs. Colvin and Mutch each qualify as an “audit committee financial expert” under SEC rules.

Compensation Committee.  The Compensation Committee held four meetings during fiscal year 2020. The purpose of the Compensation Committee is to enhance shareholder value by ensuring that pay available to the board of directors, Chief Executive Officer, and other executive officers enables us to attract and retain high-quality leadership and is consistent with our executive pay philosophy. As part of its responsibility, the Compensation Committee oversees our pay plans and policies; annually reviews and determines all pay, including base salary, annual cash incentive, long-term equity incentive, and retirement and perquisite plans; administers our incentive programs, including establishing performance goals, determining the extent to which performance goals are achieved, and determining awards; administers our equity pay plans, including making grants to our executive officers; and regularly evaluates the effectiveness of the overall executive pay program and evaluates our incentive plans to determine if the plans’ measures or goals encourage inappropriate risk-taking by our executives. A more complete description of the Compensation Committee’s functions is found in the Compensation Committee Charter. The board of directors determined that all Compensation Committee members are independent under NASDAQ listing standards for compensation committee members.

Our Legal and Human Resources Departments support the Compensation Committee in its work and, in some cases, as a result of delegation of authority by the Compensation Committee, fulfill various functions in administering our pay programs. In addition, the Compensation Committee has the authority to engage the services of outside consultants and advisers to assist it. The Committee engages compensation consultants to perform current market assessments when it believes that such an assessment would inform its decision making with respect to executive compensation. The Compensation Committee did not engage a compensation consultant to advise it in connection with setting compensation for the Named Executive Officers in fiscal year 2020.  The Compensation Committee engaged Compensia, Inc. as a compensation consultant and reviewed and considered their market assessment of compensation, along with other factors, in connection with negotiating Mr. Srinivasan’s compensation in his new employment agreement in the fourth quarter of 2020.

Our Chief Executive Officer and General Counsel attend Compensation Committee meetings when executive compensation, Company performance, and individual performance are discussed and evaluated by Compensation Committee members, and they provide their thoughts and recommendations on executive pay issues during these meetings and provide updates on financial performance, industry status, and other factors that may impact executive compensation. Decisions regarding the Chief Executive Officer’s compensation were based solely on the Compensation Committee’s deliberations, while compensation decisions regarding other executive officers took into consideration recommendations from the Chief Executive Officer. Only Compensation Committee members make decisions on executive officer compensation and approve all outcomes.

Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee (“Nominating Committee”) held four meetings during fiscal year 2020. The board of directors determined that all Nominating Committee members are independent under NASDAQ listing standards. The Nominating Committee assists the board of directors in finding and nominating qualified people for election to the board; reviewing shareholder-recommended nominees; assessing and evaluating the board of directors’ effectiveness; and establishing, implementing, and overseeing our governance programs and policies. The Nominating Committee is responsible for reviewing the qualifications of, and recommending to the board of directors, individuals to be nominated for membership on the board of directors. The board of directors has adopted Guidelines for Qualifications and Nomination of Director Candidates (“Nominating Guidelines”), and the Nominating Committee considers nominees using the criteria set forth in the Nominating Guidelines. At a minimum, a director nominee must:

•	Be of proven integrity with a record of substantial achievement;
•	Have demonstrated ability and sound business judgment based on broad experience;
•	Be able and willing to devote the required amount of time to the Company’s affairs, including attendance at board of director and committee meetings;
•	Be analytical and constructive in the objective appraisal of management’s plans and programs;
•	Be committed to maximizing shareholder value and building a sound company, long-term;
•	Be able to develop a professional working relationship with other directors and contribute to the board or directors’ working relationship with senior management of the Company;
•	Be able to exercise independent and objective judgment and be free of any conflicts of interest with the Company; and
•	Be able to maintain the highest level of confidentiality.

The Nominating Committee considers the foregoing factors, among others, in identifying nominees; however, there is no policy requiring the Nominating Committee to consider the impact of any one factor by itself. The Nominating Committee also will consider the board of directors’ current and anticipated needs in terms of number, diversity, specific qualities, expertise, skills, experience, and background. In addition, the Corporate Governance Guidelines state that the board of directors should have a balanced membership, with diverse representation of relevant areas of experience, expertise, and backgrounds. The Nominating Committee seeks nominees that collectively will build a capable, responsive, and effective board of directors, prepared to address strategic, oversight, and governance challenges. The Nominating Committee believes that the backgrounds and qualifications of the directors as a group should provide a significant mix of experience, knowledge, and abilities that will enable the board of directors to fulfill its responsibilities.

The Nominating Committee will consider shareholder-recommended nominees for membership on the board of directors. For a shareholder to properly nominate a candidate for election as a director at a meeting of the shareholders, the shareholder must be a shareholder of record at the time the notice of the nomination is given and at the time of the meeting, be entitled to vote at the meeting in the election of directors, and have given timely written notice of the nomination to the Secretary. To be timely, notice must be received by the Secretary, in the case of an annual meeting, not less than 90 days nor more than 120 days prior to the anniversary of the previous year’s annual meeting; provided, however, that if the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting, notice must be delivered not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th calendar day following the day on which public disclosure of the date of such annual meeting is first made. In the case of a special meeting, timely notice must be received by the Secretary not later than the close of business on the 10th day after the date of such meeting is first publicly disclosed. A shareholder’s notice must set forth, as to each candidate:

•	Name, age, business address, and residence address of the candidate;
•	Principal occupation or employment of the candidate;
•	Class and number of shares that are owned of record or beneficially by the candidate;
•	Information about the candidate required to be disclosed in a proxy statement complying with the rules and regulations of the SEC;
•

Written consent of the candidate to serve as a director if elected and a representation that the candidate does not and will not have any undisclosed voting arrangements with respect to his or her actions as a director, will comply with the Company’s Amended Code of Regulations and all other publicly disclosed corporate governance, conflict of interest, confidentiality, and share ownership and trading policies and Company guidelines;

•	Name and address of the shareholder making such nomination and of the beneficial owner, if any, on whose behalf the nomination is made;
•	Class and number of shares that are owned of record or beneficially by the shareholder and by any such beneficial owner as of the date of the notice;
•

Representation that the shareholder or any such beneficial owner is a holder of record or beneficially of the shares entitled to vote at the meeting and intends to remain so through the date of the meeting;

•

Description of any agreement, arrangement, or understanding between or among the shareholder and any such beneficial owner and any other persons (including their names) with respect to such nomination;

•

Description of any agreement, arrangement, or understanding in effect as of the date of the shareholder’s notice pursuant to which the shareholder, any such beneficial owner, or any other person directly or indirectly has other economic interests in the shares of the Company;

•	Representation that the shareholder intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; and
•

Representation whether the shareholder intends to deliver a proxy statement and/or form of proxy to holders of outstanding common shares and/or otherwise to solicit proxies in support of the nomination.

The Nominating Committee may request additional information from such nominee to assist in its evaluation. The Nominating Committee will evaluate any shareholder-recommended nominees in the same way it evaluates nominees recommended by other sources, as described above.

Board Leadership

The board of directors determined that having an independent director serve as chairman of the board is in the best interest of shareholders at this time. The structure ensures a greater role for our independent directors in the oversight of the Company and the active participation in setting agendas and establishing priorities and procedures for the board of directors. Pursuant to the board of directors’ Corporate Governance Guidelines, it is our policy that the positions of chairman of the board and chief executive officer be held by different individuals, except as otherwise determined by the board of directors. Mr. Kaufman has served as Chairman of the Board since 2015.

The board had previously established the role of vice-chairman of the board to assist the chairman of the board in the performance of his duties, as directed by the chairman from time to time. Keith M. Kolerus served as vice chairman of the board from 2015 to 2019. Mr. Kolerus announced his retirement from the board effective as of June 30, 2019, and the board decided not to continue the role of vice chairman following his retirement.

Risk Oversight

Management is responsible for the day-to-day management of risks facing the Company. The board of directors, as a whole and through its committees, particularly the Audit Committee, is actively involved in the oversight of such risks. The board of directors’ role in risk oversight includes regular reports at board of director and Audit Committee meetings from members of senior management on areas of material risk to the Company, including strategic, financial, operational, and legal and regulatory compliance risks. Management regularly identifies and updates, among other items, the population of possible risks for the Company, assigns risk ratings, prioritizes the risks, assesses likelihood of risk occurrence, develops risk mitigation plans for prioritized risks, and assigns roles and responsibilities to implement mitigation plans. Risks are ranked by evaluating each risk’s likelihood of occurrence and magnitude. The board of directors’ Compensation Committee, in consultation with management, evaluates our incentive plans to determine if the plans’ measures or goals encourage inappropriate risk-taking by our employees. As part of its evaluation, the Compensation Committee determined that the performance measures and goals were tied to our business, financial, and strategic objectives. As such, the incentive plans are believed not to encourage risk-taking outside of the range of risks contemplated by the Company’s business plan.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee during fiscal year 2020 (Messrs. Jones, Kaufman, Keating, Kolerus (who served until his retirement from the board effective June 30, 2019), and Mutch) is or has been an officer or employee of the Company or has had any relationship with the Company required to be disclosed as a related person transaction, and none of our executive officers served on the compensation committee (or other committee serving an equivalent function) or board of any company that employed any member of our Compensation Committee or our board of directors during fiscal year 2020.

Policy on Hedging of Shares

We do not have any practices or policies regarding hedging or offsetting any decrease in the market value of the Company’s equity securities.

DIRECTOR COMPENSATION

During fiscal year 2020, compensation for non-employee directors consisted of the following:

•	$30,000 annual cash retainer for each non-employee director;
•	$35,000 annual cash retainer for the chairman of the board;
•	$15,000 annual cash retainer for the chairman of the Audit Committee;
•	$12,500 annual cash retainer for the chairman of the Compensation Committee;
•	$7,500 annual cash retainer for the chairman of the Nominating & Corporate Governance Committee;
•	$10,000 annual cash retainer for each member of the Audit, Nominating & Corporate Governance, and Compensation Committees, including each chairman; and
•	An award of restricted shares to each non-employee director valued at $75,000 on the grant date.

We also reimburse our directors for reasonable out-of-pocket expenses incurred for attendance at board of directors and committee meetings.

The fiscal year 2020 equity award for each director consisted of 3,308 restricted shares, based on a $22.67 grant date price, and was granted under the 2016 Stock Incentive Plan. The restricted shares vested on March 31, 2020, and provided for pro-rata vesting upon retirement prior to March 31, 2020. The grant was made on May 28, 2019, to the then current non-employee directors; however, Mr. Kaufman declined the award given the significant ownership in the Company by his firm, MAK Capital.

Our directors are subject to share ownership guidelines that require ownership of either (i) three times the director’s respective annual cash retainer within two years of service and six times the director’s respective annual cash retainer within four years of service; or (ii) 15,000 shares within the first two years following the director’s election to the board of directors and 45,000 shares within four years of election. We pay no additional fees for board of director or committee meeting attendance.

Director Compensation for Fiscal Year 2020

Director (1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	Total ($)
Donald Colvin	55,000	75,000	130,000
Dana Jones (4)	46,667	75,000	121,667
Jerry Jones	50,000	75,000	125,000
Michael A. Kaufman	92,500		92,500
Keith M. Kolerus (5)	12,500	61,315	73,815
Melvin Keating	62,500	75,000	137,500
John Mutch	50,000	75,000	125,000

(1)	Our CEO, Ramesh Srinivasan, is also a member of the board of directors, but he receives no direct compensation for such service.
(2)	Fees are paid quarterly.
(3)

Amounts in this column represent the grant date fair value of the restricted shares computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718.

(4)	Ms. Jones joined the board of directors on April 8, 2019.
(5)	Mr. Kolerus retired from the board of directors effective June 30, 2019. His award was granted, but he only earned a portion of the vested amount, forfeiting $13,684.32.

PROPOSAL 1 ELECTION OF DIRECTORS

Our board of directors currently consists of seven members whose term expires at this Annual Meeting. In each case, subject to their earlier death, resignation, removal or retirement, the directors remain in office until their respective successors are duly elected and qualified, notwithstanding the expiration of the otherwise applicable term.

Nominees for Director

Upon the recommendation of the Nominating and Corporate Governance Committee, comprised of independent directors, the board of directors has nominated each of Donald Colvin, Dana Jones, Jerry Jones, Michael A. Kaufman, Melvin Keating, John Mutch and Ramesh Srinivasan for election to the board of directors for a term of one year, to serve until the annual meeting of shareholders in 2021 and until their successors have been duly elected and qualified, subject to their earlier death, resignation, retirement or removal. Information concerning the nominees for election at this Annual Meeting is set forth below.

Unless authority to vote for any of these nominees is withheld, the shares represented by a validly executed proxy will be voted “FOR” the election of each of Ms. Jones and Messrs. Colvin, Jones, Kaufman, Keating, Mutch and Srinivasan for a one-year term. Each nominee has indicated his or her willingness to serve as a director, if elected.

A biography for each director nominee follows and, if applicable, arrangements under which a director was appointed to the board of directors or information regarding any involvement in certain legal or administrative proceedings is provided. Additional information about the experiences, qualifications, attributes, or skills of each director and director nominee in support of his or her service on the board of directors is also provided.

DIRECTOR NOMINEES

Donald Colvin	Age 67	Director since 2015

Mr. Colvin is a director of Viavi Solutions Inc. (Nasdaq: VIAV), a global provider of network test, monitoring and assurance solutions, and UTAC Holdings Ltd. A private Singapore technology company. He was  a director of Applied Micro Circuits Corporation from 2007 to 2011. Mr. Colvin previously served as Chief Financial Officer of Caesars Entertainment Corporation from November 2012 to January 2015 and before that was Executive Vice President and Chief Financial Officer of ON Semiconductor Corp. from April 2003 to October 2012. Prior to joining ON Semiconductor, he held a number of financial leadership positions, including Vice President of Finance and Chief Financial Officer of Atmel Corporation, Chief Financial Officer of European Silicon Structures as well as several financial roles at Motorola Inc.

Mr. Colvin earned his B.A. in Economics, with honors, and an M.B.A. from the University of Strathclyde in Scotland. Mr. Colvin’s qualifications and extensive experience include financial management, capital structure, financial strategy, significant public company leadership and board experience, and recent experience in the hospitality industry which the Company serves.

Dana Jones	Age 45	Director since 2019

Dana Jones is the Chief Executive Officer and a director of Sparta Systems, the market leader in digital enterprise quality management software for the life sciences space. She also serves as a director of RealPage, Inc. (Nasdaq: RP), a provider of software and data analytics for the real estate industry (since October 2019). Prior to joining Sparta in April 2018, Dana served as Chief Executive Officer of Active Network, the leader in activity and event management software, during 2016 and 2017. Before joining Active Network, Ms. Jones was Chief Marketing Officer and Senior Vice President of Products for Sabre Airline Solutions, a global provider of software to the airline industry, from 2012 to 2017. Prior to Sabre, Ms. Jones co-founded Noesis Energy, and served as Executive

Vice President of Product, Sales, Marketing, and Operations. Ms. Jones has held Executive and General Management positions for early stage and global publicly traded enterprise software companies over the last 20 years, including the Reynolds Company and Vignette. She started her career as a management consultant with A.T. Kearney.

Ms. Jones graduated Summa Cum Laude and holds a BSE in industrial and operations engineering from the University of Michigan. Ms. Jones is an accomplished software executive with decades of experience leading and growing cloud-based global enterprise software businesses.

Jerry Jones	Age 64	Director since 2012

Mr. Jones is the Executive Vice President, Chief Ethics and Legal Officer of LiveRamp Holdings, Inc. (NYSE: RAMP), a software-as-a-service (SaaS) company that provides the identity platform for powering exceptional experiences. His responsibilities include oversight of its legal, privacy and security teams and various strategic initiatives, including the strategy and execution of mergers and alliances. Prior to joining LiveRamp, which is the successor entity to Acxiom Corp., in September 2018, Mr. Jones was the Chief Ethics and Legal Officer at Acxiom since 1999, where he oversaw all legal and data ethics matters. Prior to joining Acxiom, Mr. Jones was a partner with the Rose Law Firm in Little Rock, Arkansas, where he specialized in problem solving and business litigation for 19 years, representing a broad range of business interests. Previously he was a Director of Entrust, Inc. (Nasdaq: ENTU).

Mr. Jones is a 1980 graduate of the University of Arkansas School of Law and holds a bachelor’s degree in public administration from the University of Arkansas. As the Chief Ethics and Legal Officer of a SaaS company, Mr. Jones has extensive experience with legal, privacy, and security matters. He has also led the strategy and execution of mergers and alliances and international expansion efforts.

Michael A. Kaufman	Age 48	Director since 2014

Mr. Kaufman is the Chief Executive Officer of MAK Capital, a financial investment advisory firm based in New York, NY, which he founded in 2002. In addition, Mr. Kaufman has served as a director of Skyline Champion Corporation (NYSE: SKY) since June 2018.

Mr. Kaufman holds a B.A. in Economics from the University of Chicago, where he also received his M.B.A. He also earned a law degree from Yale University. As Chief Executive Officer of MAK Capital, a significant shareholder of the Company, Mr. Kaufman is especially qualified to represent the interests of the Company’s shareholders as a director and chairman of the board. Additionally, Mr. Kaufman’s qualifications and experience include capital markets, investment strategy and financial management.

Melvin Keating	Age 73	Director since 2015

Mr. Keating has been a consultant, providing investment advice and other services to private and public companies and private equity firms since 2008. Mr. Keating also serves as a director of MagnaChip Semiconductor Corporation (NYSE: MX), a specialist in OLED panel technology and a designer/manufacturer of analog and mixed signal semiconductor platform solutions (since August 2016). Previously he was a director of Vitamin Shoppe Inc., a retailer of nutritional supplements, from April 2018 until it was taken private in December 2019, and Red Lion Hotels Corporation from July 2010 until June 2017, serving as Chairman of the Board from May 2013 to 2015. During the past five years, Mr. Keating also served on the boards of directors of the following public companies: SPS Commerce, Inc., a provider of cloud-based supply chain management solutions (from March 2018 to May 2019), API technologies Corp. (2011 to 2016), ModSys international Limited (formerly BluePhoenix solutions Limited, 2010 to 2016), and Harte Hanks Inc. a global marketing services firm (2017 until July 2020).

Mr. Keating holds a B.A. from Rutgers University as well as both an M.S. in Accounting and an M.B.A. in Finance from The Wharton School of the University of Pennsylvania. Mr. Keating has substantial experience leading public companies in the technology and hospitality industries and is qualified in global operations, financial management and strategy and capital markets.

John Mutch	Age 64	Director since 2009

Mr. Mutch is managing partner of MV Advisors LLC, a strategic block investment firm founded by Mr. Mutch in January of 2006. He is chairman of the board of Aviat Networks, a global supplier of microwave networking solutions (since January 2015), and a director of Maxwell Technologies, an energy storage and power delivery solutions company (since April 2017). Mr. Mutch served as Chairman and Chief Executive Officer of BeyondTrust Software, a privately held security software company focused on privilege identity management solutions, from 2008 to 2013. He previously served as a director of YuMe, Inc., a data analysis platform for television advertising (from 2017 to 2018), and of Steel Excel, an oilfield service company (from 2008 to 2016).

Mr. Mutch holds a B.S. in Economics from Cornell University and an M.B.A. from the University of Chicago. As a former chief executive officer and board member of technology companies, Mr. Mutch has extensive experience in the technology industry, restructuring, financial management and strategy, capital markets, sales management, and marketing.

Ramesh Srinivasan	Age 60	Director since 2017

Mr. Srinivasan has been President and Chief Executive Officer of the Company since January 3, 2017. He also serves on the board of advisors for Symbotic, a supply chain robotics and solutions company. He previously served as CEO of Ooyala, a Silicon Valley based provider of a suite of technology offerings in the online video space, from January 2016 to November 2016. From March 2015 to November 2015, he was President and CEO of Innotrac Corp., an ecommerce fulfillment provider which merged with eBay Enterprise to form Radial Inc. in 2015. Prior to that, Mr. Srinivasan served as President and CEO of Bally Technologies Inc. (NYSE: BYI) from December 2012 to May 2014, and President and COO from April 2011 to December 2012; he started as Executive Vice President of Bally Systems in March 2005. Mr. Srinivasan was with Manhattan Associates from 1998 to 2005, where his last position was Executive Vice-President of Warehouse Management Systems.

Mr. Srinivasan holds a Post-Graduate Diploma in Management (MBA) from the Indian Institute of Management, Bangalore, India, and a degree in Engineering from the Indian Institute of Technology (Banaras Hindu University), Varanasi, India. Mr. Srinivasan has nearly three decades of hands-on enterprise software development, execution and senior technology management leadership and strategy expertise and accomplishments, including experience and expertise in driving performance at high growth technology companies and helping them scale their business profitably.

Vote Required

The nominees for election as directors will be elected if they receive the greatest number of votes cast at the Annual Meeting present virtually or represented by proxy and entitled to vote. Abstentions and broker non-votes will have no effect on the election of directors.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES. PROXY CARDS RECEIVED BY THE COMPANY WILL BE VOTED “FOR” THE ELECTION OF EACH OF THE NOMINEES UNLESS THE SHAREHOLDER SPECIFIES OTHERWISE ON THE PROXY CARD.

PROPOSAL 2

APPROVAL OF THE ISSUANCE OF THE COMPANY’S COMMON STOCK AND

ADDITIONAL CONVERTIBLE PREFERRED STOCK ISSUABLE PURSUANT TO

THE TERMS OF THE CONVERTIBLE PREFERRED STOCK TO THE HOLDERS

IN ACCORDANCE WITH NASDAQ LISTING RULE 5635(B)

Our board of directors recommends that shareholders approve the issuance of the Company’s common stock and additional Convertible Preferred Stock issuable pursuant to the terms of the Convertible Preferred Stock to the Holders in accordance with NASDAQ Listing Rule 5635(b).

Background

General

On May 22, 2020, the Company completed the issuance and sale (the “Private Placement”) of 1,735,457 shares of Convertible Preferred Stock to MAK Capital Fund L.P., a Bermuda Islands limited partnership, and MAK Capital Distressed Debt Fund I, LP, a Delaware limited partnership, pursuant to the terms of the Investment Agreement (the “Investment Agreement”), dated as of May 11, 2020, between the Company and MAK Capital One L.L.C., a Delaware limited liability company (“MAK Capital”). Following the closing of the Private Placement, MAK Capital, together with its affiliates, owned shares of the Company’s common stock and Convertible Preferred Stock representing approximately 16.28% of the Company’s common stock on an as-converted basis. The Private Placement resulted in aggregate proceeds of approximately $35 million. The proceeds will be used primarily for working capital, expenses incurred in connection with the Private Placement and other general corporate purposes.

A special transaction committee of independent directors (the “Transaction Committee”) was established by our board of directors to review, evaluate and consider the proposed terms of the Private Placement, as well as other alternatives available to the Company, and determine if the Private Placement is in the best interests of the Company and its shareholders. In connection with the foregoing, the Transaction Committee engaged J. Wood Capital Advisors LLC (“J. Wood Capital Advisors”) as financial advisor. Following an evaluation of the Private Placement proposal and other potential financing alternatives and upon consultation with J. Wood Capital Advisors, the Transaction Committee concluded that the Private Placement was in the best interests of the Company and its shareholders. Accordingly, the Transaction Committee and its financial and legal advisors engaged in extensive negotiations with MAK Capital with respect to various aspects of the Private Placement, including the proposed pricing. Having received the unanimous recommendation of the Transaction Committee, our board of directors (excluding Mr. Kaufman, the Chief Executive Officer of MAK Capital and chairman of the board of directors, who did not participate in deliberations) determined that the Private Placement is in the best interests of the Company and its shareholders.

Description of the Convertible Preferred Stock

The Convertible Preferred Stock ranks senior to the Company’s common stock with respect to dividends and distributions on liquidation, winding-up and dissolution. Upon a liquidation, dissolution or winding up of the Company, each share of Convertible Preferred Stock is entitled to receive an amount per share equal to the greater of (i) the purchase price paid by MAK Capital, plus all accrued and unpaid dividends (the “Liquidation Preference”) and (ii) the amount that the Holder would have been entitled to receive at such time if the Convertible Preferred Stock were converted into common stock.

The Holders are entitled to dividends on the Liquidation Preference at the rate of 5.25% per annum, payable either (i) 50% in cash and 50% in kind as an increase in the then-current Liquidation Preference or (ii) 100% in cash, at the option of the Company. The Holders are not entitled to participate in dividends declared or paid on the common stock on an as-converted basis; however, certain adjustments to the Convertible Preferred Stock may be made in the event of such dividends as described further below.  Any dividend amounts that are required to be paid in cash but are not timely paid will be added to the Liquidation Preference.

On and after the fifth anniversary of the date the Convertible Preferred Stock is initially issued, the Company will have the right, and the Holders will have the right to require the Company, in each case, at the initiating party’s election, to redeem all of the then-outstanding Convertible Preferred Stock for an amount equal to the Liquidation Preference.

Each Holder has the right, at its option, to convert its Convertible Preferred Stock, in whole or in part, into fully paid and non-assessable shares of common stock at a conversion price equal to $20.1676 per share (as may be adjusted from time to time, as described further below).

The Holders are entitled to customary anti-dilution adjustments to the conversion price, the Liquidation Preference and/or the number of outstanding shares of Convertible Preferred Stock for (i) any stock split, stock dividend or similar events, (ii) dividends or distributions made to equityholders of the Company to the extent such dividends or distributions are not made to the Holders, including any dividends on common stock, (iii) in respect of certain issuances of common stock or equity-linked securities occurring during the first eighteen months following the date the Convertible Preferred Stock is initially issued, at a price per common stock that is less than the average of the closing prices of the common stock over the five trading days before the issuance, and (iv) repurchases or redemptions of common stock at a price greater than fair market value. Certain of the anti-dilution adjustments, including those described in (ii) and (iii) above, are limited by a minimum price floor of $18.09 based on the average closing price for the Company’s common stock for the five trading days immediately preceding the date of the Investment Agreement as detailed in the Certificate of Amendment to the Company’s Amended Articles of Incorporation filed in connection with the Private Placement (the “Certificate of Amendment”).

Pursuant to the terms of the Certificate of Amendment, unless and until approval of the Company’s shareholders is obtained as contemplated by NASDAQ listing rules (the “Shareholder Approval”), no Holder may convert shares of Convertible Preferred Stock through either an optional or a mandatory conversion into shares of our common stock if and solely to the extent that such conversion would result in the Holder beneficially owning in excess of 19.9% of then-outstanding common stock or aggregate voting power of the Company (such limitation, the “Ownership Limitation”) and any portion in excess of such limitation will remain outstanding as Convertible Preferred Stock. Under certain circumstances, the anti-dilution adjustment may result in the issuance of additional shares of Convertible Preferred Stock, but such issuance will not be made if and solely to the extent such issuance would result in the Holder beneficially owning in excess of 19.9% of the aggregate voting power of the Company (the “Voting Limitation”). The Company has the right to settle, in whole or in part, any conversion at the request of a Holder in cash.

Subject to certain conditions, the Company may, at its option, require conversion of all of the outstanding shares of Convertible Preferred Stock to common stock if, for at least 20 trading days during the 30 consecutive trading days immediately preceding the date the Company notifies the Holders of the election to convert, the daily volume-weighted average price of the common stock is at least 150% of the conversion price.

The Holders are entitled to one vote for each share of Convertible Preferred Stock upon all matters presented to the shareholders of the Company, and except as otherwise provided by the Company’s Amended Articles of Incorporation or required by law, the Holders and holders of common stock will vote together as one class on all matters. Additionally, certain matters require the approval of two-thirds of the outstanding Convertible Preferred Stock, voting as a separate class, including (i) amendments, alterations, repeal or changes to the rights, preferences or privileges of the Convertible Preferred Stock, (ii) the authorization, creation, increase in the authorized amount of, or issuance of any class or series of senior or parity equity securities or any security convertible into shares of senior or parity equity securities, (iii) amendments, modifications or repeal of any provision of the Company’s Amended Articles of Incorporation or Amended Code of Regulations that would adversely affect the rights, preferences or voting powers of the Convertible Preferred Stock and (iv) certain business combinations and binding or statutory share exchanges or reclassification involving the Convertible Preferred Stock unless such events do not adversely affect the rights, preferences or voting powers of the Convertible Preferred Stock.

If the Company undergoes a Change of Control (as defined below), the Company has the right, and each Holder has the right, in each case, at the initiating party’s election, to require the Company to repurchase all or a portion of its then-outstanding shares of Convertible Preferred Stock for cash consideration equal to (i) 150% of the then-current Liquidation Preference for a Change of Control occurring prior to the third anniversary of the date the Convertible Preferred Stock is initially issued, (ii) 125% of the then-current Liquidation Preference for a Change of Control occurring on or following the third anniversary and prior to the fifth anniversary of the date the Convertible Preferred Stock is initially issued and (iii) 100% of the then-current Liquidation Preference for a Change of Control occurring on or following the fifth anniversary of the date the Convertible Preferred Stock is initially issued.

A “Change of Control” means the consummation of (i) a transaction or a series of transactions resulting in a person or a group (other than the Company or its wholly owned subsidiaries or a Holder (together with its Affiliates)) beneficially owning shares of the Company’s common equity representing more than 50% of the outstanding voting power of the Company, (ii) a sale, lease or other transfer of all or substantially all of the assets of the Company and its subsidiaries and (iii) (a) a recapitalization, reclassification or change of the Company’s common shares resulting in the conversion or exchange of all of the Company’s common stock into other securities, other property or assets or (b) a share exchange, consolidation or merger of the Company pursuant to which all shares of the Company’s common stock are converted into cash, securities or other property or assets, in each case of (a) and (b), other than a transaction in which the holders of the Company’s common stock immediately prior to such transaction own more than 50% of the common equity of the continuing or surviving corporation or transferee or the parent thereof immediately after such transaction in substantially the same proportions as such ownership immediately prior thereto; provided, however, that a merger or consolidation of the Company solely for the purpose of changing its jurisdiction of incorporation to another state of the United States that results in a reclassification, conversion or exchange of the outstanding common stock solely into common equity interests of the surviving entity does not constitute a Change of Control.

NASDAQ Listing Rules

Because our common shares are listed on the NASDAQ Global Select Market (“NASDAQ”), we are subject to the NASDAQ Listing Rules, including Rule 5635(b). Pursuant to Listing Rule 5635(b), shareholder approval is required prior to the issuance of securities when the issuance or potential issuance may result in a change of control of the issuer. Pursuant to NASDAQ rules and guidance, a change of control may be deemed to occur when, as a result of an issuance, an investor or a group would own, or have the right to acquire, 20% or more of the outstanding shares of common stock or voting power of the issuer, and such ownership or voting power would be the largest ownership position of the issuer. While MAK Capital, together with its affiliates, owned shares of the Company’s common stock and Convertible Preferred Stock representing approximately 16.28% of the Company’s common stock on an as-converted basis as of the closing of the Private Placement, optional or mandatory conversion of the Convertible Preferred Stock and certain anti-dilution adjustments could, in the future, result in MAK Capital and its affiliates beneficially owning in excess of the Ownership Limitation or the Voting Limitation.

Accordingly, to comply with NASDAQ Listing Rule 5635(b), we are seeking shareholder approval as required by NASDAQ Listing Rule 5635(b) (as described above) to enable us to issue a number of shares of our common stock and/or the Convertible Preferred Stock in connection with the Private Placement that would result in a Holder beneficially owning in excess of the Ownership Limitation or the Voting Limitation, as applicable, which shares include the shares of our common stock issuable upon conversion of the Convertible Preferred Stock and shares of Convertible Preferred Stock issuable in connection with certain anti-dilution adjustments.

Effect of Issuance

Approval of proposal 2 would enable us to issue a number of shares of our common stock and/or the Convertible Preferred Stock that would result in a Holder beneficially owning in excess of the Ownership Limitation or the Voting Limitation, as applicable. The issuance of such shares would result in dilution to our shareholders, and would afford our shareholders a smaller percentage interest in the voting power, liquidation value and aggregate book value of the Company. The sale or any resale of our common stock issued upon conversion of the Convertible Preferred Stock could cause the market price of our common stock to decline.

If proposal 2 is approved, the issuance of our common stock or Convertible Preferred Stock could have an anti-takeover effect because such issuance would make it more difficult for, or discourage an attempt by, a party to obtain control of the Company by tender offer or other means. The issuance of our common stock or Convertible Preferred Stock will increase the number of shares entitled to vote, increase the number of votes required to approve a change of control of the Company, and dilute the interest of a party attempting to obtain control of the Company. Our board of directors does not have any current knowledge of any effort by any third party to accumulate the

Company’s securities or obtain control of the Company by any means. Moreover, pursuant to the Investment Agreement, MAK Capital has agreed not to (i) acquire additional securities of the Company if such acquisition would result in MAK Capital beneficially owning in excess of 25% of the outstanding shares of the Company’s common stock (including all shares of common stock issuable upon conversion of the Convertible Preferred Stock without regard to the Ownership Limitation), or (ii) seek to effect a merger, tender offer or an acquisition of the Company, in each case, until the later of May 22, 2023 and the date on which MAK Capital no longer has record or beneficial ownership of shares of the Company’s common stock and Convertible Preferred Stock (including all shares of common stock issuable upon conversion of the Convertible Preferred Stock without regard to the Ownership Limitation) that constitute at least 10% of the outstanding common stock.

Consequences if Shareholder Approval is Not Obtained

If we do not obtain the Shareholder Approval, no Holder may convert shares of Convertible Preferred Stock through either an optional or a mandatory conversion into shares of our common stock if and solely to the extent that such conversion would result in the Holder beneficially owning in excess of the Ownership Limitation and any portion in excess of such limitation will remain outstanding as the Convertible Preferred Stock. Under certain circumstances, the anti-dilution adjustment may result in the issuance of additional shares of Convertible Preferred Stock, but such issuance will not be made if and solely to the extent such issuance would result in the Holder beneficially owning in excess of the Voting Limitation.

Pursuant to the terms of the Certificate of Amendment, we are required to continue to seek Shareholder Approval at each future regular annual meeting of shareholders until such time after the Shareholder Approval is obtained or, if sooner, the date that the Holders of a majority of the then-outstanding shares of Convertible Preferred Stock provide notice to the Company that they no longer seek such Shareholder Approval.

Vote Required

Approval of the issuance of the Company’s common stock and additional Convertible Preferred Stock issuable pursuant to the terms of the Convertible Preferred Stock to the Holders in accordance with NASDAQ Listing Rule 5635(b) requires the affirmative vote of the holders of shares representing a majority of the common shares present virtually or represented by proxy and entitled to vote thereon.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE ISSUANCE OF THE COMPANY’S COMMON STOCK AND ADDITIONAL CONVERTIBLE PREFERRED STOCK ISSUABLE PURSUANT TO THE TERMS OF THE CONVERTIBLE PREFERRED STOCK TO THE HOLDERS IN ACCORDANCE WITH NASDAQ LISTING RULE 5635(B). PROXY CARDS RECEIVED BY THE COMPANY WILL BE VOTED “FOR” PROPOSAL 2 UNLESS THE SHAREHOLDER SPECIFIES OTHERWISE ON THE PROXY CARD.

PROPOSAL 3 APPROVAL OF THE AGILYSYS, INC. 2020 EQUITY INCENTIVE PLAN, AS AMENDED AND RESTATED

We are asking our shareholders to approve the Agilysys, Inc. 2020 Equity Incentive Plan, as amended and restated (the “2020 Plan”), which is a comprehensive equity incentive compensation plan that provides for various types of equity‑based compensation, including incentive and nonqualified stock options, stock appreciation rights, restricted stock awards, restricted stock units (“RSUs”), performance share awards, cash awards and other equity-based awards.  The purpose of the 2020 Plan is to enable us to attract and retain the types of employees, consultants and directors who will contribute to our long range success; provide incentives that align the interests of our employees, consultants and directors with those of our shareholders; and promote the success of our business.

Upon the recommendation of the Compensation Committee, our Board of Directors unanimously approved the 2020 Plan on June 2, 2020 (the “Effective Date”), subject to shareholder approval.  Our Board of Directors approved certain amendments to the 2020 Plan on October 2, 2020, subject to shareholder approval, which amendments are reflected in the full text of the 2020 Plan attached as Annex A to this proxy statement.  NASDAQ listing standards require that we submit the 2020 Plan to our shareholders for approval.  In addition, the Internal Revenue Code of 1986, as amended (the “Code”), requires that we obtain shareholder approval of the 2020 Plan in order to be able to issue incentive stock options under the 2020 Plan.  If our shareholders do not approve the 2020 Plan, then the 2020 Plan will not become effective, and any grants made under the 2020 Plan prior to the date of the Annual Meeting will be void.  If our shareholders approve the 2020 Plan, then our 2016 Stock Incentive Plan, as amended (the “2016 Plan”) will terminate as of the date of the Annual Meeting, and no awards will be granted under the 2016 Plan on or after the date of the Annual Meeting. All shares that were reserved under the 2016 Plan but not subject to outstanding awards on the effective date of the 2020 Plan will be rolled over into, and available for issuance under, the 2020 Plan.  As of March 31, 2020, this number was 868,864 shares.

Reasons to Vote for Proposal 3

We believe that our success depends, in large part, on our ability to maintain a competitive position by attracting, retaining and motivating key employees with experience and ability. Our equity-based compensation programs play a critical role in attracting, retaining and motivating those key employees and effectively aligning key employee compensation with shareholder interests.  Each year, the Compensation Committee and our management review our overall compensation strategy and determine the allocations of cash and equity compensation in light of our pay for performance philosophy.  As discussed more fully below, we are also committed to effectively managing our share reserves for equity compensation while minimizing shareholder dilution.

If our shareholders do not approve the 2020 Plan and we are unable to grant equity compensation in the future, we may need to consider other compensation alternatives, such as increasing cash compensation, and we would be at a severe competitive disadvantage if we could not use equity-based awards covering a meaningful number of shares to recruit and retain key talent in this competitive market for human capital.

Responsible Features of the 2020 Plan

The 2020 Plan includes a number of provisions that are designed to protect our shareholders’ interests and to reflect corporate governance best practices, including:

•

Shareholder approval required for additional shares.  The 2020 Plan does not contain an annual “evergreen” provision that provides for automatic increases of shares on an ongoing basis.  The 2020 Plan instead authorizes a fixed number of shares, and shareholder approval is required for any increase in the number of shares.

•

Minimum vesting requirements.  In general, no award under the 2020 Plan may vest, in the ordinary course, prior to the first anniversary of the date of grant of the award; provided, however, that (i) up to 5% of the share reserve may be subject to awards that do not meet such vesting requirements; and (ii) the first vesting date of an award may be before the first anniversary of the grant date if such first vesting date is no earlier than the last day of the fiscal year in which the award was granted.

•	No repricings. The 2020 Plan expressly prohibits the repricing of equity awards without prior shareholder approval.

•

No liberal share recycling.  The 2020 Plan is not subject to liberal share “recycling” provisions, meaning (among other things) that shares used to pay the exercise price of stock options, and shares tendered or withheld to satisfy tax withholding obligations with respect to an award, do not again become available for grant.

•

No payment of dividends prior to the vesting of an award. The 2020 Plan provides that no dividends will be paid with respect to any shares subject to an award prior to the vesting of such award.  Any dividends that may be attributable to any particular share of restricted stock or any particular RSU or deferred stock unit shall only be distributed upon the release of restrictions on such share of restricted stock or the settlement of such RSU or deferred stock unit, as applicable, and the award holder shall have no right to such dividends if such award is forfeited.  Dividends will not accrue with respect to awards of options or stock appreciation rights.

•	Specific change in control vesting treatment. The 2020 Plan specifies the vesting treatment for outstanding equity awards upon a change in control.
•

Clawback provisions.  Awards under the 2020 Plan will be subject to forfeiture, cancellation, reimbursement or recoupment to the extent provided in any applicable clawback policy adopted by the Company or otherwise required pursuant to applicable law.

•	No reload options. The 2020 Plan expressly prohibits options with automatic “reload” rights.

Selected Information Regarding Historical Share Usage under our Equity Compensation Programs

In developing our share request for the 2020 Plan and analyzing the impact of utilizing equity as a means of compensation on our shareholders, we considered both our “overhang” and our “burn rate”.

Overhang is a measure of potential dilution which we define as (A) the sum of (i) the total number of shares underlying SSARs awards, (ii) the total number of shares underlying unvested awards of restricted shares and performance shares and (iii) the total number of shares available for future award grants, (B) divided by the number of shares of common stock outstanding. As of March 31, 2020, there were 1,644,888 shares underlying SSARs awards, 208,582 shares of unvested restricted stock (including unvested restricted stock subject to performance-based vesting), and 868,864 shares available for future awards, and the basic weighted average common shares outstanding for the period ended March 31, 2020 was 23,232,899. Accordingly, our overhang at March 31, 2020 was 10.5%. For purposes of this calculation, we counted the shares subject to our performance-based awards using the target number of shares of common stock issuable under such awards. If the 2,250,000 shares proposed to be authorized for grant under the 2020 Plan are included in the calculation, our overhang on March 31, 2020 would have been 17.6%.

As of June 30, 2020, there were 1,577,298 shares underlying all SSARs awards, 194,587 shares of unvested restricted stock (including unvested restricted stock subject to performance-based vesting), and 883,521 shares available for future awards, and the basic weighted average common shares outstanding for the period ended June 30, 2020 was 23,404,804.

Burn rate is a measure of the potential dilutive impact of our equity award program which we calculate by dividing the number of shares subject to equity awards granted during the fiscal year by the basic weighted average number of shares outstanding. Set forth below is a table that reflects our gross burn rate for the 2020, 2019 and 2018 fiscal years.

Fiscal Year	Awards Granted	Basic Weighted Average Number of Common Shares Outstanding (A)	Gross Burn Rate (B)
2020	944,888	23,232,899	4.1%
2019	486,987	23,036,523	2.1%
2018	563,118	22,800,729	2.5%
Three-Year Average			2.9%

(A)	Awards granted represents the number of stock appreciation rights and full value awards (including restricted shares) granted during the time period.
(B)

Equal to the number of equity awards granted in the fiscal year divided by the basic weighted average number of common shares outstanding. For purposes of this calculation, we counted outstanding awards of restricted stock subject to performance-based vesting based on the target number of shares of common stock issuable under such awards.

In determining the number of shares to request for approval under the 2020 Plan, the Compensation Committee directed its compensation consultant to review current market practices in the use of equity compensation. The Compensation Committee also considered other material factors, including our recent share usage, anticipated hiring needs in the next three fiscal years, the potential dilution of the 2020 Plan (as noted in the figures above), our current stock price, recent experiences with respect to the value of equity awards expected by new hire candidates, and general guidance from the major proxy advisory firms (such as ISS) that our shareholders might consider in evaluating the 2020 Plan. After reviewing this information, the Compensation Committee decided to request that our shareholders approve an initial share reserve of 2,250,000 shares for issuance under the 2020 Plan.  We currently anticipate that the 2020 Plan share reserve will provide for grants in the ordinary course of business for up to three years. However, the proposed share reserve could last for a shorter or longer period of time, such as might be the case if we experience unexpected opportunities to grow the business beyond our current annual operating plan, if equity compensation practices within our compensation peer group change and require us to alter our current grant practices to remain competitive, or if our stock price changes materially.

Summary of the 2020 Plan

The description of the 2020 Plan set forth below is qualified in its entirety by reference to the applicable provisions of the plan document, which is attached as Annex A to this proxy statement.

Shares Subject to the Plan.  The aggregate number of shares of common stock that may be issued pursuant to awards granted under the 2020 Plan will not exceed 2,250,000 shares, plus all remaining shares that were reserved under the 2016 Plan but not subject to outstanding awards on the effective date of the 2020 Plan, which was 868,864 shares as of March 31, 2020 (for an aggregate of 3,118,864 shares that would be issuable under the 2020 Plan as of March 31, 2020).  The number of shares of common stock that may be issued pursuant to incentive stock options under the 2020 Plan is limited to 2,250,000 shares.  Shares of common stock available for distribution under the 2020 Plan may consist, in whole or in part, of authorized and unissued shares, treasury shares or shares reacquired by the Company in any manner.  The closing price of our common stock on NASDAQ on October 2, 2020 was $24.52.

Any shares of common stock subject to an award that expires or is canceled, forfeited, or terminated without issuance of the full number of shares of common stock to which the award related will again be available for issuance under the 2020 Plan.  Shares of common stock subject to an award shall not again be made available for issuance or delivery under the 2020 Plan if such shares are (a) shares that are tendered or withheld to satisfy tax withholding obligations with respect to an award or to pay the exercise price of an option; (b) shares subject to a stock appreciation right that are not issued in connection with the stock settlement of the stock appreciation right on exercise thereof; or (iii) shares purchased on the open market with cash proceeds from the exercise of options.

Eligibility.  Participation in the 2020 Plan is limited to employees, directors and consultants of the Company and its affiliated entities.  As of June 30, 2020, there were six non-employee directors, approximately 1,116 employees, and approximately 8 consultants of the Company that would be eligible for grants under the 2020 Plan.

Substitute Awards.  Awards may, in the sole discretion of the plan administrator, be granted under the 2020 Plan in assumption of, or in substitution for, outstanding awards previously granted by an entity acquired by the Company or with which the Company combines (“Substitute Awards”).  Substitute Awards shall not be counted against the share reserve, provided that Substitute Awards issued in connection with the assumption of, or in substitution for, outstanding options intended to qualify as incentive stock options shall be counted against the ISO limit.  Subject to applicable stock exchange requirements, available shares under a shareholder-approved plan of an entity directly or indirectly acquired by the Company or with which the Company combines (as appropriately adjusted to reflect such acquisition or transaction) may be used for awards under the 2020 Plan and shall not count toward the total share reserve.

Minimum Vesting Requirements.  In general, no award under the 2020 Plan may vest, in the ordinary course, prior to the first anniversary of the date of grant of the award; provided, however, that (i) up to 5% of the total share reserve may be subject to awards that do not meet such vesting requirements; and (ii) the first vesting date of an award may be before the first anniversary of the grant date if such first vesting date is no earlier than the last day of the fiscal year in which the grant was made.  The one-year minimum vesting requirement does not apply to the substitute awards described in the immediately preceding section.

Administration.  The Board has delegated authority to administer the 2020 Plan to the Compensation Committee.  Subject to the terms of the 2020 Plan, the Compensation Committee, as plan administrator, has full authority to determine participants and the type, terms and conditions and number of shares subject to awards and to construe and interpret the 2020 Plan and awards.  The Compensation Committee may delegate administration of the 2020 Plan to a committee or committees of one or more members of the Board.

No Repricing without Shareholder Approval.  The 2020 Plan provides that shareholder approval is required before a repricing is effective.

Types of Awards Available for Grant under the 2020 Plan.  The plan administrator has the authority to grant the following types of awards under the 2020 Plan.  All awards shall be evidenced by an award agreement and shall be subject to such conditions not inconsistent with the 2020 Plan as may be reflected in the award agreement.

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Options.  The plan administrator may grant options to purchase shares of common stock that are exercisable at a price per share not less than the fair market value, determined in accordance with the 2020 Plan, per share of common stock on the date that the option is awarded.  Such options may be either incentive stock options or non-qualified stock options.  A 10% shareholder may not be granted an incentive stock option unless the exercise price is at least 110% of the fair market value of the common stock on the grant date and the option is not exercisable after the expiration of five years from the grant date.  The plan administrator may permit an option exercise price to be paid in cash or any form of legal consideration specified by the plan administrator, including by the delivery of previously-owned shares of common stock, through a cashless exercise executed through a broker or by having a number of shares of common stock otherwise issuable at the time of exercise withheld.  The maximum term of any option is ten years.

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Stock Appreciation Rights.  The plan administrator may grant stock appreciation rights either separately or in connection with another award under the 2020 Plan.  The maximum term of any stock appreciation right is ten years.  The plan administrator may provide that stock appreciation rights are exercisable at the discretion of the holder or that they will be paid at a time or times certain or upon the occurrence or non-occurrence of certain events.

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Restricted Stock and Restricted Stock Units.  The plan administrator may grant shares of restricted common stock or RSUs representing the right to receive common stock in the future, subject to such restrictions and conditions, if any, as the plan administrator shall determine.  No shares of common stock shall be issued at the time an RSU is granted, and the Company will not be required to set aside funds for the payment of any such award.  The plan administrator may also grant RSUs with a deferral feature (“deferred stock units”), whereby settlement is deferred beyond the vesting date until the occurrence of a future payment date or event set forth in an award agreement.  At the discretion of the plan administrator, each RSU or deferred stock unit (representing one share of common stock) may be credited with dividend equivalents in an amount equal to the cash and stock dividends paid by the Company in respect of one share of common stock.  Dividend equivalents shall be withheld by the Company and credited to the participant’s account, and interest may be credited on the amount of cash dividend equivalents credited to the participant’s account at a rate and subject to such terms as determined by the plan administrator.  Dividend equivalents credited to a participant’s account and attributable to any particular RSU or deferred stock unit (and earnings thereon, if applicable) shall be distributed in cash or, at the discretion of the plan administrator, in shares of common stock having a fair market value (as determined under the 2020 Plan) equal to the amount of such dividend equivalents and earnings, if applicable, to the participant upon settlement of such RSU or deferred stock unit and, if such RSU or deferred stock unit is forfeited, the participant shall have no right to such dividend equivalents.

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Performance Share Awards.  The plan administrator may grant performance share awards and determine (i) the number of shares of common stock or stock-denominated units subject to a performance share award granted to any participant; (ii) the performance period applicable to any award; (iii) the conditions that must be satisfied for a participant to earn an award; and (iv) the other terms, conditions and restrictions of the award.  The number of performance shares earned by a participant will depend on the extent to which the performance goals established by the plan administrator are attained within the applicable performance period, as determined by the plan administrator.

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Other Equity-Based and Cash Awards.  Cash awards and other equity-based awards may be granted in such numbers and may be subject to such conditions or restrictions as the plan administrator shall determine and shall be payable in cash or shares of common stock, as the plan administrator may determine.

Deferrals.  The plan administrator may establish one or more programs under the 2020 Plan to permit selected participants the opportunity to elect to defer receipt of consideration upon exercise of an award, satisfaction of performance criteria, or other event that absent the election would entitle the participant to payment or receipt of shares of common stock or other consideration under an award.  The plan administrator may establish the election procedures, the timing of such elections, the mechanisms for payments of, and accrual of interest or other earnings, if any, on amounts, shares or other consideration so deferred, and such other terms, conditions, rules and procedures that the plan administrator deems advisable for the administration of any such deferral program.

Exercisability and Vesting upon Death or Disability.  The plan administrator has the power to accelerate the time at which an award may first be exercised or the time during which an award or any part thereof will vest on a participant’s termination of employment or service due to death or disability, notwithstanding the provisions in the award stating the time at which it may first be exercised or the time during which it will vest.

Recapitalizations and Reorganizations.  The number of shares of common stock reserved for issuance in connection with the grant or settlement of awards or to which an award is subject, and the exercise price of each option and stock appreciation right are subject to, adjustment in the event of any recapitalization of the Company or similar event effected without receipt of consideration by the Company.

Change in Control.  The 2020 Plan provides that, except to the extent an award agreement provides for a different treatment (in which case the award agreement shall govern), all then-outstanding awards held by a participant and not previously vested shall become 100% vested; provided that if the achievement of the performance goals applicable to an award have not been measured, then such performance goals shall be deemed satisfied as if target performance was achieved.

Transferability.  Awards are not generally transferable or assignable, unless the plan administrator provides otherwise.

Forfeiture and Clawbacks.  Awards will be subject to forfeiture, cancellation, reimbursement or recoupment to the extent provided in any applicable clawback policy adopted by the Company or otherwise required pursuant to applicable law.

Amendment or Termination.  The 2020 Plan may be amended by the Board of Directors, but shareholder approval for any amendment shall be required to the extent shareholder approval is necessary to satisfy applicable law or stock exchange rules.  The plan administrator may amend outstanding awards subject to the terms of the 2020 Plan but in general may not take away a participant’s rights without the participant’s consent.  The 2020 Plan will terminate automatically on the tenth anniversary of the Effective Date.

Federal Income Tax Consequences of Awards under the 2020 Plan

The following discussion outlines generally the federal income tax consequences of awards that may be granted under the 2020 Plan.  Individual circumstances may vary and each participant should rely on his or her own tax counsel for advice regarding federal income tax treatment under the plan.  To the extent that a participant recognizes ordinary income in the circumstances described below, the Company will generally be entitled to a corresponding tax deduction.  If a participant is our employee or an employee of one of our affiliates, any income recognized will be subject to employment and withholding taxes.

Non-Qualified Options.  A participant will generally not recognize income upon the grant of an option or at any time prior to the exercise of the option or a portion thereof.  At the time the participant exercises a non-qualified option or portion thereof, he or she will recognize compensation taxable as ordinary income in an amount equal to the excess of the fair market value of the common stock on the date the option is exercised over the price paid for the common stock.  Depending upon the period shares of common stock are held after exercise, the sale or other taxable disposition of shares acquired through the exercise of a non-qualified option generally will result in a short- or long- term capital gain or loss equal to the difference between the amount realized on such disposition and the fair market value of such shares when the non-qualified option was exercised.

Incentive Stock Options.  A participant who exercises an incentive stock option will generally not be taxed at the time he or she exercises the option or a portion thereof.  Instead, he or she will be taxed at the time he or she sells the common stock purchased pursuant to the option.  The participant will be taxed on the difference between the price he or she paid for the stock and the amount for which he or she sells the stock.  If the participant does not sell the stock prior to two years from the date of grant of the option and one year from the date the stock is transferred to him or her, the participant will be entitled to capital gain or loss treatment based upon the difference between the amount realized on the disposition and the aggregate exercise price and the Company will not get a corresponding deduction.  If the participant sells the stock at a gain prior to that time, the difference between the amount the participant paid for the stock and the lesser of the fair market value on the date of exercise or the amount for which the stock is sold, will be taxed as ordinary income; if the stock is sold for an amount in excess of the fair market value on the date of exercise, the excess amount is taxed as capital gain.  If the participant sells the stock for less than the amount he or she paid for the stock prior to the one or two year periods indicated, no amount will be taxed as ordinary income and the loss will be taxed as a capital loss.  Exercise of an incentive option may subject a participant to, or increase a participant’s liability for, the alternative minimum tax.

Restricted Stock.  A participant will generally not be taxed upon the grant of a restricted stock award if such award is not transferable by the participant or is subject to a “substantial risk of forfeiture,” as defined in the Code.  However, when the shares of common stock that are subject to the stock award are transferable by the participant or are no longer subject to a substantial risk of forfeiture, the participant will recognize compensation taxable as ordinary income in an amount equal to the fair market value of the stock subject to the stock award, less any amount paid for such stock, and the Company will then be entitled to a corresponding deduction.  However, if a participant so elects at the time of receipt of a stock award in accordance with Section 83(b) of the Code, he or she may include the fair market value of the stock subject to the stock award, less any amount paid for such stock, in income at that time.

Restricted Stock Units.  A participant will generally not be taxed upon the grant of an award of RSUs.  The participant generally will be subject to tax at ordinary income rates on the fair market value of unrestricted common shares on the date that such shares are transferred to the participant under the RSUs (reduced by any amount paid by the participant for such RSUs), and the capital gains/loss holding period for such shares will also commence on such date.

Other Stock-Based Awards.  A participant will generally not recognize income upon the grant of any other stock-based award.  Generally, at the time a participant receives payment under any other stock-based award, he or she will recognize compensation taxable as ordinary income in an amount equal to the cash or the fair market value of the common stock received.

Section 280G.  Sections 280G and 4999 of the Code provide that executive officers and directors, shareholders who hold significant equity interests, and certain other service providers may be subject to significant additional taxes if they receive payments or benefits that exceed certain prescribed limits in connection with a change of control of a company, and that the company (or a successor) may forfeit a deduction on the amounts subject to this additional tax.

Section 409A.  Section 409A of the Code imposes additional income taxes for certain types of deferred compensation that do not comply with Section 409A.  The Company attempts in good faith to structure awards under the 2020 Plan so that such awards either conform with the requirements of, or qualify for an exemption under, Section 409A.  However, neither the Company nor the plan administrator has any obligation to take any action to prevent the assessment of any additional tax or penalty on any participant under Section 409A of the Code and neither the Company nor the plan administrator will have any liability to any participant for such tax or penalty.

Section 162(m).  Section 162(m) of the Code generally places a limit of $1 million per year on the amount of deductible compensation paid to certain “covered employees,” which includes our named executive officers.  Section 162(m) exempted from this limitation “qualified performance-based compensation” with respect to taxable years beginning on or before December 31, 2017.  Recent changes to the Code provide for a transition rule that continues to exempt qualified performance-based compensation that is payable pursuant to a binding written agreement in effect on November 2, 2017 but otherwise generally repeals the exemption for performance-based compensation.

New Plan Benefits under the 2020 Plan

As of October 1, 2020, the Committee has approved the following awards under the 2020 Plan, subject to shareholder approval of the 2020 Plan at the Annual Meeting:

Name and Position	Dollar Value (1)	Restricted Shares (2)	Time-Vesting SSARs (3)	Performance-Vesting SSARs (4)
Kyle C. Badger Senior Vice President, General Counsel and Secretary	$350,000	3,496	19,662	45,602
Prabuddha Biswas Senior Vice President, Chief Technology Officer	$337,500	3,371	18,960	43,973
Don DeMarinis, Senior Vice President, Americas Sales	$312,500	3,121	17,556	40,716
Executive Officers as a Group	$2,660,456	27,162	136,231	315,955
Non-Employee Directors as a Group	$449,970	22,476	—	—
Non-Executive Officer Employee Group	$9,132,935	—	844,320	1,016,487

(1)

Dollar values for restricted share grants are based on the last reported sale price of our common stock on June 2, 2020 ($20.02). Dollar values for time-vesting SSARs grants are based on the Black-Scholes option pricing model as of June 2, 2020 ($7.12 per SSAR). Dollar values for performance-vesting SSARs are based on the Lattice option pricing model that utilizes a binomial tree to forecast option pricing as of June 2, 2020 ($3.07 per SSAR).

(2)

All restricted share grants to executive officers and non-executive employees were made on June 2, 2020. All grants to non-employee directors were made on July 21, 2020. Grants to non-employee directors vest on March 31, 2021. Grants to executive officers vest in three annual increments beginning on March 31, 2021.

(3)

All time-vesting SSARs grants were made on June 2, 2020. All grants vest over a three-year period: 20% on March 31, 2021; 20% on March 31, 2022; 15% on June 30, 2022; 15% on September 30, 2022; 15% on December 31, 2022; and 15% on March 31, 2023.

(4)

All performance-vesting SSARs grants were made on June 2, 2020. All grants vest on the date prior to June 30, 2023 that the average closing price of the Company’s common stock over a 10 consecutive trading day period is equal to or greater than $45, and if such threshold is not achieved by June 30, 2023, such grants will be forfeited.

If shareholders do not approve the 2020 Plan at the Annual Meeting, the awards approved by the Committee under the 2020 Plan prior to the Annual Meeting will be void. If shareholders approve the 2020 Plan at the Annual Meeting, the awards approved by the Committee under the 2020 Plan prior to the Annual Meeting, including the awards listed above, will be deemed granted as of the date of the Committee approval.

Future awards under the 2020 Plan will be subject to the discretion of the Compensation Committee and will depend on a variety of factors, including the value of our common stock at the time of grant, as well as Company, divisional, and individual performance.  Accordingly, it is not possible to determine the benefits that would be received under the 2020 Plan.

Equity Compensation Plan Information

For additional information regarding our equity plans, please see “Equity Compensation Plan Information” on page 51.

Recommendation of the Board

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE AGILYSYS, INC. 2020 EQUITY INCENTIVE PLAN, AS AMENDED AND RESTATED. PROXY CARDS RECEIVED BY THE COMPANY WILL BE VOTED “FOR” PROPOSAL 3 UNLESS THE SHAREHOLDER SPECIFIES OTHERWISE ON THE PROXY CARD.

PROPOSAL 4 APPROVAL OF THE AGILYSYS, INC. EMPLOYEE STOCK PURCHASE PLAN

On June 2, 2020, the Board adopted the Agilysys, Inc. Employee Stock Purchase Plan (the “ESPP”) and reserved 500,000 shares of our common stock (the “Common Stock”) for issuance under the ESPP, subject to shareholder approval.  Under the ESPP, which is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code, a participant may authorize participant contributions, generally in the form of payroll deductions, which may not exceed 10% of the participant’s eligible compensation during the offering period. The purchase price is expected to be 85% of the fair market value of a share of a Common Stock on the first day of the offering period or on the purchase date, whichever date results in a lower price.

Reasons to Vote for Proposal 4

We believe that the ESPP benefits the Company by (i) assisting it in recruiting and retaining the services of employees with talent and initiative, (ii) providing greater incentive for employees and (iii) aligning the interests of employees with those of the Company and its shareholders through opportunities for increased stock ownership.

500,000 shares of Common Stock have been reserved for issuance under the ESPP, which we anticipate will provide sufficient shares for purchases under the ESPP until approximately June 30, 2024.  In the event that we wish to issue more shares of Common Stock under the ESPP in the future, the prior approval of our shareholders will be required.

Summary of Material Terms of the ESPP

The principal provisions of the ESPP are summarized below. This summary is not a complete description of all of the ESPP’s provisions and is qualified in its entirety by reference to the ESPP, which is attached as Annex B to this proxy statement.

Purpose.  The purpose of the ESPP is to provide employees of the Company and its participating subsidiaries with an opportunity to acquire a proprietary interest in the Company through the purchase of shares of Common Stock.

Administration. The ESPP is administered by a committee appointed by the Board (the “Committee”). The Committee has the authority to construe and interpret the ESPP, prescribe, amend and rescind rules relating to the ESPP’s administration and take any other actions necessary or desirable for the administration of the ESPP including, without limitation, adopting sub-plans applicable to particular participating subsidiaries or locations, which sub-plans may be designed to be outside the scope of Section 423 of the Code. The Committee may correct any defect or supply any omission or reconcile any inconsistency or ambiguity in the ESPP. The decisions of the Committee shall be final and binding on all persons.

Shares Reserved. Participants in the ESPP may receive options to purchase shares of Common Stock. The maximum number of shares that we may issue under the ESPP is 500,000 shares. In the event that a change in the Company’s structure affecting the Common Stock occurs, the Committee will, in such manner as it deems equitable, adjust the number of shares and class of Common Stock that may be delivered under the ESPP, the purchase price per share and the number of shares covered by each outstanding option under the ESPP and the numerical limits. As of October 2, 2020, the closing price of our Common Stock on NASDAQ was $24.52 per share.

Eligibility. Any individual who is an employee of the Company or a participating subsidiary who (i) has been employed by the Company or a participating subsidiary for at least two years, or such other shorter period of time designated by the Committee from time to time, and (ii) is customarily employed for at least 20 hours per week and more than five months in any calendar year (approximately 294 persons as of June 30, 2020), subject to additional limitations imposed by Section 423 of the Code and limitations on stock ownership described in the ESPP. The Committee may exclude from participation any employees who are highly compensated employees of the Company or a participating subsidiary (as determined under the Code) or a subset of such highly compensated employees. The Committee currently intends to allow executive officers to participate in the ESPP.

Participation; Payroll Deductions. An eligible employee may elect to participate in the ESPP by completing an enrollment form, which may be electronic, and submitting it to the Company, in accordance with the enrollment procedures established by the Committee. By submitting an enrollment form, the employee authorizes payroll deductions in an amount equal to at least 1%, but not more than 10%, of compensation on each pay day during an offering period (or such other maximum percentage as the Committee may establish before an offering period begins). Payroll deductions begin on the first payroll date following the offering date and end on the last payroll date on or before the purchase date. The Company shall maintain records of all payroll deductions but shall have no obligation to pay interest on payroll deductions or to hold such amounts in a trust or in any segregated account. Unless expressly permitted by the Committee, a participant may not make any separate contributions or payments to the ESPP.

Election Changes. During an offering period, a participant may decrease or increase the rate of payroll deductions applicable to such offering period only once. The participant must submit a new enrollment form authorizing the new rate of payroll deductions at least 15 days before the purchase date. A participant may decrease or increase the rate of payroll deductions for future offering periods by submitting a new enrollment form authorizing the new rate of payroll deductions at least 15 days before the start of the next offering period.

Automatic Re-enrollment. The deduction rate selected in the enrollment form shall remain in effect for subsequent offering periods unless the participant submits a new enrollment form authorizing a new level of payroll deductions in accordance with the ESPP, withdraws from the ESPP in accordance with the ESPP or terminates employment or otherwise becomes ineligible to participate in the ESPP.

Offering Periods; Purchase Price. The ESPP has offering periods of six months’ duration, with new offering periods commencing on or about January 1 and July 1 of each year (or such other times as determined by the Committee). Prior to the beginning of an offering period, the Committee has the authority to change the duration, frequency, start and end dates of offering periods. The purchase price shall be designated by the Committee from time to time, but will not be less than the lesser of (i) 85% of the closing price of a share of Common Stock on the first trading day of the offering period (“offering date”) or (ii) 85% of the closing price of a share of Common Stock on the last trading date of the offering period (“purchase date”), unless a greater percentage is designated by the Committee.

Grant of Option. On each offering date, each participant is granted an option to purchase on the purchase date during that offering period a number of shares of Common Stock determined by dividing the participant’s accumulated payroll deductions for the offering period by the applicable purchase price. No participant may purchase more than 1,250 shares of Common Stock during an offering period. In addition, no participant shall be granted an option under the ESPP if immediately after the grant of the option, the participant would own capital stock of the Company or hold outstanding options to purchase stock possessing 5% or more of the total combined voting power of the Company or any subsidiary. A participant shall not be granted an option under the ESPP if such option would permit the participant’s rights to purchase stock to accrue at a rate that exceeds $25,000 of the fair market value of stock for each calendar year in which such option is outstanding at any time.

Exercise of Option; Purchase of Shares. A participant’s option will be exercised automatically on the purchase date of each offering period. The participant’s accumulated payroll deductions will be used to purchase the maximum number of whole shares that can be purchased with such amounts. No fractional shares may be purchased but notional fractional shares will be allocated to the participant’s account to be aggregated with other notional fractional shares on future purchase dates, subject to earlier withdrawal by the participant or termination of employment.

Transfer of Shares. The Company will arrange for the delivery to each participant of the shares purchased upon exercise of the option. The Committee may permit or require that the shares be deposited directly into an ESPP account established in the name of the participant with a designated broker and may require that the shares be retained with such designated broker for a specified period of time. Participants will not have any voting, dividend or other shareholder rights with respect to the shares subject to any option granted hereunder until such shares have been delivered.

Withdrawal. A participant may withdraw from an offering by submitting to the Company a revised enrollment form indicating his or her election to withdraw at least 15 days prior to the purchase date. The accumulated payroll deductions held on behalf of a participant in his or her notional account that have not been used to purchase shares shall be paid to the participant promptly following receipt of the participant’s enrollment form indicating the election to withdraw and the participant’s option shall be automatically terminated. If a participant withdraws from an offering period, no payroll deductions will be made during any succeeding offering period, unless the participant re-enrolls in accordance with the ESPP.

Termination of Employment; Change in Employment Status. Upon termination of a participant’s employment for any reason, including death, disability or retirement or a change in the participant’s employment status following which the participant is no longer eligible to participate in the ESPP, which in either case occurs more than 30 days before the purchase date, the participant will be deemed to have withdrawn from the ESPP and the payroll deductions in the participant’s notional account that have not been used to purchase shares shall be returned to the participant, or in the case of the participant’s death, to the person entitled to such amounts under the ESPP, and the participant’s option shall be automatically terminated. If the participant’s termination of employment or change in status occurs within 30 days of a purchase date, the accumulated payroll deductions shall be used to purchase shares on the purchase date.

Over-Subscribed Offerings. The number of shares which a participant may purchase in an offering may be reduced if the offering is over-subscribed. No option granted under the ESPP shall permit a participant to purchase shares which, if added together with the total number of shares purchased by all other participants in such offering, would exceed the total number of shares remaining available under the ESPP. If the Committee determines that, on a particular purchase date, the number of shares with respect to which options are to be exercised exceeds the number of shares then available under the ESPP, the Company shall make a pro rata allocation of the shares remaining available for purchase in as uniform a manner as practicable and as the Committee determines to be equitable.

Transferability. No payroll deductions credited to a participant, nor any rights with respect to the exercise of an option or any rights to receive shares hereunder may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution, or as otherwise provided under the ESPP upon death) by the participant. Any attempt to assign, transfer, pledge or otherwise dispose of such rights or amounts shall be without effect.

Adjustments. In the event that any dividend or other distribution, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Common Stock or other securities of the Company, or other change in the Company’s structure affecting Common Stock occurs, then in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the ESPP, the Committee will, in such manner as it deems equitable, adjust the number of shares and class of Common Stock that may be delivered under the ESPP, the purchase price per share and the number of shares covered by each outstanding option under the ESPP and the numerical limits under the ESPP.

Dissolution or Liquidation; Corporate Transaction. Unless otherwise determined by the Committee, in the event of a proposed dissolution or liquidation of the Company, any offering period then in progress will be shortened by setting a new purchase date and the offering period will end immediately prior to the proposed dissolution or liquidation. The new purchase date will be before the date of the Company’s proposed dissolution or liquidation. In the event of certain corporate transactions, such as a merger, consolidation, acquisition, separation or reorganization, if the successor corporation refuses to assume or substitute the option, the offering period with respect to which the option relates will be shortened by setting a new purchase date on which the offering period will end. The new purchase date will occur before the date of the corporate transaction.

Shareholder Rights. A participant will become a shareholder when the shares of Common Stock subject to an option are transferred to the participant’s ESPP account. A participant will have no rights as a shareholder with respect to shares of Common Stock for which an election to participate in an offering period has been made until such participant becomes a shareholder as provided above.

Notice of Disqualifying Dispositions. Each participant shall give the Company prompt written notice of any disposition or other transfer of shares acquired pursuant to the exercise of an option acquired under the ESPP, if such disposition or transfer is made within two years after the offering date or within one year after the purchase date.

Term of ESPP. The ESPP became effective on the date the plan was approved by the Board and, unless terminated earlier pursuant the ESPP, shall have a term of ten years.

Amendment or Termination. The Committee may, in its sole discretion, amend, suspend or terminate the ESPP at any time and for any reason. If the ESPP is terminated, the Committee may elect to terminate all outstanding offering periods either immediately or once shares have been purchased on the next purchase date (which may, in the discretion of the Committee, be accelerated) or permit offering periods to expire in accordance with their terms (and subject to any adjustment in accordance with the ESPP). If any offering period is terminated before its scheduled expiration, all amounts that have not been used to purchase shares will be returned to participants as soon as administratively practicable.

Summary of U.S. Federal Income Tax Consequences

The following is a brief discussion of the United States federal income tax treatment that will generally apply to grants of options to United States taxpayers under the ESPP. This discussion is based on the United States federal tax laws and regulations currently in effect, which are subject to change, and it does not purport to be a complete description of the federal income tax aspects of the ESPP. A participant also may be subject to state, local or foreign taxes in connection with grants of options and purchases under the ESPP. The participant should consult with his or her tax advisor to determine the applicability of the tax rules to his or her individual tax situation.

General.  The rights of participants to make purchases under the ESPP are intended to qualify under the provisions of Section 423 of the Code.  Assuming such qualification, no income will be taxable to a participant upon the grant of an option under the ESPP or at the time the option is exercised and the shares of Common Stock are purchased. A participant may become liable for tax upon the disposition of the shares of Common Stock acquired upon exercise of an option, as summarized below.  When a participant subsequently sells such acquired shares, the tax treatment applicable to a participant as a result of the sale will depend on how long the participant held the shares prior to sale.

Qualifying Disposition. If a participant held the shares for (i) more than two years after the beginning of the offering period pursuant to which he or she acquired such shares, and (ii) more than one year after date such shares were transferred to the participant (which will generally occur at the time of purchase), he or she will recognize ordinary income at the time of sale in an amount equal to the lesser of:  (a) the difference between the sales proceeds and the purchase price of the shares and (b) the difference between the fair market value of the shares on the date of grant (i.e., the first day of the offering period in which the shares were purchased) and the purchase price computed as if the option had been exercised on the grant date.  This amount will be included in a participant’s taxable income for the year of sale and taxed at his or her ordinary income tax rate. Any additional gain (or loss) will be treated as long-term capital gain (or loss).

Disqualifying Disposition. If the holding period requirements described above are not met, a participant will recognize ordinary income at the time of sale in an amount equal to the difference between the fair market value of the shares on the date of purchase and the purchase price. This amount will be included in the participant’s taxable income for the year of sale and taxed at the participant’s ordinary income tax rate, regardless of whether the participant actually realizes any gain on the sale of shares. The difference, if any, between the sale proceeds and the fair market value of the shares on the date of purchase will be treated as a capital gain (or loss), which is long-term capital gain (or loss) if the shares have been held more than one year.

Withholding; Company Deduction. We are not required to withhold income or employment taxes in the event of sale of the shares in a qualifying or disqualifying disposition of the shares. The participant is responsible for paying taxes (ordinary income or capital gains) applicable to sale of the shares of our Common Stock under the ESPP. The participant should make provisions for these taxes at the time the participant disposes of the shares of Common Stock acquired under the ESPP. In the event any income or employment tax withholding is required under the ESPP, we may withhold any required amounts from the participant’s compensation. The Company will not be entitled to a federal income tax deduction with respect to the grant or exercise of an option unless the participant disposes of the Common Stock acquired thereunder prior to the expiration of the holding period requirements described above. In that event, the employer corporation (the Company or a subsidiary), generally will be entitled to a federal income tax deduction equal to the amount of ordinary income recognized by the participant. For any options that are granted under a sub-plan of the ESPP that does not satisfy the requirements of Section 423 of the Code, participants would recognize ordinary income equal to the difference between our named executive officers, other executive officers or our employees, at the time of purchase.

Equity Compensation Plan Information

For additional information regarding our equity plans, please see “Equity Compensation Plan Information” on page 51.

New Plan Benefits under the ESPP

We have not yet made any awards pursuant to the ESPP. Participation in the ESPP is voluntary and dependent on each eligible employee’s election to participate and his or her determination as to the level of payroll deductions. Accordingly, it is not possible to determine the benefits or amounts that will be received in the future by individual employees or groups under the ESPP.

Recommendation of the Board

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE AGILYSYS, INC. EMPLOYEE STOCK PURCHASE PLAN. PROXY CARDS RECEIVED BY THE COMPANY WILL BE VOTED “FOR” PROPOSAL 4 UNLESS THE SHAREHOLDER SPECIFIES OTHERWISE ON THE PROXY CARD.

BENEFICIAL OWNERSHIP OF COMMON SHARES

The following table shows the number of common shares beneficially owned as of July 28, 2020, by (i) each current director; (ii) our Named Executive Officers employed with the Company on July 28, 2020; (iii) all directors and executive officers as a group; and (iv) each person who is known by us to beneficially own more than 5% of our common shares. Percent of common shares are calculated based on 25,324,975 shares of common stock, consisting of 23,589,518 shares of common stock outstanding on July 28, 2020, and 1,735,457 shares of common stock into which 1,735,457 shares Series A Convertible Preferred Stock outstanding on July 28, 2020, are now convertible.

Name	Common Shares	Common Shares Subject to Exercisable Options	Restricted Common Shares	Total Common Shares Beneficially Owned (1)	Percent of Class	Series A Convertible Preferred Shares (2)	Percent of Class
Directors and Nominees
Donald Colvin	25,044	—	—	25,044	*	—	*
Dana Jones	6,118	—	—	6,118	*	—	*
Jerry Jones	49,984	—	—	49,984	*	—	*
Michael A. Kaufman (3)	4,144,214	—	—	4,144,214	16.3	1,735,457	100
Melvin Keating	31,888	—	—	31,888	*	—	*
John Mutch	34,278	—	—	34,278	*	—	*
Named Executive Officers
Ramesh Srinivasan	242,062	695,970	—	938,032	3.6	—	*
Tony Pritchett (4)	30,187	47,657	3,458	81,302	*	—	*
Kyle Badger	96,834	89,874	3,723	190,431	*	—	*
Prabuddha Biswas	23,981	24,440	15,545	63,966	*	—	*
Don DeMarinis	5,575	11,817	4,157	21,549	*	—	*
All directors and executive officers	4,715,029	940,000	71,766	5,696,675	21.7	1,735,457	100
Other Beneficial Owners
MAK Capital One LLC et al 590 Madison Avenue, 9th Floor New York, New York 10022	3,952,064 (3)				15.6	—	*
BlackRock, Inc. 55 East 52nd Street New York, New York 10055	3,213,913 (5)				12.7	—	*
Dimensional Fund Advisors LP Building One 6300 Bee Cave Road Austin, Texas, 78746	1,548,528 (6)				6.1	—	*
The Vanguard Group, Inc. PO Box 2600 V26 Valley Forge, PA 19482-2600	1,309,177 (7)				5.1	—	*

* Less than 1%.

(1)Unless otherwise noted, beneficial ownership of the shares comprises both sole voting and dispositive power or voting and dispositive power that is shared with a spouse, except for restricted shares for which the individual has sole voting power but no dispositive power until such shares vest.

(2)Each share of Series A Convertible Preferred Stock is convertible into one share of common stock, at any time on a one-for-one basis, subject to anti-dilution adjustment and certain approvals, if required, and has no expiration date.

(3) As reported on a Schedule 13D/A dated May 22, 2020. MAK Capital One L.L.C. (“MAK Capital”) holds 3,952,064 shares of common stock, representing 15.6% of the outstanding shares. Mr. Kaufman holds 4,133,991 shares of common stock, representing 16.3% of the outstanding Shares. MAK Capital Fund LP (“MAK Fund”) holds 3,498,408 shares of Common Stock, representing 13.8% of the outstanding shares. MAK Capital Distressed Debt Fund I, LP (“MAK CDD Fund”) holds 297,507 Shares, representing 1.2% of the outstanding shares. MAK GP LLC holds 181,927 shares of common stock, representing 0.7% of the outstanding Shares. MAK Capital acts as the investment manager of MAK Fund and MAK CDD Fund. Michael A. Kaufman is the managing member of MAK Capital. Each of MAK Fund and MAK CDD Fund shares voting power and investment power with MAK Capital and Mr. Kaufman. MAK GP shares voting power and investment power with MAK Capital and Mr. Kaufman. The address of MAK Capital One LLC, MAK GP LLC, MAK CDD Fund and Mr. Kaufman is 590 Madison Avenue, 9th Floor, New York, NY 10022. The address of MAK Fund is c/o Dundee Leeds Management Services Ltd., 129 Front Street, Hamilton, HM 12, Bermuda.

(4)Mr. Pritchett’s beneficial ownership information is as of June 30, 2020, his last day of employment with the Company.

(5)As reported on a Schedule 13G/A dated February 3, 2020. Blackrock, Inc. has sole voting power with respect to 3,176,092 shares and sole dispositive power with respect to all the shares. The address of Blackrock, Inc. is BlackRock, Inc., 55 East 52nd Street, New York, NY 10055

(6)As reported on a Schedule 13G/A dated February 12, 2020. Dimensional Fund Advisors LP has sole voting power with respect to 1,472,027 shares and sole dispositive power with respect to all the shares. The address for Dimensional Fund Advisors LP is 6300 Bee Cave Road, Austin, TX 78746.

(7)As reported on a Schedule 13G dated February 10, 2020.The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Securities Exchange Act requires the Company’s directors and certain of its executive officers and persons who beneficially own more than 10% of the Company’s common shares to file reports of and changes in ownership with the SEC. Based solely on the Company’s review of copies of SEC filings it has received or filed, the Company believes that each of its directors, executive officers, and beneficial owners of more than 10% of the shares satisfied the Section 16(a) filing requirements during fiscal year 2020, other than: Mr. Badger filed a Form 4 on April 2, 2019 for tax withholding events that included a tax-withholding transaction that was reported 4-1/2 months late; due to the out-of-cycle vesting event having been missed by Company processes, Ms. Jones filed a Form 3 on May 30, 2019, which was 1-1/2 months late; due to delays in completing and filing an application for EDGAR filing codes, Mr. Pritchett filed a Form 4 on May 30, 2019 for an exercise of stock-settled appreciation rights and associated tax withholding that was 7 days late; due to an error by the Company, Mr. Kingsley filed a Form 3 on June 7, 2019, which was 7 days late; and due to delays completing and filing an application for EDGAR filing codes, Mr. Keating filed a Form 4 on March 23, 2020 for the purchase of 1,100 shares that included transactions that were reported 4 and 5 days late, due to Mr. Keating’s email communications with the Company being quarantined by the Company’s email spam filters.

EXECUTIVE OFFICERS

The following are biographies for each of our current, non-director executive officers. The biography for Mr. Srinivasan, our President and Chief Executive Officer, and a director, is provided above.

Name	Age	Current Position	Previous Positions
Dave Wood	42	Vice President and Chief Financial Officer since June 2020.

Vice President – Corporate Strategy & Investor Relations from June 2019 to May 2020.  Vice President – Finance from June 2017 to June 2019.  Senior Director, Financial Planning & Analysis from June 2016 to June 2017.  Director, Financial Planning & Analysis from August 2013 to June 2016.  Controller of the Hospitality Division from November 2011 to August 2013.

Kyle Badger	52	Senior Vice President, General Counsel and Secretary since October 2011.	Executive Vice President, General Counsel and Secretary at Richardson Electronics, Ltd. from 2007 until October 2011.
Prakash Bhat	57	Vice President and Managing Director, India, since March 2017.	Vice President, India Operations, at Radial Omnichannel Technologies India, from November 2015 until March 2017. Vice President, Bally Technologies India, from September 2005 to August 2014.
Prabuddha Biswas	60	Senior Vice President, Chief Technology Officer since April 2018.

Chief Technology Officer, Alert Logic, from August 2015 until April 2018. Vice President of Engineering, Airbiquity, from June 2013 until August 2015. Senior Vice President of Engineering, Medio Systems, from June 2011 until June 2013.

Don DeMarinis	56	Senior Vice President Sales and Marketing, Americas, since January 2018.

Chief Commercial Officer, Global, QikServe Limited, from April 2017 until January 2018. Executive Vice President/Chief Revenue Officer, Gusto, from June 2016 until April 2017. Vice President, Sports, Leisure & Entertainment Business Unit, Oracle/MICROS, January 2011 until June 2016.

Robert Jacks	62	Vice President and Chief Information Officer since July 2018.

Vice President of Professional Services from June 2015 until July 2018. President, Robert L. Jacks & Associates, LLC, from August 2013 until June 2015. Chief Information Officer, Chickasaw Nation, August 2005 until July 2013.

Jeba Kingsley	47	Vice President, Professional Services since December 2018.

Vice President, Global Services, Scientific Games, from November 2014 until November 2017. Vice President, Professional Services, Bally Technologies, from March 2013 until November 2014. Senior Director, Professional Services, Bally Technologies, from April 2010 until February 2013.

Name	Age	Current Position	Previous Positions
Sridhar Laveti	53	Sr. Vice President of Established, Emerging Products and Customer support since June 2020 Vice President of Established Products and Customer Support since September 2017.

Vice President, Business Transformation from May 2017 until September 2017. Senior Vice President, Gaming Systems, at Bally Technologies from December 2014 until September 2017. Senior Vice President, Bally Technologies, from April 2006 until December 2014.

Chris Robertson	49	Vice President, Corporate Controller and Treasurer, since June 2019.	Corporate Controller and Treasurer from June 2017 until June 2019. Corporate Controller from February 2017 until June 2017. Managing Director at Grant Thornton LLP from 2010 until January 2017.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (the “CD&A”) describes our executive compensation philosophy and programs for our Named Executive Officers during fiscal year 2020, being the year beginning April 1, 2019, and continuing through March 31, 2020. Compensation arrangements with our Named Executive Officers are governed by the Compensation Committee of our board of directors.

Our Named Executive Officers in fiscal year 2020 consisted of our Chief Executive Officer (CEO), our Chief Financial Officer (CFO), and our three other most highly compensated officers during fiscal year 2020, as listed below:

•	Ramesh Srinivasan, President and CEO
•	Tony Pritchett, our former Vice President and CFO
•	Kyle Badger, Senior Vice President, General Counsel and Secretary
•	Prabuddha Biswas, Senior Vice President, Chief Technology Officer
•	Don DeMarinis, Senior Vice President Sales, Americas

Each of the Named Executive Officers were also Named Executive Officers in the prior fiscal year and continued in their positions for fiscal year 2020. Mr. Pritchett resigned as our CFO after the end of fiscal year 2020, effective June 1, 2020.

Compensation Focus for Fiscal Year 2020

The compensation arrangements with our Named Executive Officers for fiscal year 2020 were similar to the compensation arrangements for Named Executive Officers in recent prior years. Our CEO’s compensation includes base salary and an annual incentive based on company financial performance that is settled in shares of common stock. The compensation for our other Named Executive Officers includes base salary, annual cash incentives based on company financial performance, and long-term equity incentives.

After considering the results of our recent votes on Named Executive Officer compensation, which confirmed the Company’s general philosophy and objectives relative to our executive compensation program, the Compensation Committee continued to link executive pay to performance and maintained annual incentive opportunities for the Named Executive Officers generally at the same level as fiscal year 2020, while focusing annual incentives on improvements over fiscal year 2019 results. The annual incentive for our CEO, while based on the same company financial measures as the annual incentives for the other Named Executive Officers, was settled in shares of common stock to further align the CEO with shareholder interests and to emphasize long term value creation.

During the fourth quarter of fiscal year 2020 we entered into a new employment agreement with Mr. Srinivasan, our CEO. Prior to that, the Company had entered into an employment agreement with him when he joined us as CEO in January 2017. As discussed below under the heading Fiscal Year 2020 Compensation, Mr. Srinivasan’s compensation for fiscal year 2020 was primarily as set forth in his prior employment agreement. In connection with his new employment agreement, and as further discussed below under the heading Fiscal Year 2020 Compensation, the Committee granted Mr. Srinivasan a substantial award of Stock-Settled Appreciation Rights (SSARs) during the fourth quarter of fiscal year 2020.

Compensation Philosophy, Objectives, and Structure

Our Compensation Committee adopted its pay philosophy, objectives, and structure for Named Executive Officers to achieve financial and business goals and create long-term shareholder value.

Compensation Philosophy and Objectives.  For fiscal year 2020, as in recent prior fiscal years, our Compensation Committee’s pay philosophy was to emphasize performance-based compensation, tied directly to annual goals or long-term equity awards, and to link compensation to our business strategy. The Compensation Committee’s objective was to establish an overall compensation package to:

•	Reward the achievement of business objectives approved by our board of directors;
•	Tie a significant portion of compensation to the long-term performance of our common shares;
•	Provide a rational, consistent, and competitive executive compensation program that is well understood by those to whom it applies; and
•	Attract, retain, and motivate executives who can significantly contribute to our success.

Compensation Structure.  Our compensation structure is comprised of:

Base Salary — Base salary provides fixed pay levels aimed to attract and retain executive talent. Variations in salary levels among Named Executive Officers are based on each executive’s roles and responsibilities, experience, functional expertise, relation to peer pay levels, competitive assessments, individual performance, and changes in salaries in the overall general market and for all employees of the Company. Salaries are reviewed annually by our Compensation Committee, and changes in salary are based on these factors and input from our CEO, other than for himself. None of the factors are weighted according to any specific formula. Salaries for new executive officers are generally based on the Compensation Committee’s discretion and judgment but may be based on any of the above-mentioned relevant factors.

Annual Incentives — Annual incentives provide cash variable pay for achievement of the Company’s financial goals, with target incentives set as a percentage of salary, and are designed to reward achievement of goals with an annual cash payment. At the end of each fiscal year, the Compensation Committee considers the aggregate compensation of each Named Executive Officer and may adjust the annual incentive payment otherwise earned if the aggregate compensation is deemed deficient or excessive in the opinion and discretion of the Compensation Committee. Annual incentives for our CEO are settled in shares of common stock, instead of cash.

Long-Term Incentives — Long-term incentives are variable, equity incentives designed to drive improvements in performance that build wealth and create long-term shareholder value by tying the value of earned incentives to the long-term performance of our common shares. Target long-term incentives are also set as a percentage of salary.

Compensation Key Considerations

Annual Goal Setting.  Annual goals for our Named Executive Officers may be tied to our financial, strategic, and operational goals and may include business specific financial targets relating to our goals. For fiscal year 2020, the Compensation Committee linked annual incentive goals to financial targets emphasizing both growth and profitability. Annual incentives were based on revenue growth, but payment was conditioned upon the achievement of a minimum adjusted EBITDA and a minimum end of year cash balance.

Variable Pay at Risk.  Our compensation philosophy drives the provision of greater at-risk pay to our Named Executive Officers, and variable pay at risk comprised between 43% and 62% of target annual compensation for the Named Executive Officers. Our Named Executive Officers have significant opportunities for long-term, equity-based incentive compensation, as our philosophy is to tie a significant portion of compensation to the long-term performance of our common shares. Thus, significant emphasis is placed on long-term shareholder value creation, thereby we believe minimizing excessive risk taking by our executives.

Compensation Consultants and Competitive Market Assessments.  The Compensation Committee did not engage a compensation consultant and did not rely on any market assessment of compensation in setting compensation for fiscal year 2020. The Committee engaged Compensia, Inc. as a compensation consultant and reviewed and considered their market assessment of compensation, along with other factors, in connection with negotiating Mr. Srinivasan’s compensation in his new employment agreement in the fourth quarter of 2020.

Following such review and consideration, the Committee determined that Mr. Srinivasan’s compensation for fiscal year 2021 would be as follows:

•	No change to base salary
•	Increase in target annual incentive from 75% of base salary to 100% of base salary; and
•	A grant of 600,000 SSARs at an exercise price of $36.60 per share, which was equal to the closing price of the Company’s common stock on February 10, 2020, the date of grant.

Of the 600,000 SSARs granted to Mr. Srinivasan, 475,000 SSARs will vest in equal monthly amounts over the next three years, subject to Mr. Srinivasan’s continued employment with the Company. The remaining 125,000 SSARs will vest pro rata daily if the closing price of the Company’s stock has been equal to or higher than $45 per share for 15 business days, regardless of the price performance thereafter, again subject to Mr. Srinivasan’s continued employment on the vesting date.

Tally Sheets.  Our Compensation Committee analyzed tally sheets at the beginning of the fiscal year to review overall compensation and pay mix for each Named Executive Officer. Tally sheets included a three-year look-back of total compensation, including annual cash compensation, long-term incentive awards granted and earned, and benefits and perquisites. Tally sheets also included a cumulative inventory of equity grants by fiscal year, including the value of outstanding equity at the Company’s then current stock price and the value received for prior vesting and exercises of equity. The tally sheets brought together, in one place, all elements of Named Executive Officers’ actual compensation and information about wealth accumulation so that our Compensation Committee could analyze the individual elements, the mix of compensation and the aggregate total amount of annual and accumulated compensation. Tally sheets were also used by the Committee to evaluate internal pay equity among the Named Executive Officers and to determine the impact of employment termination or change of control events. In support of the philosophy of rewarding performance, tally sheets are used by the Compensation Committee to review compensation as compared to expectations, and our Compensation Committee determined that annual compensation set for our Named Executive Officers for fiscal year 2020 was consistent with expectations and with the established compensation philosophy and pay mix guidelines driven by that philosophy.

Fiscal Year 2020 Compensation

Base Salary.  For fiscal year 2020, base salary comprised between 64% and 96% of total target compensation for the Named Executive Officers.

Under his prior employment agreement, which was effective for fiscal year 2020, Mr. Srinivasan’s base salary was $600,000 per year, subject to annual review and adjustment by the Compensation Committee. The Committee did not award an increase in base salary for Mr. Srinivasan in fiscal year 2020 because it believed his base salary to still be aligned with the Committee’s philosophy and goals and Mr. Srinivasan believed it would be inappropriate to increase his base salary while the Company continued to be unprofitable. Mr. Srinivasan’s base salary remains $600,000 per year in his new employment agreement.

Similarly, the base salaries of the other Named Executive Officers did not change from fiscal year 2019 to 2020. The CEO and Committee believed that their base salaries were still aligned with the Committee’s philosophy and goals and the CEO believed it would be inappropriate to increase their base salaries while the Company continued to be unprofitable.

Annual Incentives.

Annual Incentive Targets.  The Compensation Committee set fiscal year 2020 annual incentive goals at the beginning of the fiscal year. As previously discussed, the Committee linked the annual incentive goals of the Named Executive Officers to revenue, Adjusted EBITDA and cash balance. All the Named Executive Officers were subject to the same annual incentive structure:

•	100% of target annual incentives were based on the Company’s achievement of a fiscal year 2020 revenue target of $165 million;
•	provided that Adjusted EBITDA after payment of annual incentives is not less than $13M;
•	provided, further, that the Company’s balance of cash and cash equivalents at the end of fiscal year 2020, was at least $45 million.

Component	Weighting (%)	Threshold		Target		Maximum
		Amount	Payout (% of target incentive)	Amount	Payout (% of target incentive)	Amount	Payout (% of target incentive)
Revenue	100%	$160M	50	$165M	100	$170M	150

Straight-line achievement would be calculated between the threshold level and the target level and between the target level and the maximum level. No payment was earned at less than target performance, and payouts were capped at 150% of target incentives. If either the Adjusted EBITDA or cash balance conditions were not achieved, then the annual incentives would not be earned. The Committee also allowed for less than 50% achievement if the threshold level of revenue was met, up to the maximum amount on incentive that could be paid while still achieving the Adjusted EBITDA condition.

For fiscal year 2020, the Committee believed that revenue growth was most accretive to shareholder value. The Committee imposed the Adjusted EBITDA and cash balance conditions in order to encourage disciplined management of Company expenses and profitable growth.

The Committee set the revenue target as a 17% improvement over fiscal year 2019 revenue of $141 million, set the Adjusted EBITDA condition as a $2.7 million improvement over fiscal year 2019 Adjusted EBITDA of $10.3 million, and set the cash balance condition as a $4.2 million improvement over fiscal year end cash balance of $40.8 million. The Compensation Committee believed that the plan involved performance that was difficult at the target levels and significantly difficult at the maximum level, requiring meaningful improvement over fiscal year 2019 results relative to future expectations at the time the levels were set.

Annual Incentive Results.  Fiscal year 2020 revenue was $160.6 million, slightly exceeding the $160 million threshold level for annual incentive achievement. This achievement would have qualified the Named Executive Officers for approximately 50% achievement, but payment of annual incentives at that level would have caused the Adjusted EBITDA condition to be missed. The maximum percentage of target incentives that could be paid while still meeting the Adjusted EBITDA condition was 34%. Fiscal year 2020 cash and cash equivalents balance was $46.2 million, above the target cash balance of $45 million.  Accordingly, the Committee certified 34% achievement of annual incentive targets.

Component	Result	Target	Achievement
Revenue	$160.6M	$165.0M	34%
Adjusted EBITDA	$13.0M	$13.0	Achieved
Cash Balance	$46.2M	$45.0M	Achieved

CEO Annual Incentive.  Mr. Srinivasan was eligible for an annual incentive for fiscal year 2020 based on the Company financial performance metrics described above, with any such earned incentive to be settled in shares of common stock. Pursuant to his prior employment agreement, Mr. Srinivasan’s target annual incentive for fiscal year 2020 was set at 75% of his base salary, or $450,000, with a maximum potential incentive of $900,000 (150% of his base salary and 200% of his target annual incentive), payable upon achievement of 150% of the annual incentive goals, and a threshold potential incentive of $225,000 (50% of his target annual incentive), payable upon achievement of 50% of the annual incentive goals. For fiscal year 2019, at Mr. Srinivasan’s request, the Committee set Mr. Srinivasan’s maximum potential incentive at $675,000, being 150% of his target annual incentive, instead of the 200% provided in his employment agreement. Mr. Srinivasan desired for his maximum potential incentive to be the same as the Company’s other executive officers.

Because his annual incentive would be settled in shares of common stock, the Compensation Committee approved a grant of 30,120 shares of restricted common stock to Mr. Srinivasan on June 20, 2019, the date that the Committee set his annual incentive goals, which shares were approximately equal in value to his maximum potential incentive on the date of grant. Pursuant to the grant, shares of restricted common stock would vest upon certification by the Compensation Committee of achievement of the annual incentive goals in the amount determined by the Committee, provided that vesting could not occur prior to June 20, 2020, the one-year anniversary of the date of grant, in accordance with the terms of our 2016 Stock Incentive Plan.

Based on the fiscal year 2020 results discussed above, Mr. Srinivasan was eligible to earn approximately 34% of this target annual incentive. However, Mr. Srinivasan requested that the Compensation Committee award him the same percentage of his annual incentive target as the lowest amount earned by any other employee of the Company who was on an individual annual bonus plan. Due to individual objectives, employees of the Company on annual bonus plans earned between 25.5 and 34.0% of their annual incentive target for fiscal year 2020. Therefore, Mr. Srinivasan requested that the Committee award him no more than 25.5% of his target annual incentive. The Committee honored the request and determined that Mr. Srinivasan should earn an annual incentive of $114,750 in fiscal year 2020, or 25.5% of his annual incentive target, congruent with the lowest percentage achievement by the Company’s employees. Accordingly, the Compensation Committee awarded Mr. Srinivasan 6,714 of the original 30,120 shares subject to the annual incentive grant, being the number of shares having a value of $114,750 based on the closing price of the Company’s common stock on July 16, 2020, the date that the Committee made its determination. The remaining 23,406 shares subject to the original annual incentive grant were forfeited and can never be earned by Mr. Srinivasan.

Annual Incentives for the Other Named Executive Officers.  Fiscal year 2020 target annual incentives for the other Named Executive Officers, were set as 50% of the executive’s base salary. Mr. DeMarinis was also eligible for target annual incentives of $125,000 for commissions and other sales-related incentives due to his role as head of our Americas Sales teams.

Annual incentives comprised 19% to 25% of total fiscal year 2020 target compensation for these Named Executive Officers.

Officer	Target Annual Incentive as % of Base Salary	Target Annual Incentives ($)	Target Annual Incentive as % of FY20 Total Target Compensation
Tony Pritchett	50%	130,000	25%
Kyle Badger	50%	140,000	25%
Prabuddha Biswas	50%	135,000	25%
Don DeMarinis	100%	250,000	19%

Additional detail about target and maximum incentives are disclosed in the Grants of Plan-Based Awards for Fiscal Year 2020 table below.

Based on the fiscal year 2020 results discussed above, each of the Named Executive Officers earned 34% of their target annual incentives subject to the annual incentive plan described above. Mr. DeMarinis earned an additional $111,678 of his target $125,000 sales incentives based on the net gross profit of sales made in the Americas.

Officer	Annual Incentive Plan Target ($)	Company Blended Achievement (%)	Annual Incentive Plan Payout ($)	Sales Incentive Payout ($)	Total Annual Incentives Payouts ($)
Tony Pritchett	130,000	34	44,200	—	44,200
Kyle Badger	140,000	34	47,600	—	47,600
Prabuddha Biswas	135,000	34	45,900	—	45,900
Don DeMarinis	125,000	34	42,500	111,678	154,178

Long-Term Incentives.  As with the annual cash incentives, the Compensation Committee approved fiscal year 2020 long-term incentive (“LTI”) awards for the Named Executive Officers other than Mr. Srinivasan at the beginning of the year when the outcome for the fiscal year was substantially uncertain. LTI awards to these Named Executive Officers consisted of stock-settled appreciation rights (“SSARs”) and restricted shares, both with three-year vesting schedules, pursuant to the Company’s shareholder-approved 2016 Stock Incentive Plan.

Pursuant to his new employment agreement, Mr. Srinivasan received a grant of 600,000 SSARs at an exercise price of $36.60 per share, which was equal to the closing price of the Company’s common stock on February 10, 2020, the date of grant. Of those, 475,000 SSARs will vest in equal monthly amounts over the next three years, subject to Mr. Srinivasan’s continued employment with the Company. The remaining 125,000 SSARs will vest if the closing price of the Company’s stock has been equal to or higher than $45 per share for 15 business days, and on the following day, they will vest pro-rata daily over the remainder of the initial three-year term of the new employment agreement regardless of the price performance thereafter, but subject to Mr. Srinivasan’s continued employment on the vesting date.

With respect to the other Named Executive Officers, the Committee considered various LTI award alternatives. While annual incentives targeted specific performance goals, the focus on LTI awards was to link compensation directly to shareholder gains. SSARs provided the direct link between compensation and shareholder gains in a less dilutive manner than with stock options, and the three-year vesting schedule also enhanced retention. In addition, restricted shares tie compensation to shareholder gains and highly bolster retention over the vesting period.

LTI awards comprised between 23% and 25% of total fiscal year 2020 target compensation for the Named Executive Officers other than Mr. Srinivasan.

In setting LTI awards for the Named Executive Officers other than the CEO, the Committee received input and recommendations from our CEO, and at his recommendation set LTI awards for Messrs. Pritchett, Badger and Biswas at 50% of their base salaries, split evenly between shares of restricted common stock and SSARs, the same as in the prior fiscal year. At the recommendation of the CEO, the Committee set Mr. DeMarinis’ LTI Award at 61% of his base salary, split approximately 60% in shares of restricted common stock and approximately 40% in SSARS, because the CEO believed Mr. DeMarinis to be under-equitized in comparison to the other Named Executive Officers. Awards of restricted common stock were based on the closing price of our common stock on the date of grant ($22.41), and awards of SSARs were based on the Black-Scholes value of our common stock on the date of grant ($7.01).

Officer	Total LTI Value ($)*	SSARs Granted (#)	Restricted Shares Granted (#)
Tony Pritchett	130,000	9,272	2,900
Kyle Badger	140,000	9,985	3,123
Prabuddha Biswas	135,000	9,629	3,012
Don DeMarinis	153,000	8,915	4,038

*Due to rounding down to avoid fractional shares, the actual values of LTI awards received were less than the amounts stated in this table. See the Summary Compensation Table on page 44 for actual values received.

All of these SSARs and restricted shares vest in one-third increments on March 31, 2020, 2021 and 2022. The SSARs have seven-year terms, are settled in common shares upon exercise, and were granted at an exercise price of $22.41 (the closing price of the common shares on the grant date).

Additional Compensation – Executive Benefits.  We provide executive benefits to our Named Executive Officers including additional life and long-term disability insurance plans. From time to time, Named Executive Officers also may participate in supplier sponsored events. Executive benefits are further described in the Summary Compensation Table. We believe these benefits enhance the competitiveness of our overall executive compensation package. We have, however, limited executive benefits offered to reduce compensation costs. Additionally, welfare benefits offered to our Named Executive Officers are the same level of benefits offered to all Company employees.

Employment Agreements and Change of Control

The material termination and change of control provisions of various agreements are summarized below for each Named Executive Officer and are covered in more detail in the Termination and Change of Control table and accompanying discussion.

Employment Agreements.  The Company has entered into employment agreements with each of the Named Executive Officers.

In accordance with his new employment agreement, Mr. Srinivasan will serve as CEO and President for a three-year initial term beginning on January 1, 2020. The term of employment will automatically extend for successive periods of one year unless either the Company or Mr. Srinivasan provides written notice of non-renewal at least 90 days before the end of the then-current employment term.  If the employment agreement is terminated by the Company without cause or by Mr. Srinivasan for good reason, then subject to his execution of a release of claims, Mr. Srinivasan will be entitled to receive severance equal to two years’ then-current base salary and two times the value of his target annual bonus performance shares, which will be paid during regular pay intervals over the course of two years.  In addition, he will also receive (a) a lump sum payment in cash, on the 60th day after the termination date, equal to the total after-tax premiums required to pay for 24 months of COBRA continuation coverage under the Company’s medical, dental and vision insurance plans; (b) a lump sum payment in cash of his pro-rated bonus for the year of termination based on actual performance with no negative discretion by the Board; and (c) twelve (12) months of accelerated vesting of all equity compensation awards that are subject to time or service-based vesting and were unvested and outstanding on the termination date.  However, if notice of non-renewal is given within the last 12 months of the initial three-year employment term severance will only be paid for a 12-month period.  If such termination occurs within three months before or 24 months after a change in control, Mr. Srinivasan will receive two times the sum of his then-current base salary and target annual bonus, two times the COBRA payment and 100% release of any post-closing restrictions related to equity awards that were deemed vested as a result of the change of control.  In addition, upon any termination of employment, Mr. Srinivasan will receive accrued but unpaid base salary and payment for any unused vacation and unreimbursed expenses.

The Company entered into new employment agreements with each of the other Named Executive Officers on July 27, 2020, other than Mr. Pritchett, whose employment with the Company had terminated prior to this date. Under the employment agreements for these Named Executive Officers, upon termination without cause, we must pay severance equal to 12 months’ salary and reimbursement of the executive’s total premium for 12 months of COBRA continuation coverage under the Company’s health benefit plans. If the executive’s compensation is reduced by more than 10%, other than a general reduction that affects all similarly situated executives, or if at any time prior to a change in control the executive no longer reports to the CEO, the executive may terminate his employment if the Company fails to materially cure such condition within 30 days following notice of such condition by the executive, and the termination will be deemed to be a termination without cause and the executive is entitled to his or her severance benefits. In the event that any of these Named Executive Officers are terminated without cause or by the executive for good reason in the 24 months following a change of control of the Company, the executive is entitled to severance pay equal to 12 months’ salary and a pro rata portion of target annual incentive and reimbursement of the executive’s total premium for 12 months’ of COBRA continuation coverage under the Company’s health benefit.  None of the Named Executive Officers is entitled to excise tax gross-up payments.

In consideration of the severance benefits, Mr. Srinivasan is subject to 24-month post-termination confidentiality and non-disclosure requirements, as well as non-competition and non-solicitation obligations, except that if the term of his employment agreement expires at the end of the initial three-year term, the non-competition provisions will only apply for 12 months following termination. Each other employment agreement contains a 12-month post-termination non-solicitation provision, an indefinite confidentiality provision, and a 12-month post-termination non-compete provision.

Our Compensation Committee believes that the terms of these employment agreements enhance our ability to retain our executives and contain severance costs by providing reasonable severance benefits competitive with market practice. Severance costs are contained by limiting pay to one year in the absence of a change of control, limiting personal benefits, not providing accelerated vesting for awards under the agreements, and narrowly defining a voluntary termination that triggers severance benefits. Severance payments in the event of a change of control are subject to a double trigger such that severance benefits are provided only upon a combination of a change of control and a qualified termination. Additionally, the Company benefits greatly from the non-competition, non-disclosure, and non-solicitation clauses contained in the employment agreements.

Accelerated Vesting.  Except as described above for our CEO, none of the employment agreements provide for accelerated vesting of equity. Under our 2011 and 2016 Stock Incentive Plans, vesting is accelerated upon the actual occurrence of a change of control for all SSARs and restricted shares (including performance shares). The Compensation Committee believed that during a change of control situation, a stable business environment is in the shareholders’ best interests, and accelerated vesting provisions provide stability. The accelerated vesting provisions are applicable to all employees who receive equity awards, not just executive management.

The equity incentive awards granted to the Named Executive Officers for fiscal year 2020 are subject to a holding period of one year following a change of control. Under this provision, all SSARs and restricted shares granted for fiscal year 2020 accelerate upon the actual occurrence of a change of control but remain subject to restrictions on exercise and transfer until the earlier of one year after the change of control or the executive’s qualified termination. The Committee believed that this further restriction during a change of control situation further promotes a stable business environment and is in the shareholders’ best interests.

CEO Pay Ratio Disclosure

The following is a reasonable estimate, prepared under applicable SEC rules, of the ratio of the annual total compensation of our CEO to the median of the annual total compensation of our other employees. We determined our median employee based on base salary (annualized in the case of full- and part-time employees who joined the company during fiscal year 2020) of each of our employees (excluding the CEO), as of March 31, 2020. The annual total compensation of our median employee (other than the CEO) for 2020 was $30,784. As disclosed in the Summary Compensation Table appearing on page 44 our CEO’s annual total compensation for fiscal year 2020 was $7,352,134. Based on the foregoing, our estimate of the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all other employees was 239 to 1. Given the different methodologies that various public companies will use to determine an estimate of their pay ratio, the estimated ratio reported above should not be used as a basis for comparison between companies. In addition, the pay ratio this year was impacted by two factors: (1) Significant expansion of our Indian development center, which at the end of fiscal year 2020 contained 53% of our global employees. Market levels of annual total compensation in India are generally substantially less the U.S., where our CEO is based. (2) The substantial SSARs grant to our CEO in connection with his new employment agreement, an event that did not occur in the past two years and is not expected to occur again in the next two fiscal years.

Additional Compensation Policies

Clawback – Recoupment of Bonuses, Incentives, and Gains.  Under the Company’s “clawback” policy, if the board of directors determines that our financial statements are restated due directly or indirectly to fraud, ethical misconduct, intentional misconduct, or a breach of fiduciary duty by one or more executive officers or vice presidents, then the board of directors will have the sole discretion to cancel any stock-based awards granted and to take such action, as permitted by law, as it deems necessary to recover all or a portion of any bonus or incentive compensation paid and recoup any gains realized in respect of equity-based awards, provided recoveries cannot extend back more than three years. Additionally, under Section 304 of the Sarbanes-Oxley Act, if we are required to restate our financial statements due to material noncompliance with any financial reporting requirements as a result of misconduct, our CEO and CFO must reimburse us for any bonus or other incentive-based or equity-based compensation received during the 12 months following the first public issuance of the non-complying document, and any profits realized from the sale of our securities during those 12 months.

Stock Ownership Guidelines.  To underscore the importance of strong alignment between the interests of management and shareholders, the board of directors approved stock ownership guidelines for directors and executives, with our CEO having the highest ownership requirement. Director and executive compensation are designed to provide a significant opportunity to tie individual rewards to long-term Company performance. The objective of our stock ownership guidelines is to support this overall philosophy of alignment and to send a positive message to our shareholders, customers, suppliers, and employees of our commitment to shareholder value. Each director and executive officer is expected to maintain minimum share ownership of either: (i) the number of shares with a value based on a multiple of base salary or director annual retainer listed below, or (ii) the number of shares listed below:

	Multiple of Director Annual Retainer and Executive Base Salary		Number of Shares
	2 Years	4 Years	2 Years	4 Years
Directors	3x	6x	15,000	45,000
CEO	2.5x	5x	125,000	250,000
Senior Vice Presidents	0.5x	2x	15,000	75,000
Other Executive Officers	—	0.5x	2,500	15,000

Stock ownership that is included toward attainment of the guidelines includes (i) shares held of record or beneficially owned, either directly or indirectly; (ii) shares acquired upon exercise of stock options or SSARs; (iii) vested restricted or deferred shares; (iv) phantom or deferred share units held in a deferred compensation plan; and (v) shares or deferred shares acquired by dividend reinvestment. Directors and executives are expected to attain the specified target ownership levels within both two and four years from the later of the effective date of this policy or becoming a director or an executive and remain at or above that level until retirement. Annually, the board of directors reviews progress toward achieving these ownership levels. Director and executives who have not attained the specified ownership guidelines will be required to hold 75% of shares acquired upon exercise of stock options and SSARs or vesting of performance or restricted shares until they meet their target ownership level. If ownership guidelines are not met within two and four years, our Compensation Committee has the right to pay an executive’s annual incentives in shares until ownership guidelines are achieved.

Stock Retention Policy.  Under the Company’s stock retention policy, directors and executive officers are required to hold shares of Company stock for at least one year after such shares vest in the case of performance or restricted shares, or one year after exercise in the case of stock options or SSARs, or until the earlier date of their termination of service as a director or executive officer. The holding period policy does not apply in instances of a “change in control,” as defined in the 2016 Stock Incentive Plan.

Impact of Tax Considerations.  Section 162(m) of the Internal Revenue Code, through December 31, 2017, limited the tax deduction of public companies for compensation in excess of $1.0 million paid to their CEO and the three most highly compensated executive officers (other than the CFO) at the end of any fiscal year unless the compensation qualified as “performance-based compensation” Under applicable IRS regulations. For tax years after December 31, 2017, the Tax Cuts and Jobs Act of 2017 amended Section 162(m) to expand the $1.0 million deduction limitation described above to a larger group of employees and to eliminate the “performance-based” exception. The employees (referred to as “covered employees”) to whom the deduction limitation applies include the CEO and CFO (in each case, whether or not serving as executive officers as of the end of the fiscal year) and the three other most highly compensated executive officers. In addition, once considered a “covered employee” for a given year, the individual will be treated as a “covered employee” for all subsequent years.

The Compensation Committee has considered the effect of Section 162(m) on the Company’s executive compensation program. The Compensation Committee exercises discretion in setting base salaries, structuring incentive and long-term compensation awards and in determining payments in relation to levels of achievement of performance goals. The Compensation Committee believes that the total compensation program for Named Executive Officers should be managed in accordance with the objectives outlined in the Committee’s compensation philosophy and in the best overall interests of the Company’s shareholders. Accordingly, compensation paid by the Company may not be deductible because such compensation exceeds the limitations for deductibility under Section 162(m).

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with the Company’s management. Based on that review and discussion, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be incorporated in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2020, and included in the Company’s Proxy Statement for its 2020 Annual Meeting of Shareholders.

The Compensation Committee of the Board of Directors

Melvin Keating, Chairman

Michael A. Kaufman

Jerry Jones

John Mutch

EXECUTIVE COMPENSATION

The following table and related notes provide information regarding fiscal year 2020 compensation for our Named Executive Officers, including our CEO and CFO, and the other three most highly compensated executive officers whose total compensation exceeded $100,000 for fiscal year 2020.

Summary Compensation Table for Fiscal Year 2020

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compen-sation ($)(2)	Non- qualified Deferred Compen- sation Earnings ($)	All Other Compen- sation ($)(3)	Total ($)
Ramesh Srinivasan President and Chief Executive Officer	FY20	600,000	—	450,000	6,277,246	—	—	24,888	7,352,134
	FY19	600,000	—	450,000	—	—	—	16,039	1,066,039
	FY18	600,000	—	450,000	—	—	—	16,205	1,066,205

Tony Pritchett Vice President and Chief Financial Officer	FY20	260,000	—	64,989	64,997	44,200	—	22,462	456,648
	FY19	254,923	—	65,000	64,998	154,076	—	16,581	555,578
	FY18	224,683	50,000	205,097	93,669	57,500	—	12,536	643,485

Kyle Badger Senior Vice President, General Counsel and Secretary	FY20	280,000	—	69,986	69,995	47,600	—	29,172	496,753
	FY19	276,615	—	69,991	69,995	165,928	—	18,465	600,994
	FY18	260,000	—	64,994	52,813	65,000	—	13,555	456,362

Prabuddha Biswas Senior Vice President and Chief Technology Officer	FY20	270,000	—	67,449	67,499	45,900	—	23,116	473,964
	FY19	256,500	—	539,990	149,999	160,002	—	13,223	1,119,714

Don DeMarinis Senior Vice President Sales, Americas	FY20	250,000	11,678	90,492	62,494	42,500	— — —	27,466	584,630
	FY19	250,000	96,779	62,497	62,497	118,520		16,941	607,234
	FY18	52,885	13,713	124,998	—	—		1,067	192,663

(1)Stock Awards include grants of restricted shares and performance shares. Option Awards include SSAR grants. Amounts disclosed do not represent the economic value received by the Named Executive Officers. The value, if any, recognized upon the exercise of a SSAR will depend upon the market price of the shares on the date the SSAR is exercised. The value, if any, recognized for restricted and performance shares will depend upon the market price of the shares upon vesting. In accordance with SEC rules, the values for restricted and performance shares and SSARs are equal to the aggregate grant date fair value for each award computed in accordance with FASB ASC Topic 718. The values for restricted and performance shares are based on the closing price on the grant date. For Mr. Srinivasan, $450,000 of the stock award consisted of shares of restricted common stock which were subject to performance conditions, and the amount recorded above is based on the probable outcome of the performance conditions on the date of grant. In fiscal year 2020, Mr. Srinivasan was granted $114,750 of the award, as described above in the CD&A, and in fiscal years 2019 and 2018, he was granted $533,340 and $225,000 of the award, respectively. The remainder of the stock award for Mr. Srinivasan consisted of the grant of 600,000 SSARs in connection with his new employment agreement in February 2020. Of the 600,000 SSARs granted to Mr. Srinivasan, the values for 475,000 SSARs are based on the Black-Scholes option pricing model, and the values for 125,000 SSARs was based on the Lattice option pricing model that utilizes a binomial tree to forecast option pricing For the other Named Executive Officers, the values for SSARs are based on the Black-Scholes option pricing model. A discussion of the assumptions used in determining these valuations is set forth in Note 14 of the Notes to Consolidated Financial Statements of the Company’s 2020 Annual Report. For Stock Awards, the amounts shown represent grants of restricted shares to each Named Executive Officer as part of the executive’s annual long-term equity grant.

(2)Amounts represent annual incentive payments received for 2020, 2019, and 2018 based on pre-set incentive goals established at the beginning of each fiscal year and tied to the Company’s financial, strategic, and operational goals.

(3)All other compensation includes the following compensation, calculated based on the aggregate incremental cost to the Company of the benefits noted:

All Other Compensation for Fiscal Year 2020

Name	401(k) Company Match ($)	Executive Life Insurance ($)	Executive Long Term Disability ($)	All Other ($)(a)	Total ($)
R. Srinivasan	9,800	—	2,796	12,292	24,888
T. Pritchett	9,450	384	1,370	11,258	22,462
K. Badger	9,800	1,707	1,943	15,722	29,172
P. Biswas	9,800	—	3,018	10,348	23,166
D. DeMarinis	9,800	—	—	17,666	27,466

(a)

Consists of (i) matching funds for health savings accounts for each of Messrs. Pritchett, Biswas and DeMarinis ($1,200, $1,200 and $1,465, respectively) and (ii) costs of employee and family travel to Company leadership events and employee gifts received at such events for each of the Named Executive Officers.

Grants of Plan-Based Awards

The following table and related notes summarize grants of equity and non-equity incentive compensation awards to our Named Executive Officers for fiscal year 2020. All equity awards were made under the Company’s 2016 Stock Incentive Plan.

Grants of Plan-Based Awards for Fiscal Year 2020

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)(1)			Estimated Future Payouts Under Equity Incentive Plan Awards (#)(2)			All Other Stock Awards: Number of Shares of Stock (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/share)	Grant Date Fair Value of Stock and Option Awards ($)(5)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Ramesh Srinivasan	2/10/2020								600,000	36.60	6,277,246
	6/20/2019				10,040	20,080	30,120

Tony Pritchett	5/28/2019	65,000	130,000	195,000
	6/20/2019								9,272	22.41	64,997
	6/20/2019							2,900			64,989

Kyle Badger	5/28/2019	70,000	140,000	210,000
	6/20/2019								9,985	22.41	69,995
	6/20/2019							3,123			69,986

Prabuddha Biswas	5/28/2019	67,500	135,000	202,500
	6/20/2019								9,629	22.41	67,499
	6/20/2019							3,012			67,499

Don DeMarinis	5/28/2019	60,500	125,000	187,500
	6/20/2019								8,915	22.41	62,494
	6/20/2019							4,038			90,492

(1)Amounts shown in the columns under Estimated Future Payouts Under Non-Equity Incentive Plan Awards represent fiscal year 2020 annual target and maximum cash-based annual incentives granted under the annual incentive plan. Total target, and maximum payouts were conditioned on achievement of goals based on revenue, Adjusted EBITDA and end of year cash balance for each Named Executive Officer other than Mr. Srinivasan. As discussed in the CD&A above, for those Named Executive Officers, cash-based annual incentives could be paid at less than threshold payment level provided that threshold performance was achieved. Fiscal year 2020 payouts for each Named Executive Officer pursuant to these awards are shown in the Summary Compensation Table above in the column titled Non-Equity Incentive Plan Compensation. Further explanation of potential and actual payouts by component is set forth in the CD&A.

(2)Long-term equity incentives for Mr. Srinivasan consisted of shares of restricted common stock which would vest based on the achievement of goals based on revenue, Adjusted EBITDA and end of year cash balance. Achievement of performance goals would have earned him common shares equal to $450,000, which would have equaled the target level of shares set forth in the table based on the grant date fair market value of $22.41 per share. Similarly, the threshold and maximum potential shares set forth in the table are based on the threshold and maximum incentive amounts of $225,000 and $900,000, respectively, at the grant date value of

$22.41 per share. Mr. Srinivasan earned 6,714 shares for performance at 25.5% of target based on a determination date value of $17.09 per share. Further explanation of potential and actual payouts is set forth in the CD&A.

(3)The share amounts shown represent grants of restricted shares to each Named Executive Officer as part of the executive’s annual long-term equity grant. The restricted shares are exercisable in thirds beginning on March 31, 2020.

(4)The share amounts represent SSARs granted at the fair market value of the shares on the grant date as fiscal year 2020 long-term incentive awards. For Mr. Srinivasan, 475,000 SSARs will vest in equal monthly amounts for three years following thee grant date, subject to Mr. Srinivasan’s continued employment with the Company, and the remaining 125,000 SSARs will vest pro rata daily if the closing price of the Company’s stock has been equal to or higher than $45 per share for 15 business days, regardless of the price performance thereafter  For the other Named Executive Officers, the SSARs are exercisable in thirds beginning on March 31, 2020. All SSARs have a seven-year term.

(5)The dollar amount shown for each equity grant represents the grant date fair value of the SSARs and restricted shares, calculated in accordance with FASB ASC Topic 718. The actual value, if any, recognized upon the exercise of a SSAR or vesting of restricted shares will depend upon the market price of the shares on the date the SSAR is exercised or restricted shares vest.

Outstanding Equity Awards

The following table and related notes summarize the outstanding equity awards held by the Named Executive Officers as of March 31, 2020.

Outstanding Equity Awards at 2020 Fiscal Year-End

Name	Grant Date	Option Awards				Stock Awards
		Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)(2)	Market Value of Shares of Stock That Have Not Vested ($)(3)
		Exercisable	Unexercisable (1)
Ramesh Srinivasan	6/20/2019					30,120	503,004
	2/10/2020	13,194	586,806 (a)	36.60	8/10/2024

Tony Pritchett	8/11/2015	5,992		9.60	8/11/2022
	6/14/2017	15,000		9.84	6/14/2024
	7/6/2017	14,375		10.20	7/6/2024
	5/31/2018	9,200	4,600 (b)	14.22	5/31/2025	1,524 (b)	25,451
	6/20/2019	3,090	6,182 (b)	22.41	6/20/2026	1,934 (b)	32,298

Kyle Badger	6/3/2014	14,404		14.43	6/3/2021
	6/2/2015	28,387		9.12	6/2/2022
	6/30/2016	17,598		10.47	6/30/2023
	7/6/2017	16,250		10.20	7/6/2024
	5/31/2018	9,906	4,954 (c)	14.22	5/31/2025	1,641 (c)	27,405
	6/20/2019	3,328	6,657 (c)	22.41	6/20/2026	2,082 (c)	34,769

Prabuddha Biswas	5/31/2018 6/20/2019	21,231 3,209	10,616 (d) 6,420 (d)	14.22 22.41	5/31/2025 6/20/2026	12,658 (d) 2,008 (d)	211,389 33,534

Don DeMarinis	5/31/2018	8,846	4,423 (e)	14.22	5/31/2025	1,465 (e)	24,466
	6/20/2019	2,971	5,944 (e)	22.41	6/20/2026	2,692 (e)	44,956

(1)As of March 31, 2020, the vesting schedules for the time-vested SSARs were as follows:

(a)	13,194 vest monthly from April 1, 2020 through October 30, 2021; 13,195 vest monthly from November 1, 2021 through February 28, 2023. 125,000 vest upon achievement of certain performance targets.

(b)	7,691 vest on March 31, 2021; 3,091 vest on March 31, 2022.
(c)	8,282 vest on March 31, 2021; 3,329 vest of March 31, 2022.
(d)	13,826 vest on March 31, 2021; 3,210 vest of March 31, 2022.
(e)	7,395 vest on March 31, 2021; 2,972 vest of March 31, 2022.
(2)	As of March 31, 2020, the vesting schedules for the time-vested stock awards were as follows:
(b)	2,491 vest on March 31, 2021; 967 vest of March 31, 2022.
(c)	2,682 vest on March 31, 2021; 1,041 vest of March 31, 2022.
(d)	13,271 vest on March 31, 2021; 614 vest of March 31, 2022.
(e)	2,811 vest on March 31, 2021; 1,346 vest of March 31, 2022.
(3)	Calculated based on the closing price of the shares on March 31, 2020, of $16.70 per share.

Option Exercises and Stock Vested

The following table and related notes summarize the exercise of stock options and/or SSARs and the vesting of other stock awards by the Named Executive Officers while they were serving as Named Executive Officers during fiscal year 2020.

Option Exercises and Stock Vested for Fiscal Year 2020

Name	Option Awards			Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)		Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Ramesh Srinivasan	-	-		23,526	512,867
Tony Pritchett	780	17,558		9,369	156,462
Kyle Badger	8,214	180,626		3,744	62,525
Prabuddha Biswas	-	-		13,662	228,155
Don DeMarinis	-	-	74,666	4,471	74,666

(1)	The value realized on vesting of stock awards is determined by multiplying the number of shares underlying the stock awards by the closing price of the shares on the vesting date of the awards.

Termination and Change of Control

The following table and discussion summarize certain information related to the total potential payments which would have been made to the Named Executive Officers in the event of termination of their employment with the Company, including in the event of a change of control, effective March 31, 2020, the last business day of fiscal year 2020, assuming that the current employment agreements with each of our Named Executive Officers had been in effect at such time.

Employment Agreements.  The Named Executive Officers are each a party to an employment agreement with the Company, other than Mr. Pritchett, whose employment with the Company terminated after the end of fiscal year 2020.

If Mr. Srinivasan’s employment agreement is terminated by the Company without cause or by Mr. Srinivasan for good reason, then subject to his execution of a release of claims, Mr. Srinivasan will be entitled to receive severance equal to two years’ then-current base salary and two times the value of his target annual bonus performance shares, which will be paid during regular pay intervals over the course of two years.  In addition, he will also receive (a) a lump sum payment in cash, on the 60th day after the termination date, equal to the total after-tax premiums required to pay for 24 months of COBRA continuation coverage under the Company’s medical, dental and vision insurance plans; (b) a lump sum payment in cash of his pro-rated bonus for the year of termination based on actual performance with no negative discretion by the Board; and (c) twelve (12) months of accelerated vesting of all equity compensation awards that are subject to time or service-based vesting and were unvested and outstanding on the termination date.  However, if notice of non-renewal is given within the last 12 months of the initial three-year employment term severance will only be paid for a 12-month period.  If such termination occurs within three months before or 24 months after a change in control, Mr. Srinivasan will receive two times the sum of his then-current base salary and target annual bonus, two times the COBRA payment and 100% release of any post-closing restrictions related to equity awards that were deemed vested as a result of the change of control.  In addition, upon any termination of employment, Mr. Srinivasan will receive accrued but unpaid base salary and payment for any unused vacation and unreimbursed expenses.

For Mr. Srinivasan, good reason means (i) a reduction in his base salary or target bonus opportunity, (ii) a material diminution in his authority, duties or responsibilities (including, without limitation, his no longer being the CEO of a publicly-traded company or the requirement that he report to anyone other than the Company’s board of directors or following a change in control he is not made the chief executive officer of the ultimate parent of the resulting entity), (iii) his removal as a member of the board of directors (other than by his voluntary resignation), (iv) any other action that constitutes a willful and material breach by the Company of a material provision of his employment agreement, (v) a material reduction in the benefits provided to him that is not part of a broader reduction of benefits applicable to substantially all other officers of the Company, or (vi) a material breach of  the agreement by the Company (including a failure to pay current compensation or benefits when due), and the Company fails to materially cure such condition within 30 days of notice of the breach. For the other Named Executive Officers, good reason is limited to where the Company changes the Named Executive Officer’s position such that his compensation or responsibilities are substantially lessened, and the Company fails to cure such situation within 30 days after notice.

If the Company terminates the employment of any of the other Named Executive Officers without cause, we must pay severance equal to 12 month’s salary and reimbursement of the executive’s total premium for 12 months of COBRA continuation coverage under the Company’s health benefit plans. If the executive’s compensation is reduced by more than 10%, other than a general reduction that affects all similarly situated executives, or if at any time prior to a change in control the executive no longer reports to the CEO, the executive may terminate his employment if the Company fails to materially cure such condition within 30 days following notice of such condition by the executive, and the termination will be deemed to be a termination without cause and the executive is entitled to his or her severance benefits. In the event that any of these Named Executive Officers are terminated without cause or by the executive for good reason in the 24 months following a change of control of the Company, the executive is entitled to severance pay equal to 12 months’ salary and a pro rata portion of target annual incentive and reimbursement of the executive’s total premium for 12 months’ of COBRA continuation coverage under the Company’s health benefit.

During the term of his employment and for 24 months thereafter, Mr. Srinivasan is subject to the Company’s standard confidentiality and non-disclosure requirements, as well as non-competition and non-solicitation obligations, except that if the term of the employment agreement expires at the end of the initial three-year term, the non-competition provisions will only apply for 12 months following termination. Following a termination of employment of any other Named Executive Officer for any reason, such Named Executive Officer is prohibited for a 12 month period following termination from being employed by, owning, operating, controlling, or being connected with certain businesses that compete with the Company. Each other Named Executive Officer’s agreement also contains an indefinite non-disclosure provision for the protection of the Company’s confidential information and a 12 month non-solicitation of Company employees.

Termination and Change of Control

Voluntary Termination or Termination for Cause ($)(1)	Ramesh Srinivasan	Kyle Badger	Prabuddha Biswas	Don DeMarinis
Base Salary and Incentive	—	—	—	—
Accelerated Vesting	—	—	—	—
Termination without Cause or by Employee for Good Reason ($)(2)
Base Salary and Incentive	3,000,000	280,000	270,000	250,000
Health Insurance (3)	46,272	23,136	20,276	21,109
Accelerated Vesting	—	—	—	—
Total	3,046,272	303,136	290,276	271,109
Change of Control ($)(4)
Base Salary and Incentive	2,400,000	420,000	405,000	350,000
Health Insurance	92,544	23,136	20,276	21,109
Accelerated Vesting/SSARs	—	12,286	26,328	10,969
Accelerated Vesting/Stock	—	62,174	244,823	97,144
Total	2,492,544	517,596	696,427	479.,22
Death or Disability ($)(5)
Accelerated Vesting/SSARs	—	12,286	26,328	10,969
Accelerated Vesting/Stock	—	—	—	—
Total	—	12,286	26,328	10,969

(1)  A “voluntary termination” includes death, disability, or legal incompetence.

(2)  For Mr. Srinivasan, “cause” is defined as (i) conviction of a crime involving misappropriation of money or other property or conviction of a felony, or a guilty plea or plea of nolo contendere with respect to a felony, (ii) conduct that is Prohibited Activity under the non-competition section of his employment agreement, (iii) conduct that breaches his duty of loyalty to the Company or his willful misconduct, any of which materially injures the Company, (iv) a willful and material breach of his material obligations under any agreement entered into between him and the Company that materially injures the Company, or (v) failure to substantially perform his reasonable duties with the Company (other than by reason of his disability) that materially injures the Company. For the other Named Executive Officers, “cause” is defined as (i) breach of employment agreement or any other duty to the Company, (ii) dishonesty, fraud, or failure to abide by the published ethical standards, conflicts of interest, or material breach of Company policy, (iii) conviction of a felony crime or crime involving misappropriation of money or other Company property, or (iv) misconduct, malfeasance, or insubordination. For Mr. Srinivasan, good reason means (i) a reduction in base salary or target bonus opportunity, (ii) a material diminution in authority, duties or responsibilities (including, without limitation, no longer being the CEO of a publicly-traded company or the requirement that he report to anyone other than the Company’s Board of Directors or following a Change in Control he is not made the chief executive officer of the ultimate parent of the resulting entity), (iii) removal as a member of the Board (other than by voluntary resignation), or failure to be appointed to the board of directors of the ultimate parent of any resulting entity following a change in control, (iv) any other action that constitutes a willful and material breach by Agilysys of a material provision of his employment agreement, (v) a material reduction in the benefits provided to him that is not part of a broader reduction of benefits applicable to substantially all other officers of the Company, or (vii) a material breach of his employment agreement by Agilysys, including the failure to pay his current compensation or benefits when due. For the other Named Executive Officers, good reason means (i) a reduction in base salary or target bonus eligibility by more than 10% from its then current level, other than a general reduction in base salary or target bonus eligibility that affects all similarly situated executives in substantially the same proportions, or (ii) at any time prior to a change in control of the Company, the Named Executive Officer no longer reports to the CEO, and the Company fails to cure any such situation within 30 days after notice.

(3)  Health Insurance consists of health care and dental care benefits. The amount reflects reimbursement of COBRA benefits for the applicable period.

(4)  Severance payments in the event of a change of control are subject to a double trigger such that severance benefits are provided only upon a combination of a change of control and a qualified termination. SSARs and restricted shares vest upon a change of control. For SSARs the value of accelerated vesting is calculated using the closing price of $16.70 per share on March 31, 2020, less the exercise price per share for the total number of SSARs accelerated. The value of restricted shares upon vesting reflects that same $16.70 closing price. Values represent potential vesting under a hypothetical change of control situation on March 31, 2020.

(5)  All SSARs vest upon death or disability.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information with respect to all of the Company’s equity compensation plans in effect as of March 31, 2020.

	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by shareholders (2011 and 2016 Stock Incentive Plans)	1,644,888	$21.06	868,864

Equity compensation plans not approved by shareholders	—	—	—
Total	1,644,888	$21.06	868,864

PROPOSAL 5 ADVISORY VOTE REGARDING EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and SEC rules require us to allow our shareholders to vote, on a non-binding, advisory basis, on whether to approve the compensation of our Named Executive Officers as disclosed in this Proxy Statement, in accordance with the SEC’s compensation disclosure rules. As described more fully in our CD&A section of this Proxy Statement, our compensation programs applicable to our Named Executive Officers are designed to retain executives who can significantly contribute to our success, reward the achievement of specific annual and long-term goals and strategic objectives, and tie a significant portion of compensation to the long-term performance of our shares to align executive pay and shareholders’ interests. The Compensation Committee continually reviews the compensation programs for our Named Executive Officers to ensure the alignment of our executive compensation structure with our shareholders’ interests and market practices. As a result of this review, the Compensation Committee:

•	Maintained base salaries and target annual incentives for fiscal year 2020 at substantially similar levels as fiscal year 2019;
•	Focused fiscal year 2020 annual incentives on improvements over fiscal year 2019 results;
•	Structured long-term incentives to reward increases in shareholder value.

We are asking shareholders to approve our Named Executive Officers’ compensation as described in this Proxy Statement. Currently, we ask shareholders to vote on such compensation annually. This vote is not intended to address any specific item of compensation, but rather the overall compensation, and the philosophy, objectives, and structure applicable to such compensation. This advisory vote is not binding on the Company, the Compensation Committee, or our board of directors; however, we value the opinions of our shareholders and to the extent there is any significant vote against this proposal, we will consider our shareholders’ concerns and evaluate whether any actions are necessary to address those concerns. Accordingly, we are asking our shareholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2020 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis and the discussion under Executive Compensation, including the 2020 compensation tables and the related disclosure and narratives to those tables.”

Recommendation of the Board of Directors

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” PROPOSAL 5. PROXY CARDS RECEIVED BY THE COMPANY WILL BE VOTED “FOR” PROPOSAL 5 UNLESS THE SHAREHOLDER SPECIFIES OTHERWISE ON THE PROXY CARD.

AUDIT COMMITTEE REPORT

The Audit Committee oversees the Company’s financial reporting process on behalf of the board of directors. The Audit Committee’s activities are governed by a written charter adopted by the board of directors, the Amended and Restated Audit Committee Charter, which is available at the Company’s website www.agilysys.com. The Audit Committee currently consists of three directors, all of whom are independent in accordance with the rules of the NASDAQ Stock Market, Section 10A(m) of the Securities Exchange Act of 1934, and the rules and regulations of the SEC. The Board has determined that Directors Donald Colvin and John Mutch each qualify as an “audit committee financial expert” as defined by the SEC.

Management has the primary responsibility for the Company’s financial statements and the reporting process, including the system of internal controls over financial reporting. Grant Thornton LLP, the Company’s independent registered public accounting firm, audits the annual financial statements prepared by management and expresses an opinion on whether those financial statements conform with United States generally accepted accounting principles, and also audits the internal controls over financial reporting and management’s assessment of those controls. The Audit Committee hires the Company’s independent registered public accounting firm and monitors these processes.

In carrying out its responsibilities, the Audit Committee has reviewed and has discussed with the Company’s management the Company’s 2020 audited financial statements. Management represented to the Audit Committee that the Company’s financial statements were prepared in accordance with United States generally accepted accounting principles. In addition, the Audit Committee discussed with the Company’s financial management and independent registered public accounting firm the overall scope and plans for the audit. The Audit Committee also met with the independent registered public accounting firm, with and without management present, to discuss the results of the audit, their evaluation of the Company’s internal controls over financial reporting, including both the design and usefulness of such internal controls, and the overall quality of the Company’s financial reporting.

The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC.

The Audit Committee has also received annual written disclosures from Grant Thornton regarding their independence from the Company and its management as required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, has discussed with the independent registered public accounting firm their independence, and has considered the compatibility of non-audit services with the registered public accounting firm’s independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the board of directors that the Company’s 2020 audited financial statements be included in the Company’s 2020 Annual Report on Form 10-K for the fiscal year ended March 31, 2020.

Submitted by the Audit Committee of the Board of Directors as of May 20, 2020

Donald Colvin, Chairman

Dana Jones

John Mutch

PROPOSAL 6 RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

By NASDAQ and SEC rules, appointment of the Company’s independent registered public accounting firm (“Independent Accountant”) is the direct responsibility of the Audit Committee, and the Audit Committee has appointed Grant Thornton LLP as our Independent Accountant for the fiscal year ending March 31, 2021.

Shareholder ratification of the selection of Grant Thornton as our Independent Accountant is not required by our Amended Code of Regulations or otherwise; however, the board of directors has determined to seek shareholder ratification of that selection to provide shareholders an avenue to express their views on this important matter. If our shareholders fail to ratify the selection, the Audit Committee will seek to understand the reasons for the vote against ratification and will take those views into account in this and future appointments. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different Independent Accountant at any time during the year if it is determined that such a change would be in the best interests of the Company and our shareholders.

The Audit Committee reviewed the fees of Grant Thornton LLP, our Independent Accountant for fiscal year 2020. Fees for services rendered by Grant Thornton for fiscal years 2020 and 2019 were:

Fiscal Year	Audit Fees ($)	Audit-Related Fees ($)	Tax Fees ($)	All Other Fees ($)
2020	660,565	10,993	2,561	—
2019	718,434	—	10,274	—

“Audit Fees” consist of fees billed for professional services provided for the annual audit of our financial statements, annual audit of internal control over financial reporting, review of the interim financial statements included in quarterly reports, and services that are normally provided in connection with statutory and regulatory filings. “Audit- Related Fees” relate to professional services that are reasonably related to the performance of the audit or review of our financial statements. “Tax Fees” include tax compliance and tax consulting services. “All Other Fees” relate to professional services not included in the foregoing categories, including services related to other regulatory reporting requirements.

Representatives of Grant Thornton are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

The Audit Committee adopted an Audit and Non-Audit Services Pre-Approval Policy to ensure compliance with SEC and other rules and regulations relating to auditor independence, with the goal of safeguarding the continued independence of our Independent Accountant. The Pre-Approval Policy sets forth the procedures and conditions pursuant to which audit, review, and attest services and non-audit services to be provided to the Company by our Independent Accountant may be pre-approved. The Audit Committee is required to pre-approve the audit and non- audit services performed by our Independent Accountant to assure that the provision of such services does not impair independence. Unless a type of service to be provided has received pre-approval as set forth in the Pre-Approval Policy, it will require separate pre-approval by the Audit Committee before commencement of the engagement. Any proposed service that has received pre-approval but which will exceed pre-approved cost limits will require separate pre-approval by the Audit Committee. All audit, non-audit, and tax services were pre-approved by the Audit Committee during fiscal years 2020 and 2019.

Recommendation of the Board of Directors

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF GRANT THORNTON AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM. PROXY CARDS RECEIVED BY THE COMPANY WILL BE VOTED “FOR” PROPOSAL 5 UNLESS THE SHAREHOLDER SPECIFIES OTHERWISE ON THE PROXY CARD.

RELATED PERSON TRANSACTIONS

Issuance of Convertible Preferred Stock

On May 22, 2020, the Company completed the issuance and sale of 1,735,457 shares of Convertible Preferred Stock to MAK Capital Fund L.P., a Bermuda Islands limited partnership and MAK Capital Distressed Debt Fund I, LP, a Delaware limited partnership (the “Related Purchasers”) pursuant to the terms of the Investment Agreement, dated as of May 11, 2020, between the Company and MAK Capital.  The terms of the Convertible Preferred Stock are set forth in the Certificate of Amendment to the Amended Articles of Incorporation of the Company, which was filed with the Secretary of State of the State of Ohio on May 22, 2020.  The terms of the transaction were reviewed and approved by a special Transaction Committee of independent directors, which engaged J. Wood Capital Advisors as financial advisor.

On May 22, 2020, the Company and the Related Purchasers also entered into a Registration Rights Agreement (the “Registration Rights Agreement”) pursuant to which, among other things, the Company granted the Related Purchasers certain customary demand, shelf and piggyback registration rights. Under the Registration Rights Agreement, the Company is required to use its reasonable best efforts to file within three months of the closing of the transactions contemplated by the Investment Agreement (the “Closing”), and cause to be declared effective as promptly as practicable after the filing thereof and no later than six months of the date of the Closing, a shelf registration statement registering the public resale of the shares of common stock of the Company issuable upon conversion of the Convertible Preferred Stock.

Policy on Approval of Related Person Transactions

All related person transactions with the Company require the prior approval or ratification by our Audit Committee. The board of directors adopted Related Person Transaction Procedures to formalize the procedures by which our Audit Committee reviews and approves or ratifies related person transactions. The procedures set forth the scope of transactions covered, the process for reporting such transactions, and the review process. Covered transactions include any transaction, arrangement, or relationship with the Company in which any director, executive officer, or other related person has a direct or indirect material interest, except for business travel and expense payments, share ownership, and executive compensation approved by the board of directors. Transactions are reportable to the Company’s General Counsel, who will oversee the initial review of the reported transaction and notify the Audit Committee of transactions within the scope of the procedures, and the Audit Committee will determine whether to approve or ratify the transaction. Through our Nominating and Corporate Governance Committee, we make a formal yearly inquiry of all of our executive officers and directors for purposes of disclosure of related person transactions, and any such newly revealed related person transactions are conveyed to the Audit Committee. All officers and directors are charged with updating this information with our internal legal counsel.

HOUSEHOLDING

Some banks, brokers and other nominee record holders may be participating in the practice of “householding.” This means that only one copy of either the Notice of Internet Availability of Proxy Materials or of this proxy statement and Annual Report on Form 10-K may have been sent to multiple shareholders sharing an address unless the shareholders provide contrary instructions. We will promptly deliver a separate copy of these documents to you if you call or write us at: Agilysys, Inc., 1000 Windward Concourse, Suite 250, Alpharetta, Georgia 30005, Attention: Secretary; telephone (770) 810-7800.

If you want to receive separate copies of our proxy statements and annual reports to shareholders or Notice of Internet Availability of Proxy Materials in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address or telephone number.

OTHER MATTERS

The Board is not aware of any matter to come before the Annual Meeting of Shareholders other than those mentioned in the accompanying Notice. If other matters properly come before the Annual Meeting, the persons named in the accompanying proxy card intend, to the extent permitted by law, to vote using their best judgment on such matters.

SHAREHOLDER PROPOSALS

Shareholders who, in accordance with SEC Rule 14a-8, wish to present proposals for inclusion in the proxy materials to be distributed in connection with the 2020 Annual Meeting of Shareholders must submit their proposals so that they are received by our Secretary at our Alpharetta office, located at 1000 Windward Concourse, Suite 250, Alpharetta, Georgia 30005, no later than the close of business on June 25, 2021. Each proposal submitted should be accompanied by the name and address of the shareholder submitting the proposal and the number of common shares owned. If the proponent is not a shareholder of record, proof of beneficial ownership should also be submitted. All proposals must be a proper subject for action and comply with the proxy rules of the SEC.

In order for a shareholder to bring a matter properly before the 2020 Annual Meeting present (other than a matter brought pursuant to SEC Rule 14a-8), the shareholder must comply with the requirements set forth in our Amended Code of Regulations, including: (i) be a shareholder of record at the time notice of the matter is given and at the time of the meeting, (ii) be entitled to vote at the meeting, and (iii) have given timely written notice of the matter to the Secretary. A shareholder’s notice of a matter the shareholder wishes to present at the 2020 Annual Meeting (other than a matter brought pursuant to SEC Rule 14a-8), must be received by our Secretary at our Alpharetta office, located at 1000 Windward Concourse, Suite 250, Alpharetta, Georgia 30005, no earlier than July 22, 2021, and no later than August 21, 2021.

Any shareholder entitled to vote at the Annual Meeting on November 19, 2020, may make a request in writing and we will mail, at no charge, a copy of our 2020 Annual Report, including the financial statements and schedules required to be filed with the SEC pursuant to Rule 13a-1 under the Exchange Act, for the most recent fiscal year. Written requests should be directed to Agilysys, Inc., Attn: Investor Relations, 1000 Windward Concourse, Suite 250, Alpharetta, Georgia 30005.

Please sign and return your proxy card promptly or vote via the Internet or telephone. For your convenience, a return envelope is enclosed requiring no additional postage if mailed in the United States.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This proxy statement and other publicly available documents, including the documents incorporated herein and therein by reference, contain, and our officers and representatives may from time to time make, “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “anticipate,” “intend,” “plan,” “goal,” “seek,” “believe,” “project,” “estimate,” “expect,” “strategy,” “future,” “likely,” “may,” “should,” “will” and similar references to future periods. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, our ability to achieve operational efficiencies and meet customer demand for products and services and the risks described in the Company’s filings with the Securities and Exchange Commission, including those listed in Item 1A of our Annual Report on Form 10-K for the fiscal year ended March 31, 2020. Any forward-looking statement made by us is based only on information currently available and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement made herein or any forward-looking statement that may be made from time to time, whether written or oral, whether as a result of new information, future events, or otherwise.

Annex A

AGILYSYS, INC.

2020 EQUITY INCENTIVE PLAN, AS AMENDED AND RESTATED

1.	Purpose; Eligibility.

1.1.

General Purpose. The name of this plan is the Agilysys, Inc. 2020 Equity Incentive Plan. The purposes of the Plan are to (a) enable Agilysys, Inc., an Ohio corporation, and any Affiliate to attract and retain the types of Employees, Consultants and Directors who will contribute to the Company’s long range success; (b) provide incentives that align the interests of Employees, Consultants and Directors with those of the shareholders of the Company; and (c) promote the success of the Company’s business.

1.2.

Eligible Award Recipients. The persons eligible to receive Awards are the Employees, Consultants and Directors of the Company and its Affiliates and such other individuals designated by the Committee who are reasonably expected to become Employees, Consultants and Directors after the receipt of Awards.

1.3.

Available Awards. Awards that may be granted under the Plan include: (a) Incentive Stock Options, (b) Non-Qualified Stock Options, (c) Stock Appreciation Rights, (d) Restricted Awards, (e) Performance Share Awards, (f) Cash Awards, and (g) Other Equity-Based Awards.

2.	Definitions.

“Affiliate” means a corporation or other entity that, directly or through one or more intermediaries, controls, is controlled by or is under common control with, the Company.

“Applicable Laws” means the requirements related to or implicated by the administration of the Plan under applicable state corporate law, United States federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Shares are listed or quoted, and the applicable laws of any foreign country or jurisdiction where Awards are granted under the Plan.

“Award” means any right granted under the Plan, including an Incentive Stock Option, a Non-Qualified Stock Option, a Stock Appreciation Right, a Restricted Award, a Performance Share Award, a Cash Award, or an Other Equity-Based Award.

“Award Agreement” means a written agreement, contract, certificate or other instrument or document evidencing the terms and conditions of an individual Award granted under the Plan which may, in the discretion of the Company, be transmitted electronically to any Participant. Each Award Agreement shall be subject to the terms and conditions of the Plan.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular Person, such Person shall be deemed to have beneficial ownership of all securities that such Person has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board” means the Board of Directors of the Company, as constituted at any time.

“Cash Award” means an Award denominated in cash that is granted under Section 7.4 of the Plan.

“Cause” means, with respect to any Participant, unless otherwise provided in the applicable Award Agreement, (i) the Participant's conviction or misappropriation of money or other property or conviction of a felony, or a guilty plea or plea of nolo contendere by Participant with respect to a felony, (ii) conduct by the Participant that is in competition with the Company, conduct by a Participant that breaches the Participant's duty of loyalty to the Company or a Participant's willful misconduct, any of which materially injures the Company, (iii) a willful and material breach by the Participant of his or her obligations under any agreement entered into between the Participant and the Company that materially injures the Company, or (iv) the Participant's failure to substantially perform his or her duties with the Company (other than by reason of the Participant's Disability). For Participants subject to Section 16 of the Exchange Act, the determination of whether any conduct, action or failure to act constitutes "Cause" shall be made by the Committee in its sole discretion.

“Change in Control” with respect to any Participant shall have the meaning specified in the Participant’s Award Agreement or any employment agreement between the Participant and the Company or its Affiliates. In the absence of any such definition, a “Change in Control” shall mean the occurrence of any of the following:

(i)all or substantially all of the assets of the Company are sold or transferred to another corporation or entity, or the Company is merged, consolidated or reorganized with or into another corporation or entity, with the result that upon conclusion of the transaction less than 51% of the outstanding securities entitled to vote generally in the election of directors ("Voting Stock") or other capital interests of the acquiring corporation or entity are owned, directly or indirectly, by the holders of Voting Stock of the Company generally prior to the transaction;

(ii)there is a report filed on Schedule 13D or Schedule 14D-1, each as promulgated pursuant to the Exchange Act, disclosing that any person (as the term "person" is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act), excluding the Company and any employee benefit plan of the Company, including the trustee of any such plan, has become the beneficial owner (as the term "beneficial owner" is defined under Rule 13d-3) of securities representing 33-1/3% or more of the combined voting power of the then-outstanding Voting Stock of the Company; or

(iii)the individuals who, at the beginning of any period of two consecutive calendar years, constituted the directors of the Company cease for any reason to constitute at least a majority thereof unless either (A) the nomination for election by the Company's shareholders of each new director of the Company was approved by a vote of least two-thirds of the directors of the Company still in office who were directors of the Company at the beginning of any such period; or (B) to the extent adverse tax consequences under Section 409A of the Code would not be triggered, this clause (iii) is waived by a vote of at least two-thirds of the directors of the Company still in office who were directors of the Company at the beginning of any such period.

If required for compliance with Section 409A of the Code, in no event will a Change in Control be deemed to have occurred if such transaction is not also a “change in the ownership or effective control of” the Company or “a change in the ownership of a substantial portion of the assets of” the Company as determined under Treasury Regulation Section 1.409A-3(i)(5) (without regard to any alternative definition thereunder). The Board may, in its sole discretion and without a Participant’s consent, amend the definition of “Change in Control” to conform to the definition of “Change in Control” under Section 409A of the Code, and the regulations thereunder.

“Code” means the Internal Revenue Code of 1986, as it may be amended from time to time. Any reference to a section of the Code shall be deemed to include a reference to any regulations promulgated thereunder.

“Committee” means a committee of one or more members of the Board appointed by the Board to administer the Plan in accordance with Section 3.3 and Section 3.4, or any Officers of the Company to whom it has delegated authority as permitted under Section 3.3.

“Common Shares” means the common shares, without par value, of the Company, or such other securities of the Company as may be designated by the Committee from time to time in substitution thereof.

“Company” means Agilysys, Inc., an Ohio corporation, and any successor thereto.

“Consultant” means any individual or entity which performs bona fide services to the Company or an Affiliate, other than as an Employee or Director, and who may be offered securities registerable pursuant to a registration statement on Form S-8 under the Securities Act or any successor form thereto.

“Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Consultant or Director, is not interrupted or terminated. The Participant’s Continuous Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Consultant or Director or a change in the entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s Continuous Service; provided further that if any Award is subject to Section 409A of the Code, this sentence shall only be given effect to the extent consistent with Section 409A of the Code. For example, a change in status from an Employee of the Company to a Director of an Affiliate will not constitute an interruption of Continuous Service. The Committee or its delegate, in its sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of any leave of absence approved by that party, including sick leave, military leave or any other personal or family leave of absence. The Committee or its delegate, in its sole discretion, may determine whether a Company transaction, such as a sale or spin-off of a division or subsidiary that employs a Participant, shall be deemed to result in a termination of Continuous Service for purposes of affected Awards, and such decision shall be final, conclusive and binding.

“Deferred Stock Units” has the meaning set forth in Section 7.2 hereof.

“Director” means a member of the Board.

“Disability” means, unless the applicable Award Agreement says otherwise, that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment; provided, however, for purposes of determining the term of an Incentive Stock Option pursuant to Section 6.10 hereof, the term Disability shall have the meaning ascribed to it under Section 22(e)(3) of the Code. The determination of whether an individual has a Disability shall be determined under procedures established by the Committee. Except in situations where the Committee is determining Disability for purposes of the term of an Incentive Stock Option pursuant to Section 6.10 hereof within the meaning of Section 22(e)(3) of the Code, the Committee may rely on any determination that a Participant is disabled for purposes of benefits under any long-term disability plan maintained by the Company or any Affiliate in which a Participant participates.

“Disqualifying Disposition” has the meaning set forth in Section 14.12.

“Effective Date” shall mean the date as of which this Plan is adopted by the Board.

“Employee” means any person, including an Officer or Director, employed by the Company or an Affiliate; provided, that, for purposes of determining eligibility to receive Incentive Stock Options, an Employee shall mean an employee of the Company or a parent or subsidiary corporation within the meaning of Section 424 of the Code. Mere service as a Director or payment of a director’s fee by the Company or an Affiliate shall not be sufficient to constitute “employment” by the Company or an Affiliate.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” means, as of any date, the value of the Common Shares as determined below. If the Common Shares are listed on any established stock exchange or a national market system, including without limitation, the New York Stock Exchange or the NASDAQ Stock Market, the Fair Market Value shall be the closing price of a Common Share (or if no sales were reported the closing price on the date immediately preceding such date) as quoted on such exchange or system on the day of determination, as reported in the Wall Street Journal. In the absence of an established market for the Common Shares, the Fair Market Value shall be determined in good faith by the Committee and such determination shall be conclusive and binding on all persons.  Notwithstanding the foregoing, the Committee may also determine the Fair Market Value upon the average selling price of the Common Shares during a specified period that is within thirty (30) days before or thirty (30) days after such date, provided that, with respect to the grant of an Option or Stock Appreciation Right, the commitment to grant such Award based on such valuation method must be irrevocable before the beginning of the specified period and otherwise compliant with Section 409A of the Code.

“Fiscal Year” means the Company’s fiscal year.

“Free Standing Rights” has the meaning set forth in Section 7.1(a).

“Grant Date” means the date on which the Committee adopts a resolution, or takes other appropriate action, expressly granting an Award to a Participant that specifies the key terms and conditions of the Award or, if a later date is set forth in such resolution, then such date as is set forth in such resolution.

“Incentive Stock Option” means an Option that is designated by the Committee as an incentive stock option within the meaning of Section 422 of the Code and that meets the requirements set out in the Plan.

“Non-Employee Director” means a Director who is a “non-employee director” within the meaning of Rule 16b-3 and an “independent director” as defined in the Marketplace Rules of The NASDAQ Stock Market LLC.

“Non-Qualified Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.

“Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

“Option” means an Incentive Stock Option or a Non-Qualified Stock Option granted pursuant to the Plan.

“Optionholder” means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.

“Option Exercise Price” means the price at which a Common Share may be purchased upon the exercise of an Option.

“Other Equity-Based Award” means an Award that is not an Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, or Performance Share Award that is granted under Section 7.4 and is payable by delivery of Common Shares and/or which is measured by reference to the value of Common Shares.

“Participant” means an eligible person to whom an Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Award.

“Performance Goals” means, for a Performance Period, the one or more goals established by the Committee for the Performance Period based upon business criteria or other performance measures determined by the Committee in its discretion.

“Performance Period” means the one or more periods of time, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to and the payment of a Performance Share Award or a Cash Award.

“Performance Share Award” means any Award granted pursuant to Section 7.3 hereof.

“Performance Share” means the grant of a right to receive a number of actual Common Shares or share units based upon the performance of the Company during a Performance Period, as determined by the Committee.

“Permitted Transferee” means a member of the Optionholder’s immediate family (child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships), any person sharing the Optionholder’s household (other than a tenant or employee), a trust in which these persons have more than 50% of the beneficial interest, a foundation in which these persons (or the Optionholder) control the management of assets, and any other entity in which these persons (or the Optionholder) own more than 50% of the voting interests.

“Person” means a person as defined in Section 13(d)(3) of the Exchange Act.

“Plan” means this Agilysys, Inc. 2020 Equity Incentive Plan, as amended and/or amended and restated from time to time.

"Prior Plan" means the 2016 Stock Incentive Plan, as may be amended.

“Related Rights” has the meaning set forth in Section 7.1(a).

“Restricted Award” means any Award granted pursuant to Section 7.2(a).

“Restricted Period” has the meaning set forth in Section 7.2(a).

“Restricted Stock” has the meaning set forth in Section 7.2(a).

“Restricted Stock Units” has the meaning set forth in Section 7.2(a).

“Retirement” means retirement from the Company at or after age 65 or at or after the later of age 55 and seven years of service.

“Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

“Securities Act” means the Securities Act of 1933, as amended.

“Stock Appreciation Right” means the right pursuant to an Award granted under Section 7.1 to receive, upon exercise, an amount payable in cash or shares equal to the number of shares subject to the Stock Appreciation Right that is being exercised multiplied by the excess of (a) the Fair Market Value of a Common Share on the date the Award is exercised, over (b) the exercise price specified in the Stock Appreciation Right Award Agreement.

“Stock for Stock Exchange” has the meaning set forth in Section 6.4.

“Substitute Award” has the meaning set forth in Section 4.5.

“Ten Percent Shareholder” means a person who owns (or is deemed to own pursuant to Section 424(d) of the Code) shares possessing more than 10% of the total combined voting power of all classes of shares of the Company or of any of its Affiliates.

“Total Share Reserve” has the meaning set forth in Section 4.1.

3.	Administration.

3.1Authority of Committee. The Plan shall be administered by the Committee or, in the Board’s sole discretion, by the Board. Subject to the terms of the Plan, the Committee’s charter and Applicable Laws, and in addition to other express powers and authorization conferred by the Plan, the Committee shall have the authority:

(a)	to construe and interpret the Plan and apply its provisions;

(b)	to promulgate, amend, and rescind rules and regulations relating to the administration of the Plan;

(c)	to authorize any person to execute, on behalf of the Company, any instrument required to carry out the purposes of the Plan;

(d)	to delegate its authority to one or more Officers of the Company with respect to Awards that do not involve “insiders” within the meaning of Section 16 of the Exchange Act;

(e)	to determine when Awards are to be granted under the Plan and the applicable Grant Date;

(f)	from time to time to select, subject to the limitations set forth in this Plan, those eligible Award recipients to whom Awards shall be granted;

(g)	to determine the number of Common Shares to be made subject to each Award;

(h)	to determine whether each Option is to be an Incentive Stock Option or a Non-Qualified Stock Option;

(i)

to prescribe the terms and conditions of each Award, including, without limitation, the exercise price and medium of payment and vesting provisions, and to specify the provisions of the Award Agreement relating to such grant;

(j)

to determine the target number of Performance Shares to be granted pursuant to a Performance Share Award, the performance measures that will be used to establish the Performance Goals, the Performance Period(s) and the number of Performance Shares earned by a Participant;

(k)

to amend any outstanding Awards, including for the purpose of modifying the time or manner of vesting, or the term of any outstanding Award; provided, however, that if any such amendment impairs a Participant’s rights or increases a Participant’s obligations under his or her Award or creates or increases a Participant’s federal income tax liability with respect to an Award, such amendment shall also be subject to the Participant’s consent;

(l)

to determine the duration and purpose of leaves of absences which may be granted to a Participant without constituting termination of their employment for purposes of the Plan, which periods shall be no shorter than the periods generally applicable to Employees under the Company’s employment policies;

(m)	to make decisions with respect to outstanding Awards that may become necessary upon a change in corporate control or an event that triggers anti-dilution adjustments;

(n)

to interpret, administer, reconcile any inconsistency in, correct any defect in and/or supply any omission in the Plan and any instrument or agreement relating to, or Award granted under, the Plan; and

(o)	to exercise discretion to make any and all other determinations which it determines to be necessary or advisable for the administration of the Plan.

The Committee also may modify the purchase price or the exercise price of any outstanding Award, provided that if the modification effects a repricing, shareholder approval shall be required before the repricing is effective.

3.2Committee Decisions Final. All decisions made by the Committee pursuant to the provisions of the Plan shall be final and binding on the Company and the Participants, unless such decisions are determined by a court having jurisdiction to be arbitrary and capricious.

3.3Delegation. The Committee or, if no Committee has been appointed, the Board may delegate administration of the Plan to a committee or committees of one or more members of the Board, and the term “Committee” shall apply to any person or persons to whom such authority has been delegated. The Committee shall have the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board or the Committee shall thereafter be to the committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may abolish the Committee at any time and revest in the Board the administration of the Plan. The members of the Committee shall be appointed by and serve at the pleasure of the Board. From time to time, the Board may increase or decrease the size of the Committee, add additional members to, remove members (with or without cause) from, appoint new members in substitution therefor, and fill vacancies, however caused, in the Committee. The Committee shall act pursuant to a vote of the majority of its members or, in the case of a Committee comprised of only two members, the unanimous consent of its members, whether present or not, or by the written consent of the majority of its members and minutes shall be kept of all of its meetings and copies thereof shall be provided to the Board. Subject to the limitations prescribed by the Plan and the Board, the Committee may establish and follow such rules and regulations for the conduct of its business as it may determine to be advisable.

3.4Committee Composition. Except as otherwise determined by the Board, the Committee shall consist solely of two or more Non-Employee Directors. The Board shall have discretion to determine whether or not it intends to comply with the exemption requirements of Rule 16b-3. However, if the Board intends to satisfy such exemption requirements, with respect to any insider subject to Section 16 of the Exchange Act, the Committee shall be a compensation committee of the Board that at all times consists solely of two or more Non-Employee Directors.  Within the scope of such authority, the Board or the Committee may delegate to an Officer or Officers the authority to grant Awards to eligible persons who are not then subject to Section 16 of the Exchange Act.  Nothing herein shall create an inference that an Award is not validly granted under the Plan in the event Awards are granted under the Plan by a compensation committee of the Board that does not at all times consist solely of two or more Non-Employee Directors.

3.5Indemnification. In addition to such other rights of indemnification as they may have as Directors or members of the Committee, and to the extent allowed by Applicable Laws, the Committee shall be indemnified by the Company against the reasonable expenses, including attorney’s fees, actually incurred in connection with any action, suit or proceeding or in connection with any appeal therein, to which the Committee may be party by reason of any action taken or failure to act under or in connection with the Plan or any Award granted under the Plan, and against all amounts paid by the Committee in settlement thereof (provided, however, that the settlement has been approved by the Company, which approval shall not be unreasonably withheld) or paid by the Committee in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such Committee did not act in good faith and in a manner which such person reasonably believed to be in the best interests of the Company, or in the case of a criminal proceeding, had no reason to believe that the conduct complained of was unlawful; provided, however, that within 60 days after the institution of any such action, suit or proceeding, such Committee shall, in writing, offer the Company the opportunity at its own expense to handle and defend such action, suit or proceeding.

4.	Shares Subject to the Plan.

4.1Subject to adjustment in accordance with Section 11, the maximum aggregate number of Common Shares available for issuance under the Plan is 2,250,000, plus (i) the number of Common Shares that, on the Effective Date, are available to be granted under the Prior Plan but which are not then subject to outstanding awards under the Prior Plan, and (ii) the number of Common Shares subject to outstanding awards under the Prior Plan as of the Effective Date which thereafter are forfeited, settled in cash or cancelled or expire (the “Total Share Reserve”). During the terms of the Awards, the Company shall keep available at all times the number of Common Shares required to satisfy such Awards. Upon the approval of this Plan by Company shareholders, the Prior Plan will terminate; provided that all outstanding awards under the Prior Plan as of such approval date shall remain outstanding and shall be administered and settled in accordance with the provisions of the Prior Plan.

4.2Common Shares available for distribution under the Plan may consist, in whole or in part, of authorized and unissued shares, treasury shares or shares reacquired by the Company in any manner.

4.3Subject to adjustment in accordance with Section 11, no more than 2,250,000 Common Shares may be issued in the aggregate pursuant to the exercise of Incentive Stock Options (the “ISO Limit”).

4.4Any Common Shares subject to an Award that expires or is canceled, forfeited, or terminated without issuance of the full number of Common Shares to which the Award related will again be available for issuance under the Plan. Notwithstanding anything to the contrary contained herein, the following shares subject to an Award under the Plan shall not again be made available for future grants of Awards under the Plan: (i) shares that are tendered or withheld to satisfy tax withholding obligations with respect to an Award or to pay the exercise price of an Option; (ii) shares subject to a Stock Appreciation Right that are not issued in connection with the stock settlement of the Stock Appreciation Right on exercise thereof; or (iii) shares purchased on the open market with cash proceeds from the exercise of Options. The payment of Dividend Equivalents in cash in conjunction with any outstanding Awards shall not be counted against the aggregate limitation of the Plan as provided herein.

4.5Awards may, in the sole discretion of the Committee, be granted under the Plan in assumption of, or in substitution for, outstanding awards previously granted by an entity acquired by the Company or with which the Company combines (“Substitute Awards”). Substitute Awards shall not be counted against the Total Share Reserve; provided, that, Substitute Awards issued in connection with the assumption of, or in substitution for, outstanding options intended to qualify as Incentive Stock Options shall be counted against the ISO limit. Subject to applicable stock exchange requirements, available shares under a shareholder-approved plan of an entity directly or indirectly acquired by the Company or with which the Company combines (as appropriately adjusted to reflect such acquisition or transaction) may be used for Awards under the Plan and shall not count toward the Total Share Limit.

4.6Notwithstanding anything to the contrary in the Plan, no Award may vest, in the ordinary course, prior to the first anniversary of the date of grant of the Award. However, (a) up to 5% of the Total Share Reserve may be subject to Awards that do not meet such vesting requirements, and (b) the first vesting date of an Award subject to periodic vesting may be prior to the first anniversary date of grant of the Award provided that such first vesting date is no earlier than the fiscal year-end date of the fiscal year during which the Award was granted. Nothing in this Section 4.6 shall limit the Company's ability to grant Awards that contain rights to accelerated vesting on a termination of employment or service. In addition, the minimum vesting criteria set forth in this Section 4.6 shall not apply to Substitute Awards described in Section 4.6.

4.7No dividends will be paid to a Participant with respect to any shares subject to an Award of any Option or Stock Appreciation Right. No dividends will be paid to a Participant with respect to any shares subject to a Restricted Award, Performance Award or Other Equity-Based Award prior to the vesting of such Award.  For the avoidance of doubt, as described in Section 7.2(b), any dividends that may be attributable to any particular share of Restricted Stock or any particular Restricted Stock Unit or Deferred Stock Unit shall only be distributed to a Participant upon the release of restrictions on such share of Restricted Stock or the settlement of such Restricted Stock Unit or Deferred Stock Unit, as applicable, and a Participant shall have no right to such dividends if such Award is forfeited.

5.	Eligibility.

5.1Eligibility for Specific Awards. Incentive Stock Options may be granted only to Employees. Awards other than Incentive Stock Options may be granted to Employees, Consultants and Directors and those individuals whom the Committee determines are reasonably expected to become Employees, Consultants and Directors following the Grant Date.

5.2Ten Percent Shareholders. A Ten Percent Shareholder shall not be granted an Incentive Stock Option unless the Option Exercise Price is at least 110% of the Fair Market Value of the Common Shares on the Grant Date and the Option is not exercisable after the expiration of five years from the Grant Date.

6.

Option Provisions. Each Option granted under the Plan shall be evidenced by an Award Agreement. Each Option so granted shall be subject to the conditions set forth in this Section 6, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement. All Options shall be separately designated Incentive Stock Options or Non-Qualified Stock Options at the time of grant, and, if certificates are issued, a separate certificate or certificates will be issued for Common Shares purchased on exercise of each type of Option. Notwithstanding the foregoing, the Company shall have no liability to any Participant or any other person if an Option designated as an Incentive Stock Option fails to qualify as such at any time or if an Option is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code and the terms of such Option do not satisfy the requirements of Section 409A of the Code. The provisions of separate Options need not be identical, but each Option shall include (through incorporation of provisions hereof by reference in the Option or otherwise) the substance of each of the following provisions:

6.1Term. Subject to the provisions of Section 5.2 regarding Ten Percent Shareholders, no Incentive Stock Option shall be exercisable after the expiration of 10 years from the Grant Date. The term of a Non-Qualified Stock Option granted under the Plan shall be determined by the Committee; provided, however, no Non-Qualified Stock Option shall be exercisable after the expiration of 10 years from the Grant Date.

6.2Exercise Price of an Incentive Stock Option. Subject to the provisions of Section 5.2 regarding Ten Percent Shareholders, the Option Exercise Price of each Incentive Stock Option shall be not less than 100% of the Fair Market Value of the Common Shares subject to the Option on the Grant Date. Notwithstanding the foregoing, an Incentive Stock Option may be granted with an Option Exercise Price lower than that set forth in the preceding sentence if such Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 424(a) of the Code.

6.3Exercise Price of a Non-Qualified Stock Option. The Option Exercise Price of each Non-Qualified Stock Option shall be not less than 100% of the Fair Market Value of the Common Shares subject to the Option on the Grant Date. Notwithstanding the foregoing, a Non-Qualified Stock Option may be granted with an Option Exercise Price lower than that set forth in the preceding sentence if such Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 409A of the Code.

6.4Consideration. The Option Exercise Price of Common Shares acquired pursuant to an Option shall be paid, to the extent permitted by applicable statutes and regulations, either (a) in cash or by certified or bank check at the time the Option is exercised or (b) in the discretion of the Committee, upon such terms as the Committee shall approve, the Option Exercise Price may be paid: (i) by delivery to the Company of other Common Shares, duly endorsed for transfer to the Company, with a Fair Market Value on the date of delivery equal to the Option Exercise Price (or portion thereof) due for the number of shares being acquired, or by means of attestation whereby the Participant identifies for delivery specific Common Shares that have an aggregate Fair Market Value on the date of attestation equal to the Option Exercise Price (or portion thereof) and receives a number of Common Shares equal to the difference between the number of shares thereby purchased and the number of identified attestation Common Shares (a “Stock for Stock Exchange”); (ii) if the Common Shares are listed on any established stock exchange or a national market system, through the delivery of irrevocable instructions to a broker to deliver promptly to the Company an amount equal to the exercise price (i.e., by means of a “cashless” exercise procedure); (iii) by reduction in the number of Common Shares otherwise deliverable upon exercise of such Option with a Fair Market Value equal to the aggregate Option Exercise Price at the time of exercise (i.e., by means of a “net exercise”); (iv) by any combination of the foregoing methods; or (v) in any other form of legal consideration that may be acceptable to the Committee. Unless otherwise specifically provided in the Option, the exercise price of Common Shares acquired pursuant to an Option that is paid by delivery (or attestation) to the Company of other Common Shares acquired, directly or indirectly from the Company, shall be paid only by Common Shares of the Company that have been held for more than six months (or such longer or shorter period of time required to avoid a charge to earnings for financial accounting purposes). Notwithstanding the foregoing, during any period for which the Common Shares are publicly traded (i.e., the Common Shares are listed on any established stock exchange or a national market system) an exercise by a Director or Officer that involves or may involve a direct or indirect extension of credit or arrangement of an extension of credit by the Company, directly or indirectly, in violation of Section 402(a) of the Sarbanes-Oxley Act of 2002 shall be prohibited with respect to any Award under this Plan.

6.5Transferability of an Incentive Stock Option. An Incentive Stock Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionholder only by the Optionholder. Notwithstanding the foregoing, the Optionholder may, by delivering written notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of the death of the Optionholder, shall thereafter be entitled to exercise the Option.

6.6Transferability of a Non-Qualified Stock Option. A Non-Qualified Stock Option may, in the sole discretion of the Committee, be transferable to a Permitted Transferee, upon written approval by the Committee to the extent provided in the Award Agreement. If the Non-Qualified Stock Option does not provide for transferability, then the Non-Qualified Stock Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionholder only by the Optionholder. Notwithstanding the foregoing, the Optionholder may, by delivering written notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of the death of the Optionholder, shall thereafter be entitled to exercise the Option.

6.7Vesting of Options.  Each Option may, but need not, vest and therefore become exercisable in periodic installments that may, but need not, be equal. The Option may be subject to such other terms and conditions on the time or times when it may be exercised (which may be based on performance or other criteria) as the Committee may deem appropriate. The vesting provisions of individual Options may vary. No Option may be exercised for a fraction of a Common Share.

6.8Termination of Continuous Service. Unless otherwise provided in an Award Agreement or in an employment agreement the terms of which have been approved by the Committee, in the event an Optionholder’s Continuous Service terminates (other than upon the Optionholder’s death or Disability), the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination) but only within such period of time ending on the earlier of (a) the date three months following the termination of the Optionholder’s Continuous Service or (b) the expiration of the term of the Option as set forth in the Award Agreement; provided that, if the termination of Continuous Service is by the Company for Cause, all outstanding Options (whether or not vested) shall immediately terminate and cease to be exercisable. If, after termination, the Optionholder does not exercise his or her Option within the time specified in the Award Agreement, the Option shall terminate.

6.9Extension of Termination Date. An Optionholder’s Award Agreement may also provide that if the exercise of the Option following the termination of the Optionholder’s Continuous Service for any reason would be prohibited at any time because the issuance of Common Shares would violate the registration requirements under the Securities Act or any other state or federal securities law or the rules of any securities exchange or interdealer quotation system, then the Option shall terminate on the earlier of (a) the expiration of the term of the Option in accordance with Section 6.1 or (b) the expiration of a period after termination of the Participant’s Continuous Service that is three months after the end of the period during which the exercise of the Option would be in violation of such registration or other securities law requirements.

6.10 Disability of Optionholder. Unless otherwise provided in an Award Agreement, in the event that an Optionholder’s Continuous Service terminates as a result of the Optionholder’s Disability, the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination), but only within such period of time ending on the earlier of (a) the date that is 12 months following such termination or (b) the expiration of the term of the Option as set forth in the Award Agreement. If, after termination, the Optionholder does not exercise his or her Option within the time specified herein or in the Award Agreement, the Option shall terminate.

6.11 Death of Optionholder. Unless otherwise provided in an Award Agreement, in the event an Optionholder’s Continuous Service terminates as a result of the Optionholder’s death, then the Option may be exercised (to the extent the Optionholder was entitled to exercise such Option as of the date of death) by the Optionholder’s estate, by a person who acquired the right to exercise the Option by bequest or inheritance or by a person designated to exercise the Option upon the Optionholder’s death, but only within the period ending on the earlier of (a) the date 12 months following the date of death or (b) the expiration of the term of such Option as set forth in the Award Agreement. If, after the Optionholder’s death, the Option is not exercised within the time specified herein or in the Award Agreement, the Option shall terminate.

6.12 Incentive Stock Option $100,000 Limitation. To the extent that the aggregate Fair Market Value (determined at the time of grant) of Common Shares with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and its Affiliates) exceeds $100,000, the Options or portions thereof which exceed such limit (according to the order in which they were granted) shall be treated as Non-Qualified Stock Options.

6.13 Reload Options.  No Option may include provisions that "reload" the Option upon exercise.

7.	Provisions of Awards Other Than Options.

7.1Stock Appreciation Rights.

(a)

General.  Each Stock Appreciation Right granted under the Plan shall be evidenced by an Award Agreement. Each Stock Appreciation Right so granted shall be subject to the conditions set forth in this Section 7.1, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement. Stock Appreciation Rights may be granted alone (“Free Standing Rights”) or in tandem with an Option granted under the Plan (“Related Rights”).

(b)

Grant Requirements. Any Related Right that relates to a Non-Qualified Stock Option may be granted at the same time the Option is granted or at any time thereafter but before the exercise or expiration of the Option. Any Related Right that relates to an Incentive Stock Option must be granted at the same time the Incentive Stock Option is granted.

(c)

Term of Stock Appreciation Rights. The term of a Stock Appreciation Right granted under the Plan shall be determined by the Committee; provided, however, no Stock Appreciation Right shall be exercisable later than the tenth anniversary of the Grant Date.

(d)

Vesting of Stock Appreciation Rights.  Each Stock Appreciation Right may, but need not, vest and therefore become exercisable in periodic installments that may, but need not, be equal. The Stock Appreciation Right may be subject to such other terms and conditions on the time or times when it may be exercised as the Committee may deem appropriate. The vesting provisions of individual Stock Appreciation Rights may vary. No Stock Appreciation Right may be exercised for a fraction of a Common Share.

(e)

Exercise and Payment.  Upon exercise of a Stock Appreciation Right, the holder shall be entitled to receive from the Company an amount equal to the number of Common Shares subject to the Stock Appreciation Right that is being exercised multiplied by the excess of (i) the Fair Market Value of a Common Share on the date the Award is exercised, over (ii) the exercise price specified in the Stock Appreciation Right or related Option. Payment with respect to the exercise of a Stock Appreciation Right shall be made on the date of exercise. Payment shall be made in the form of Common Shares (with or without restrictions as to substantial risk of forfeiture and transferability, as determined by the Committee in its sole discretion), cash or a combination thereof, as determined by the Committee.

(f)

Exercise Price.  The exercise price of a Free Standing Right shall be determined by the Committee.  A Related Right granted simultaneously with or subsequent to the grant of an Option and in conjunction therewith or in the alternative thereto shall have the same exercise price as the related Option, shall be transferable only upon the same terms and conditions as the related Option, and shall be exercisable only to the same extent as the related Option; provided, however, that a Stock Appreciation Right, by its terms, shall be exercisable only when the Fair Market Value per Common Share subject to the Stock Appreciation Right and related Option exceeds the exercise price per share thereof and no Stock Appreciation Rights may be granted in tandem with an Option unless the Committee determines that the requirements of Section 7.1(b) are satisfied.

(g)

Reduction in the Underlying Option Shares.  Upon any exercise of a Related Right, the number of Common Shares for which any related Option shall be exercisable shall be reduced by the number of shares for which the Stock Appreciation Right has been exercised. The number of Common Shares for which a Related Right shall be exercisable shall be reduced upon any exercise of any related Option by the number of Common Shares for which such Option has been exercised.

7.2Restricted Awards.

(a)

General.  A Restricted Award is an Award of actual Common Shares (“Restricted Stock”) or hypothetical Common Share units (“Restricted Stock Units”) having a value equal to the Fair Market Value of an identical number of Common Shares, which may, but need not, provide that such Restricted Award may not be sold, assigned, transferred or otherwise disposed of, pledged or hypothecated as collateral for a loan or as security for the performance of any obligation or for any other purpose for such period (the “Restricted Period”) as the Committee shall determine. Each Restricted Award granted under the Plan shall be evidenced by an Award Agreement. Each Restricted Award so granted shall be subject to the conditions set forth in this Section 7.2 and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement.

(b)	Restricted Stock and Restricted Stock Units.

(i)	Each Participant granted Restricted Stock shall execute and deliver to the Company an Award Agreement with respect to the Restricted Stock setting forth the restrictions and other terms and conditions applicable to such Restricted Stock. If the Committee determines that the Restricted Stock shall be held by the Company or in escrow rather than delivered to the Participant pending the release of the applicable restrictions, the Committee may require the Participant to additionally execute and deliver to the Company (A) an escrow agreement satisfactory to the Committee, if applicable and (B) the appropriate blank stock power with respect to the Restricted Stock covered by such agreement. If a Participant fails to execute an agreement evidencing an Award of Restricted Stock and, if applicable, an escrow agreement and stock power, the Award shall be null and void. Subject to the restrictions set forth in the Award, the Participant generally shall have the rights and privileges of a shareholder as to such Restricted Stock, including the right to vote such Restricted Stock and the right to receive dividends; provided that, any cash dividends and share dividends with respect to the Restricted Stock shall be withheld by the Company for the Participant’s account, and interest may be credited on the amount of the cash dividends withheld at a rate and subject to such terms as determined by the Committee. The cash dividends or share dividends so withheld by the Committee and attributable to any particular share of Restricted Stock (and earnings thereon, if applicable) shall be distributed to the Participant in cash or, at the discretion of the Committee, in Common Shares having a Fair Market Value equal to the amount of such dividends, if applicable, upon the release of restrictions on such share and, if such share is forfeited, the Participant shall have no right to such dividends.

(ii)

The terms and conditions of a grant of Restricted Stock Units shall be reflected in an Award Agreement. No Common Shares shall be issued at the time a Restricted Stock Unit is granted, and the Company will not be required to set aside funds for the payment of any such Award. A Participant shall have no voting rights with respect to any Restricted Stock Units granted hereunder. The Committee may also grant Restricted Stock Units with a deferral feature, whereby settlement is deferred beyond the vesting date until the occurrence of a future payment date or event set forth in an Award Agreement (“Deferred Stock Units”). At the discretion of the Committee, each Restricted Stock Unit or Deferred Stock Unit (representing one Common Share) may be credited with an amount equal to the cash and share dividends paid by the Company in respect of one Common Share (“Dividend Equivalents”). Dividend Equivalents shall be withheld by the Company and credited to the Participant’s account, and interest may be credited on the amount of cash Dividend Equivalents credited to the Participant’s account at a rate and subject to such terms as determined by the Committee. Dividend Equivalents credited to a Participant’s account and attributable to any particular Restricted Stock Unit or Deferred Stock Unit (and earnings thereon, if applicable) shall be distributed in cash or, at the discretion of the Committee, in Common Shares having a Fair Market Value equal to the amount of such Dividend Equivalents and earnings, if applicable, to the Participant upon settlement of such Restricted Stock Unit or Deferred Stock Unit and, if such Restricted Stock Unit or Deferred Stock Unit is forfeited, the Participant shall have no right to such Dividend Equivalents.

(c)	Restrictions.

(i)

Restricted Stock awarded to a Participant shall be subject to the following restrictions until the expiration of the Restricted Period, and to such other terms and conditions as may be set forth in the applicable Award Agreement: (A) if an escrow arrangement is used, the Participant shall not be entitled to delivery of the share certificate; (B) the shares shall be subject to the restrictions on transferability set forth in the Award Agreement; (C) the shares shall be subject to forfeiture to the extent provided in the applicable Award Agreement; and (D) to the extent such shares are forfeited, the share certificates shall be returned to the Company, and all rights of the Participant to such shares and as a shareholder with respect to such shares shall terminate without further obligation on the part of the Company.

(ii)

Restricted Stock Units and Deferred Stock Units awarded to any Participant shall be subject to (A) forfeiture until the expiration of the Restricted Period, and satisfaction of any applicable Performance Goals during such period, to the extent provided in the applicable Award Agreement, and to the extent such Restricted Stock Units or Deferred Stock Units are forfeited, all rights of the Participant to such Restricted Stock Units or Deferred Stock Units shall terminate without further obligation on the part of the Company and (B) such other terms and conditions as may be set forth in the applicable Award Agreement.

(d)

Restricted Period.  With respect to Restricted Awards, the Restricted Period shall commence on the Grant Date and end at the time or times set forth on a schedule established by the Committee in the applicable Award Agreement.  No Restricted Award may be granted or settled for a fraction of a Common Share.

(e)

Delivery of Restricted Stock and Settlement of Restricted Stock Units.  Upon the expiration of the Restricted Period with respect to any shares of Restricted Stock, the restrictions set forth in Section 7.2(c) and the applicable Award Agreement shall be of no further force or effect with respect to such shares, except as set forth in the applicable Award Agreement. If an escrow arrangement is used, upon such expiration, the Company shall deliver to the Participant, or his or her beneficiary, without charge, the share certificate evidencing the shares of Restricted Stock which have not then been forfeited and with respect to which the Restricted Period has expired (to the nearest full share) and any cash dividends or share dividends credited to the Participant’s account with respect to such Restricted Stock and the interest thereon, if any. Upon the expiration of the Restricted Period with respect to any outstanding Restricted Stock Units, or at the expiration of the deferral period with respect to any outstanding Deferred Stock Units, the Company shall deliver to the Participant, or his or her beneficiary, without charge, one Common Share for each such outstanding vested Restricted Stock Unit or Deferred Stock Unit (“Vested Unit”) and cash equal to any Dividend Equivalents credited with respect to each such Vested Unit in accordance with Section 7.2(b)(ii) hereof and the interest thereon or, at the discretion of the Committee, in Common Shares having a Fair Market Value equal to such Dividend Equivalents and the interest thereon, if any; provided, however, that, if explicitly provided in the applicable Award Agreement, the Committee may, in its sole discretion, elect to pay cash or part cash and part Common Shares in lieu of delivering only Common Shares for Vested Units. If a cash payment is made in lieu of delivering Common Shares, the amount of such payment shall be equal to the Fair Market Value of the Common Shares as of the date on which the Restricted Period lapsed in the case of Restricted Stock Units, or the delivery date in the case of Deferred Stock Units, with respect to each Vested Unit.

(f)	Stock Restrictions. Each certificate representing Restricted Stock awarded under the Plan shall bear a legend in such form as the Company deems appropriate.

7.3Performance Share Awards.

(a)

Grant of Performance Share Awards.  Each Performance Share Award granted under the Plan shall be evidenced by an Award Agreement. Each Performance Share Award so granted shall be subject to the conditions set forth in this Section 7.3, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement. The Committee shall have the discretion to determine: (i) the number of Common Shares or share-denominated units subject to a Performance Share Award granted to any Participant; (ii) the Performance Period applicable to any Award; (iii) the conditions that must be satisfied for a Participant to earn an Award; and (iv) the other terms, conditions and restrictions of the Award.

(b)

Earning Performance Share Awards.  The number of Performance Shares earned by a Participant will depend on the extent to which the performance goals established by the Committee are attained within the applicable Performance Period, as determined by the Committee.

7.4Other Equity-Based Awards and Cash Awards. The Committee may grant Other Equity-Based Awards, either alone or in tandem with other Awards, in such amounts and subject to such conditions as the Committee shall determine in its sole discretion. Each Equity-Based Award shall be evidenced by an Award Agreement and shall be subject to such conditions, not inconsistent with the Plan, as may be reflected in the applicable Award Agreement. The Committee may grant Cash Awards in such amounts and subject to such Performance Goals, other vesting conditions, and such other terms as the Committee determines in its discretion. Cash Awards shall be evidenced in such form as the Committee may determine.

8.

Securities Law Compliance. Each Award Agreement shall provide that no Common Shares shall be purchased or sold thereunder unless and until (a) any then applicable requirements of state or federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel and (b) if required to do so by the Company, the Participant has executed and delivered to the Company a letter of investment intent in such form and containing such provisions as the Committee may require. The Company shall use reasonable efforts to seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Awards and to issue and sell Common Shares upon exercise of the Awards; provided, however, that this undertaking shall not require the Company to register under the Securities Act the Plan, any Award or any Common Shares issued or issuable pursuant to any such Award. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority which counsel for the Company deems necessary for the lawful issuance and sale of Common Shares under the Plan, the Company shall be relieved from any liability for failure to issue and sell Common Shares upon exercise of such Awards unless and until such authority is obtained.

9.	Use of Proceeds from Shares. Proceeds from the sale of Common Shares pursuant to Awards, or upon exercise thereof, shall constitute general funds of the Company.

10.	Miscellaneous.

10.1 Acceleration of Exercisability and Vesting. The Committee shall have the power to accelerate the time at which an Award may first be exercised or the time during which an Award or any part thereof will vest in accordance with the Plan, notwithstanding the provisions in the Award stating the time at which it may first be exercised or the time during which it will vest.

10.2 Shareholder Rights. Except as provided in the Plan or an Award Agreement, no Participant shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any Common Shares subject to such Award unless and until such Participant has satisfied all requirements for exercise of the Award pursuant to its terms and no adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions of other rights for which the record date is prior to the date such Common Share certificate is issued, except as provided in Section 11 hereof.

10.3 No Employment or Other Service Rights. Nothing in the Plan or any instrument executed or Award granted pursuant thereto shall confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Award was granted or shall affect the right of the Company or an Affiliate to terminate (a) the employment of an Employee with or without notice and with or without Cause or (b) the service of a Director pursuant to the Bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state in which the Company or the Affiliate is incorporated, as the case may be.

10.4 Transfer; Approved Leave of Absence. For purposes of the Plan, no termination of employment by an Employee shall be deemed to result from either (a) a transfer of employment to the Company from an Affiliate or from the Company to an Affiliate, or from one Affiliate to another, or (b) an approved leave of absence for military service or sickness, or for any other purpose approved by the Company, if the Employee’s right to reemployment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Committee otherwise so provides in writing, in either case, except to the extent inconsistent with Section 409A of the Code if the applicable Award is subject thereto.

10.5 Withholding Obligations. To the extent provided by the terms of an Award Agreement and subject to the discretion of the Committee, the Participant may satisfy any federal, state or local tax withholding obligation relating to the exercise or acquisition of Common Shares under an Award by any of the following means (in addition to the Company’s right to withhold from any compensation paid to the Participant by the Company) or by a combination of such means: (a) tendering a cash payment; (b) authorizing the Company to withhold Common Shares from the Common Shares otherwise issuable to the Participant as a result of the exercise or acquisition of Common Shares under the Award, provided, however, that no Common Shares are withheld for such purpose with a value exceeding the maximum amount of tax required to be withheld by law; (c) delivering to the Company previously owned and unencumbered Common Shares of the Company; or (d) if the Common Shares are listed on any established stock exchange or a national market system, through the delivery of irrevocable instructions to a broker to deliver promptly to the Company an amount equal to the tax required to be withheld by law (i.e., by means of a “cashless” exercise procedure).

11.

Adjustments Upon Changes in Shares. In the event of changes in the outstanding Common Shares or in the capital structure of the Company by reason of any share or extraordinary cash dividend, share split, reverse share split, an extraordinary corporate transaction such as any recapitalization, reorganization, merger, consolidation, combination, exchange, or other relevant change in capitalization occurring after the Grant Date of any Award, Awards granted under the Plan and any Award Agreements, the exercise price of Options and Stock Appreciation Rights, the Performance Goals to which Performance Share Awards and Cash Awards are subject, the maximum number of Common Shares subject to all Awards stated in Section 4 will be equitably adjusted or substituted, as to the number, price or kind of a Common Share or other consideration subject to such Awards to the extent necessary to preserve the economic intent of such Award. In the case of adjustments made pursuant to this Section 11, unless the Committee specifically determines that such adjustment is in the best interests of the Company or its Affiliates, the Committee shall, in the case of Incentive Stock Options, ensure that any adjustments under this Section 11 will not constitute a modification, extension or renewal of the Incentive Stock Options within the meaning of Section 424(h)(3) of the Code and in the case of Non-Qualified Stock Options, ensure that any adjustments under this Section 11 will not constitute a modification of such Non-Qualified Stock Options within the meaning of Section 409A of the Code. Any adjustments made under this Section 11 shall be made in a manner which does not adversely affect the exemption provided pursuant to Rule 16b-3 under the Exchange Act. The Company shall give each Participant notice of an adjustment hereunder and, upon notice, such adjustment shall be conclusive and binding for all purposes.

12.

Effect of Change in Control.  Notwithstanding any other provision of the Plan to the contrary, immediately upon the occurrence of a Change in Control, the following provisions of this Section 12 shall apply except to the extent an Award Agreement provides for a different treatment (in which case the Award Agreement shall govern): all then-outstanding Awards held by a Participant and not previously vested shall become 100% vested; provided that if the achievement of the performance goals applicable to an Award have not been measured, then such performance goals shall be deemed satisfied as if target performance was achieved.

13.	Amendment of the Plan and Awards.

13.1 Amendment of Plan. The Board at any time, and from time to time, may amend or terminate the Plan. However, except as provided in Section 11 relating to adjustments upon changes in Common Shares and Section 13.3, no amendment shall be effective unless approved by the shareholders of the Company to the extent shareholder approval is necessary to satisfy any Applicable Laws. At the time of such amendment, the Board shall determine, upon advice from counsel, whether such amendment will be contingent on shareholder approval.

13.2 Shareholder Approval. The Board may, in its sole discretion, submit any other amendment to the Plan for shareholder approval.

13.3 Contemplated Amendments. It is expressly contemplated that the Board may amend the Plan in any respect the Board deems necessary or advisable to provide eligible Employees, Consultants and Directors with the maximum benefits provided or to be provided under the provisions of the Code and the regulations promulgated thereunder relating to Incentive Stock Options or to the nonqualified deferred compensation provisions of Section 409A of the Code and/or to bring the Plan and/or Awards granted under it into compliance therewith.

13.4 No Impairment of Rights. Rights under any Award granted before amendment of the Plan shall not be impaired by any amendment of the Plan unless (a) the Company requests the consent of the Participant and (b) the Participant consents in writing.

13.5 Amendment of Awards. The Committee at any time, and from time to time, may amend the terms of any one or more Awards; provided, however, that the Committee may not affect any amendment which would otherwise constitute an impairment of the rights under any Award unless (a) the Company requests the consent of the Participant and (b) the Participant consents in writing.

14.	General Provisions.

14.1 Forfeiture Events. The Committee may specify in an Award Agreement that the Participant’s rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain events, in addition to applicable vesting conditions of an Award. Such events may include, without limitation, breach of non-competition, non-solicitation, confidentiality, or other restrictive covenants that are contained in the Award Agreement or otherwise applicable to the Participant, a termination of the Participant’s Continuous Service for Cause, or other conduct by the Participant that is detrimental to the business or reputation of the Company and/or its Affiliates.

14.2 Clawback. Notwithstanding any other provisions in this Plan, the Company may cancel any Award, require reimbursement of any Award by a Participant, and effect any other right of recoupment of equity or other compensation provided under the Plan in accordance with any Company policies that may be adopted and/or modified from time to time (“Clawback Policy”). In addition, a Participant may be required to repay to the Company previously paid compensation, whether provided pursuant to the Plan or an Award Agreement, in accordance with the Clawback Policy. By accepting an Award, the Participant is agreeing to be bound by the Clawback Policy, as in effect or as may be adopted and/or modified from time to time by the Company in its discretion (including, without limitation, to comply with applicable law or stock exchange listing requirements).

14.3 Other Compensation Arrangements. Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to shareholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

14.4 Sub-Plans. The Committee may from time to time establish sub-plans under the Plan for purposes of satisfying securities, tax or other laws of various jurisdictions in which the Company intends to grant Awards. Any sub-plans shall contain such limitations and other terms and conditions as the Committee determines are necessary or desirable. All sub-plans shall be deemed a part of the Plan, but each sub-plan shall apply only to the Participants in the jurisdiction for which the sub-plan was designed.

14.5 Deferral of Awards. The Committee may establish one or more programs under the Plan to permit selected Participants the opportunity to elect to defer receipt of consideration upon exercise of an Award, satisfaction of performance criteria, or other event that absent the election would entitle the Participant to payment or receipt of Common Shares or other consideration under an Award. The Committee may establish the election procedures, the timing of such elections, the mechanisms for payments of, and accrual of interest or other earnings, if any, on amounts, shares or other consideration so deferred, and such other terms, conditions, rules and procedures that the Committee deems advisable for the administration of any such deferral program.

14.6 Unfunded Plan. The Plan shall be unfunded. Neither the Company, the Board nor the Committee shall be required to establish any special or separate fund or to segregate any assets to assure the performance of its obligations under the Plan.

14.7 Recapitalizations. Each Award Agreement shall contain provisions required to reflect the provisions of Section 11.

14.8 Delivery. Upon exercise of a right granted under this Plan, the Company shall issue Common Shares or pay any amounts due within a reasonable period of time thereafter. Subject to any statutory or regulatory obligations the Company may otherwise have, for purposes of this Plan, 30 days shall be considered a reasonable period of time.

14.9 No Fractional Shares. No fractional Common Shares shall be issued or delivered pursuant to the Plan. The Committee shall determine whether cash, additional Awards or other securities or property shall be issued or paid in lieu of fractional Common Shares or whether any fractional shares should be rounded, forfeited or otherwise eliminated.

14.10 Other Provisions. The Award Agreements authorized under the Plan may contain such other provisions not inconsistent with this Plan, including, without limitation, restrictions upon the exercise of Awards, as the Committee may deem advisable.

14.11 Section 409A. The Plan is intended to comply with Section 409A of the Code to the extent subject thereto, and, accordingly, to the maximum extent permitted, the Plan shall be interpreted and administered to be in compliance therewith. Any payments described in the Plan that are due within the “short-term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless Applicable Laws require otherwise. Notwithstanding anything to the contrary in the Plan, to the extent required to avoid accelerated taxation and tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to the Plan during the six month period immediately following the Participant’s termination of Continuous Service shall instead be paid on the first payroll date after the six-month anniversary of the Participant’s separation from service (or the Participant’s death, if earlier). Notwithstanding the foregoing, neither the Company nor the Committee shall have any obligation to take any action to prevent the assessment of any additional tax or penalty on any Participant under Section 409A of the Code and neither the Company nor the Committee will have any liability to any Participant for such tax or penalty.

14.12 Disqualifying Dispositions. Any Participant who shall make a “disposition” (as defined in Section 424 of the Code) of all or any portion of Common Shares acquired upon exercise of an Incentive Stock Option within two years from the Grant Date of such Incentive Stock Option or within one year after the issuance of the Common Shares acquired upon exercise of such Incentive Stock Option (a “Disqualifying Disposition”) shall be required to immediately advise the Company in writing as to the occurrence of the sale and the price realized upon the sale of such Common Shares.

14.13 Section 16. It is the intent of the Company that the Plan satisfy, and be interpreted in a manner that satisfies, the applicable requirements of Rule 16b-3 as promulgated under Section 16 of the Exchange Act so that Participants will be entitled to the benefit of Rule 16b-3, or any other rule promulgated under Section 16 of the Exchange Act, and will not be subject to short-swing liability under Section 16 of the Exchange Act. Accordingly, if the operation of any provision of the Plan would conflict with the intent expressed in this Section 14.13, such provision to the extent possible shall be interpreted and/or deemed amended so as to avoid such conflict.

14.14 Beneficiary Designation. Each Participant under the Plan may from time to time name any beneficiary or beneficiaries by whom any right under the Plan is to be exercised in case of such Participant’s death. Each designation will revoke all prior designations by the same Participant, shall be in a form reasonably prescribed by the Committee and shall be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime.

14.15 Expenses. The costs of administering the Plan shall be paid by the Company.

14.16 Severability. If any of the provisions of the Plan or any Award Agreement is held to be invalid, illegal or unenforceable, whether in whole or in part, such provision shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining provisions shall not be affected thereby.

14.17 Plan Headings. The headings in the Plan are for purposes of convenience only and are not intended to define or limit the construction of the provisions hereof.

14.18 Non-Uniform Treatment. The Committee’s determinations under the Plan need not be uniform and may be made by it selectively among persons who are eligible to receive, or actually receive, Awards. Without limiting the generality of the foregoing, the Committee shall be entitled to make non-uniform and selective determinations, amendments and adjustments, and to enter into non-uniform and selective Award Agreements.

15.

Effective Date of Plan. The Plan shall become effective as of the Effective Date, but no Award shall be exercised (or, in the case of a share Award, shall be granted) unless and until the Plan has been approved by the shareholders of the Company, which approval shall be within twelve (12) months before or after the date the Plan is adopted by the Board.

16.

Termination or Suspension of the Plan. The Plan shall terminate automatically on tenth anniversary of the Effective Date. No Award shall be granted pursuant to the Plan after such date, but Awards theretofore granted may extend beyond that date. The Board may suspend or terminate the Plan at any earlier date pursuant to Section 13.1 hereof. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

17.	Choice of Law. The law of the State of Ohio shall govern all questions concerning the construction, validity and interpretation of this Plan, without regard to such state’s conflict of law rules.

Annex B

AGILYSYS, INC.

EMPLOYEE STOCK PURCHASE PLAN

1.

Purpose. This Agilysys, Inc. Employee Stock Purchase Plan (the "Plan") is intended to provide employees of the Company and its Participating Subsidiaries with an opportunity to acquire a proprietary interest in the Company through the purchase of Common Shares. The Company intends that the Plan qualify as an "employee stock purchase plan" under Section 423 of the Code and the Plan shall be interpreted in a manner that is consistent with that intent.

2.	Definitions.

"Board or Board of Directors" means the Board of Directors of the Company, as constituted from time to time.

"Code" means the U.S. Internal Revenue Code of 1986, as it may be amended from time to time. Any reference to a section of the Code shall be deemed to include a reference to any regulations promulgated thereunder.

"Committee" means the committee appointed by the Board to administer the Plan.

"Common Shares" means the common shares, without par value, of the Company.

"Company" means Agilysys, Inc., an Ohio corporation, including any successor thereto.

"Compensation" means base salary, wages, and annual bonuses paid to an Eligible Employee by the Company or a Participating Subsidiary as compensation for services to the Company or Participating Subsidiary, before deduction for any salary deferral contributions made by the Eligible Employee to any tax-qualified or nonqualified deferred compensation plan, including overtime, vacation pay, holiday pay, jury duty pay and funeral leave pay, but excluding education or tuition reimbursements, imputed income arising under any group insurance or benefit program, travel expenses, business and relocation expenses, and income received in connection with stock options or other equity-based awards.

"Corporate Transaction" means a merger, consolidation, acquisition of property or stock, separation, reorganization or other corporate event described in Section 424 of the Code.

"Designated Broker" means the financial services firm or other agent designated by the Company to maintain ESPP Share Accounts on behalf of Participants who have purchased Common Shares under the Plan.

"Effective Date" means the date as of which this Plan is adopted by the Board, subject to the Plan obtaining shareholder approval in accordance with Section 19.11 hereof.

"Employee" means any person who renders services to the Company or a Participating Subsidiary as an employee pursuant to an employment relationship with such employer. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on military leave, sick leave or other leave of absence approved by the Company or a Participating Subsidiary that meets the requirements of Treasury Regulation Section 1.421-1(h)(2). Where the period of leave exceeds three (3) months, or such other period of time specified in Treasury Regulation Section 1.421-1(h)(2), and the individual's right to re-employment is not guaranteed by statute or contract, the employment relationship shall be deemed to have terminated on the first day immediately following such three-month period, or such other period specified in Treasury Regulation Section 1.421-1(h)(2).

"Eligible Employee" means an Employee who (i) has been employed by the Company or a Participating Subsidiary for at least two (2) years, or such other shorter period of time designated by the Committee from time to time, and (ii) is customarily employed for at least twenty (20) hours per week and more than five (5) months in any calendar year. Notwithstanding the foregoing, the Committee may exclude from participation in the Plan or any

Offering Employees who are "highly compensated employees" of the Company or a Participating Subsidiary (within the meaning of Section 414(q) of the Code) or a sub-set of such highly compensated employees.

"Enrollment Form" means an agreement pursuant to which an Eligible Employee may elect to enroll in the Plan, to authorize a new level of payroll deductions, or to stop payroll deductions and withdraw from an Offering Period.

"ESPP Share Account" means an account into which Common Shares purchased with accumulated payroll deductions at the end of an Offering Period are held on behalf of a Participant.

"Exchange Act" means the U.S. Securities Exchange Act of 1934, as amended.

"Fair Market Value" means, as of any date, the value of the Common Shares as determined below. If the shares are listed on any established stock exchange or a national market system, including, without limitation, the New York Stock Exchange or the Nasdaq Stock Market, the Fair Market Value shall be the closing price of a share (or if no sales were reported, the closing price on the date immediately preceding such date) as quoted on such exchange or system on the day of determination, as reported in The Wall Street Journal. In the absence of an established market for the shares, the Fair Market Value shall be determined in good faith by the Committee and such determination shall be conclusive and binding on all persons.

"Offering Date" means the first Trading Day of each Offering Period as designated by the Committee.

"Offering or Offering Period" means a period of six months beginning each January 1st and July 1st of each year; provided, that, pursuant to Section 5, the Committee may change the duration of future Offering Periods (subject to a maximum Offering Period of twenty-seven (27) months) and/or the start and end dates of future Offering Periods.

"Participant" means an Eligible Employee who is actively participating in the Plan.

"Participating Subsidiaries" means the Subsidiaries that have been designated as eligible to participate in the Plan, and such other Subsidiaries that may be designated by the Committee from time to time in its sole discretion.

"Plan" means this Agilysys Employee Stock Purchase Plan, as set forth herein, and as amended from time to time.

"Purchase Date" means the last Trading Day of each Offering Period.

"Purchase Price" means an amount per Common Share designated by the Committee from time to time; provided that the Purchase Price shall not be less than the lesser of (i) eighty-five percent (85%) (or such greater percentage as designated by the Committee) of the Fair Market Value of a Common Share on the Offering Date or (ii) eighty-five percent (85%) (or such greater percentage as designated by the Committee) of the Fair Market Value of a Common Share on the Purchase Date; provided further, that, the Purchase Price per Common Share will in no event be less than the par value of the Common Share.

"Securities Act" means the Securities Act of 1933, as amended.

"Subsidiary" means any corporation, domestic or foreign, of which not less than 50% of the combined voting power is held by the Company or a Subsidiary, whether or not such corporation exists now or is hereafter organized or acquired by the Company or a Subsidiary. In all cases, the determination of whether an entity is a Subsidiary shall be made in accordance with Section 424(f) of the Code.

"Trading Day" means any day on which the national stock exchange upon which the Common Shares are listed is open for trading or, if the Common Shares are not listed on an established stock exchange or national market system, a business day, as determined by the Committee in good faith.

3.

Administration. The Plan shall be administered by the Committee which shall have the authority to construe and interpret the Plan, prescribe, amend and rescind rules relating to the Plan's administration and take any other actions necessary or desirable for the administration of the Plan including, without limitation, adopting sub-plans applicable to particular Participating Subsidiaries or locations, which sub-plans may be designed to be outside the scope of Section 423 of the Code. The Committee may correct any defect or supply any omission or reconcile any inconsistency or ambiguity in the Plan. The decisions of the Committee shall be final and binding on all persons. All expenses of administering the Plan shall be borne by the Company.

4.

Eligibility. Unless otherwise determined by the Committee in a manner that is consistent with Section 423 of the Code, any individual who is an Eligible Employee as of the first day of the enrollment period designated by the Committee for a particular Offering Period shall be eligible to participate in such Offering Period, subject to the requirements of Section 423 of the Code.

Notwithstanding any provision of the Plan to the contrary, no Eligible Employee shall be granted an option under the Plan if (i) immediately after the grant of the option, such Eligible Employee (or any other person whose stock would be attributed to such Eligible Employee pursuant to Section 424(d) of the Code) would own capital stock of the Company or hold outstanding options to purchase stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or any Subsidiary or (ii) such option would permit his or her rights to purchase stock under all employee stock purchase plans (described in Section 423 of the Code) of the Company and its Subsidiaries to accrue at a rate that exceeds $25,000 of the Fair Market Value of such stock (determined at the time the option is granted) for each calendar year in which such option is outstanding at any time.

5.

Offering Periods. The Plan shall be implemented by a series of Offering Periods, each of which shall be six (6) months in duration, with new Offering Periods commencing on or about January 1 and July 1 of each year (or such other times as determined by the Committee). The Committee shall have the authority to change the duration, frequency, start and end dates of Offering Periods.

6.	Participation.

6.1.Enrollment; Payroll Deductions. An Eligible Employee may elect to participate in the Plan by properly completing an Enrollment Form, which may be electronic, and submitting it to the Company, in accordance with the enrollment procedures established by the Committee. Participation in the Plan is entirely voluntary. By submitting an Enrollment Form, the Eligible Employee authorizes payroll deductions from his or her pay check in an amount equal to at least 1%, but not more than 10% of his or her Compensation on each pay day occurring during an Offering Period (or such other maximum percentage as the Committee may establish from time to time before an Offering Period begins). Payroll deductions shall commence on the first payroll date following the Offering Date and end on the last payroll date on or before the Purchase Date. The Company shall maintain records of all payroll deductions but shall have no obligation to pay interest on payroll deductions or to hold such amounts in a trust or in any segregated account.

6.2.Election Changes. During an Offering Period, a Participant may decrease or increase his or her rate of payroll deductions applicable to such Offering Period only once. To make such a change, the Participant must submit a new Enrollment Form authorizing the new rate of payroll deductions at least fifteen days before the Purchase Date. A Participant may decrease or increase his or her rate of payroll deductions for future Offering Periods by submitting a new Enrollment Form authorizing the new rate of payroll deductions at least fifteen days before the start of the next Offering Period.

6.3.Automatic Re-enrollment. The deduction rate selected in the Enrollment Form shall remain in effect for subsequent Offering Periods unless the Participant (a) submits a new Enrollment Form authorizing a new level of payroll deductions in accordance with Section 6.2, (b) withdraws from the Plan in accordance with Section 10, or (c) terminates employment or otherwise becomes ineligible to participate in the Plan.

7.

Grant of Option. On each Offering Date, each Participant in the applicable Offering Period shall be granted an option to purchase, on the Purchase Date, a number of Common Shares determined by dividing the Participant's accumulated payroll deductions by the applicable Purchase Price; provided, however, that in no event shall any Participant purchase more than 1,250 Common Shares during an Offering Period (subject to adjustment in accordance with Section 18 and the limitations set forth in Section 13 of the Plan).

8.

Exercise of Option/Purchase of Shares. A Participant's option to purchase Common Shares will be exercised automatically on the Purchase Date of each Offering Period. The Participant's accumulated payroll deductions will be used to purchase the maximum number of whole shares that can be purchased with the amounts in the Participant's notional account. No fractional shares may be purchased but notional fractional Common Shares will be allocated to the Participant's ESPP Share Account to be aggregated with other notional fractional Common Shares on future Purchase Dates, subject to earlier withdrawal by the Participant in accordance with Section 10 or termination of employment in accordance with Section 11.

9.

Transfer of Shares. As soon as reasonably practicable after each Purchase Date, the Company will arrange for the delivery to each Participant of the Common Shares purchased upon exercise of his or her option. The Committee may permit or require that the shares be deposited directly into an ESPP Share Account established in the name of the Participant with a Designated Broker and may require that the Common Shares be retained with such Designated Broker for a specified period of time. Participants will not have any voting, dividend or other rights of a shareholder with respect to the Common Shares subject to any option granted hereunder until such shares have been delivered pursuant to this Section 9.

10.	Withdrawal.

10.1.Withdrawal Procedure. A Participant may withdraw from an Offering by submitting to the Company a revised Enrollment Form indicating his or her election to withdraw at least fifteen days before the Purchase Date. The accumulated payroll deductions held on behalf of a Participant in his or her notional account (that have not been used to purchase Common Shares) shall be paid to the Participant promptly following receipt of the Participant's Enrollment Form indicating his or her election to withdraw and the Participant's option shall be automatically terminated. If a Participant withdraws from an Offering Period, no payroll deductions will be made during any succeeding Offering Period, unless the Participant re-enrolls in accordance with Section 6.1 of the Plan.

10.2.Effect on Succeeding Offering Periods. A Participant's election to withdraw from an Offering Period will not have any effect upon his or her eligibility to participate in succeeding Offering Periods that commence following the completion of the Offering Period from which the Participant withdraws.

11.

Termination of Employment; Change in Employment Status. Upon termination of a Participant's employment for any reason, including death, disability or retirement, or a change in the Participant's employment status following which the Participant is no longer an Eligible Employee, which in either case occurs at least thirty days before the Purchase Date, the Participant will be deemed to have withdrawn from the Plan and the payroll deductions in the Participant's notional account (that have not been used to purchase Common Shares) shall be returned to the Participant, or in the case of the Participant's death, to the person(s) entitled to such amounts under Section 17, and the Participant's option shall be automatically terminated. If the Participant's termination of employment or change in status occurs within thirty days before a Purchase Date, the accumulated payroll deductions shall be used to purchase shares on the Purchase Date.

12.	Interest. No interest shall accrue on or be payable with respect to the payroll deductions of a Participant in the Plan.

13.	Shares Reserved for Plan.

13.1.Number of Shares. A total of 500,000 shares of Common Shares have been reserved as authorized for the grant of options under the Plan. The shares of Common Shares may be newly issued shares, treasury shares or shares acquired on the open market.

13.2.Over-subscribed Offerings. The number of Common Shares which a Participant may purchase in an Offering under the Plan may be reduced if the Offering is over-subscribed. No option granted under the Plan shall permit a Participant to purchase Common Shares which, if added together with the total number of Common Shares purchased by all other Participants in such Offering would exceed the total number of Common Shares remaining available under the Plan. If the Committee determines that, on a particular Purchase Date, the number of Common Shares with respect to which options are to be exercised exceeds the number of Common Shares then available under the Plan, the Company shall make a pro rata allocation of the Common Shares remaining available for purchase in as uniform a manner as practicable and as the Committee determines to be equitable.

14.

Transferability. No payroll deductions credited to a Participant, nor any rights with respect to the exercise of an option or any rights to receive Common Shares hereunder may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution, or as provided in Section 17 hereof) by the Participant. Any attempt to assign, transfer, pledge or otherwise dispose of such rights or amounts shall be without effect.

15.

Application of Funds. All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose to the extent permitted by applicable law, and the Company shall not be required to segregate such payroll deductions or contributions.

16.

Statements. Participants will be provided with statements at least annually which shall set forth the contributions made by the Participant to the Plan, the Purchase Price of any  Common Shares purchased with accumulated funds, the number of Common Shares purchased, and any payroll deduction amounts remaining in the Participant's notional account.

17.

Designation of Beneficiary. A Participant may file, on forms supplied by the Committee, a written designation of beneficiary who is to receive any Common Shares and cash in respect of any fractional Common Shares, if any, from the Participant's ESPP Share Account under the Plan in the event of such Participant's death. In addition, a Participant may file a written designation of beneficiary who is to receive any cash withheld through payroll deductions and credited to the Participant's notional account in the event of the Participant's death prior to the Purchase Date of an Offering Period.

18.	Adjustments Upon Changes in Capitalization; Dissolution or Liquidation; Corporate Transactions.

18.1.Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Common Shares, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Common Shares or other securities of the Company, or other change in the Company's structure affecting the Common Shares occurs, then in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, the Committee will, in such manner as it deems equitable, adjust the number of shares and class of Common Shares that may be delivered under the Plan, the Purchase Price per share and the number of Common Shares covered by each outstanding option under the Plan, and the numerical limits of Section 7 and Section 13.

18.2.Dissolution or Liquidation. Unless otherwise determined by the Committee, in the event of a proposed dissolution or liquidation of the Company, any Offering Period then in progress will be shortened by setting a new Purchase Date and the Offering Period will end immediately prior to the proposed dissolution or liquidation. The new Purchase Date will be before the date of the Company's proposed dissolution or liquidation. Before the new Purchase Date, the Committee will provide each Participant with written notice, which may be electronic, of the new Purchase Date and that the Participant's option will be exercised automatically on such date, unless before such time, the Participant has withdrawn from the Offering in accordance with Section 10.

18.3.Corporate Transaction. In the event of a Corporate Transaction, each outstanding option will be assumed or an equivalent option substituted by the successor corporation or a parent or Subsidiary of such successor corporation. If the successor corporation refuses to assume or substitute the option, the Offering Period with respect to which the option relates will be shortened by setting a new Purchase Date on which the Offering Period will end. The new Purchase Date will occur before the date of the Corporate Transaction. Prior to the new Purchase Date, the Committee will provide each Participant with written notice, which may be electronic, of the new Purchase Date and that the Participant's option will be exercised automatically on such date, unless before such time, the Participant has withdrawn from the Offering in accordance with Section 10.

19.	General Provisions.

19.1.Equal Rights and Privileges. Notwithstanding any provision of the Plan to the contrary and in accordance with Section 423 of the Code, all Eligible Employees who are granted options under the Plan shall have the same rights and privileges.

19.2.No Right to Continued Service. Neither the Plan nor any compensation paid hereunder will confer on any Participant the right to continue as an Employee or in any other capacity.

19.3.Rights as Shareholder. A Participant will become a shareholder with respect to the Common Shares that are purchased pursuant to options granted under the Plan when the shares are transferred to the Participant's ESPP Share Account. A Participant will have no rights as a shareholder with respect to Common Shares for which an election to participate in an Offering Period has been made until such Participant becomes a shareholder as provided above.

19.4.Successors and Assigns. The Plan shall be binding on the Company and its successors and assigns.

19.5.Entire Plan. This Plan constitutes the entire plan with respect to the subject matter hereof and supersedes all prior plans with respect to the subject matter hereof.

19.6.Compliance with Law. The obligations of the Company with respect to payments under the Plan are subject to compliance with all applicable laws and regulations. Common Shares shall not be issued with respect to an option granted under the Plan unless the exercise of such option and the issuance and delivery of the Common Shares pursuant thereto shall comply with all applicable provisions of law, including, without limitation, the Securities Act, the Exchange Act, and the requirements of any stock exchange upon which the shares may then be listed.

19.7.Notice of Disqualifying Dispositions. Each Participant shall give the Company prompt written notice of any disposition or other transfer of Common Shares acquired pursuant to the exercise of an option acquired under the Plan, if such disposition or transfer is made within two years after the Offering Date or within one year after the Purchase Date.

19.8.Term of Plan. The Plan shall become effective on the Effective Date and, unless terminated earlier pursuant to Section 19.9, shall have a term of ten years.

19.9.Amendment or Termination. The Committee may, in its sole discretion, amend, suspend or terminate the Plan at any time and for any reason. If the Plan is terminated, the Committee may elect to terminate all outstanding Offering Periods either immediately or once Common Shares have been purchased on the next Purchase Date (which may, in the discretion of the Committee, be accelerated) or permit Offering Periods to expire in accordance with their terms (and subject to any adjustment in accordance with Section 18). If any Offering Period is terminated before its scheduled expiration, all amounts that have not been used to purchase Common Shares will be returned to Participants (without interest, except as otherwise required by law) as soon as administratively practicable.

19.10.Applicable Law. The laws of the State of Ohio shall govern all questions concerning the construction, validity and interpretation of the Plan, without regard to such state's conflict of law rules.

19.11.Shareholder Approval. The Plan shall be subject to approval by the shareholders of the Company within twelve (12) months before or after the date the Plan is adopted by the Board.

19.12.Section 423. The Plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the Code. Any provision of the Plan that is inconsistent with Section 423 of the Code shall be reformed to comply with Section 423 of the Code.

19.13.Withholding. To the extent required by applicable Federal, state or local law, a Participant must make arrangements satisfactory to the Company for the payment of any withholding or similar tax obligations that arise in connection with the Plan.

19.14.Severability. If any provision of the Plan shall for any reason be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereof, and the Plan shall be construed as if such invalid or unenforceable provision were omitted.

19.15.Headings. The headings of sections herein are included solely for convenience and shall not affect the meaning of any of the provisions of the Plan

MMMMMMMMMMMM     MMMMMMMMMMMMMMM  C123456789   000000000.000000 ext 000000000.000000 ext  000000000.000000 ext 000000000.000000 ext  000004    ENDORSEMENT_LINE______________ SACKPACK_____________ 000000000.000000 ext 000000000.000000 ext  MMMMMMMMM  MR ASAMPLE  DESIGNATION (IF ANY)  ADD 1  ADD 2  ADD 3  ADD 4  ADD 5  ADD 6   Using a black ink pen, mark your votes with an X as shown in this example.  Please do not write outside the designated areas.    Your vote matters – here’s how to vote!   You may vote online or by phone instead of mailing this card.    Online  Go to www.investorvote.com/AGYS or scan  the QR code — login details are located in  the shaded bar below.   Phone   Call toll free 1-800-652-VOTE (8683) within  the USA, US territories and Canada   Save paper, time and money!  Sign up for electronic delivery at  www.investorvote.com/AGYS   2020 Annual Meeting Proxy Card 1234 5678 9012 345  •  IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. •    Proposals — The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposals 2 – 6.A  1. Election of Directors:  +  01 - Donald A. Colvin 02 - Dana Jones 03 - Jerry Jones  04 - Michael A. Kaufman 05 - Melvin L. Keating 06 - John Mutch  07 - Ramesh Srinivasan    Mark here to voteFOR all nominees    Mark here toWITHHOLD vote from all nominees   01 020304050607   For All EXCEPT - To withhold a vote for one or more nominees, mark the   box to the left and the corresponding numbered box(es) to the right.    For Against Abstain For Against Abstain   2. Approval of the issuance of common stock and additional Series  3. Approval of the Agilysys, Inc. 2020 Equity Incentive Plan  A Convertible Preferred Stock (the “Convertible Preferred  Stock”) issuable pursuant to the terms of the Convertible  Preferred Stock to the holders of Convertible Preferred Stock  in accordance with NASDAQ Listing Rule 5635(b)  4. Approval of the Agilysys, Inc. Employee Stock Purchase Plan  5. Approval, on a non-binding advisory basis, of the compensation  of our named executive officers set forth in the attached  Proxy Statement  6. Ratification of the appointment of Grant Thornton LLP as our In their discretion, the proxies are authorized to vote upon  independent registered public accounting firm for the fiscal   such other business as may properly come before the Annual  year ending March 31, 2021 Meeting or any adjournments thereof   Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. B  Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.  Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.    MR A SAMPLE (THIS AREA IS SET UPTOACCOMMODATE   C 1234567890 JNT   140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND  MR ASAMPLE AND MR ASAMPLE AND MR ASAMPLE AND  1UPX  467079  MR ASAMPLE AND MR ASAMPLE AND MR ASAMPLE AND   MMMMMMM  +    03C00C

The 2020 Annual Meeting of Shareholders of Agilysys, Inc. will be held on  Thursday, November 19, 2020 at 3:00pm EST, virtually via the internet at http://www.meetingcenter.io/258450262.   To access the virtual meeting, you must have the information that is printed in the shaded bar  located on the reverse side of this form.   The password for this meeting is — AGYS2020.   Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders.  The material is available at: www.agilysys.com/en/company/investor-relations    Small steps make an impact.   Help the environment by consenting to receive electronic  delivery, sign up at www.investorvote.com/AGYS    •  IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. •    Agilysys, Inc.   +    Notice of 2020 Annual Meeting of Shareholders  Proxy Solicited by Board of Directors for Annual Meeting — November 19, 2020   Kyle Badger and Ramesh Srinivasan, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the  undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Agilysys, Inc. to be  held on November 19, 2020 or at any postponement or adjournment thereof.   Shares represented by this proxy will be voted as directed by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR  the election of the Board of Directors and FOR items 2-6.  In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.  (Items to be voted appear on reverse side)   Non-Voting Items C  Change of Address — Please print new address below. Comments — Please print your comments below.   +